Exhibit 3.1

21 January 2008 (Sydney, Australia)

Share Sale and Purchase Agreement

The persons whose names and addresses are listed in Item 1 of Schedule 1 (CIH Vendors)

The persons whose names and addresses are listed in Item 2 of Schedule 1 (MD Vendors)

Collotype International Holdings Pty Limited (CIH)

Collotype Labels International Pty Limited (Collotype Labels International)

Multi-Color Corporation (Purchaser)

Jones Day

Lawyers

Chifley Square

Level 18, 2 Chifley Square

Sydney NSW 2000

Tel: 61 2 8272 0500    Fax: 61 2 8272 0599

www.jonesday.com

Date	21 January 2008 (Sydney, Australia)

Parties

The Persons whose names and addresses are listed in Item 1 of Schedule 1 (CIH Vendors)

The Persons whose names and addresses are listed in Item 2 of Schedule 1 (MD Vendors)

Collotype International Holdings Pty Limited ACN 007 628 015 of 381 South Road, Mile End, South Australia 5031 (CIH)

Collotype Labels International Pty Limited ACN 068 409 478 of 381 South Road, Mile End, South Australia 5031 (Collotype Labels International)

Multi-Color Corporation, a company incorporated in the State of Ohio, United States with registered company number 652876 of 50 E-Business Way, Sharonville, OH 45241 USA (Purchaser)

Background

A	Each CIH Vendor is the registered holder of the CIH Shares as set out opposite that CIH Vendor’s name in Item 1 of Schedule 1.

B	Each MD Vendor is the registered holder of the MD Shares as set out opposite that MD Vendor’s name in Item 2 of Schedule 1.

C	Collotype Labels International is the holder of the Collotype Labels USA Shares.

D	Prior to Completion, CIH will cause the Excluded Assets to be divested, on the terms and subject to the conditions set out in this Agreement.

E	Prior to Completion: (i) CIH will cause legal and beneficial title to the US Printing Presses to be transferred to Collotype Labels International, in return for the issue of shares in Collotype Labels International to CIH; and (ii) Collotype Labels International will then contribute the US Printing Presses to the capital of Collotype Labels USA, in each case, on the terms and subject to the conditions set out in this Agreement.

F	Prior to Completion, Collotype Labels International will sell the Collotype Labels USA Shares to the Purchaser and the Purchaser will buy the Collotype Labels USA Shares on the terms and subject to the conditions set out in this Agreement.

G	Prior to Completion, the Purchaser will make the Pre-Completion Loan to CIH on the terms and subject to the conditions set out in this Agreement.

H	Prior to Completion, CIH will cause the Pre-Completion Dividends and Magnus Donners will cause the MD Dividends to be paid on the terms and subject to the conditions set out in this Agreement.

I	At Completion, the MD Vendors will sell and the Purchaser will purchase the full legal and beneficial ownership in the MD Shares on the terms and subject to the conditions set out in this Agreement.

J	At Completion, the CIH Vendors will sell and the Purchaser will purchase the full legal and beneficial ownership in the CIH Shares on the terms and subject to the conditions set out in this Agreement.

K	Immediately after Completion, the Collotype Labels International RSA Share Subscription will be completed, the Post-Completion Loans will be made, and the Purchase of Minority Interests will be completed, in each case, on the terms and subject to the conditions set out in this Agreement.

Agreed terms

1	Interpretation

1.1	Definitions

In this Agreement:

ABN has the meaning given to that term in the Tax Law.

Accounts means the CIH Accounts and the MD Accounts.

Accounts Date means 30 June 2007.

ACDC means the Australian Commercial Disputes Centre Limited.

Acquisition Transaction has the meaning given in clause 6.5(a)(i).

AFC Charge means the registered floating charge over CIH in favour of Australasian Finance Co Proprietary Limited ACN 007 562 281 (which originally had South Australian Company Number (SA) C0006333M and was subsequently known as Deckert & Roney Pty Limited before being deregistered) dated 19 January 1965 with charge number 303248; provided, however, that, as more specifically set forth in Warranty 60, Vendors have unconditionally warranted that such charge is not valid or enforceable and does not secure any obligations or indebtedness.

Affiliate means, with respect to any Person, any Person that would be considered to be an affiliate of such Person under Rule 144(a) of the rules and regulations of the SEC, as in effect on the date hereof if such Person were issuing securities.

AFSL Holder means a holder in good standing of an Australian financial services license.

AFSL Offer Statements and Acknowledgments means: (a) a written statement of, and signed by, an AFSL Holder’s reasons for being satisfied that a given Minority Interest Holder has previous experience in investing in securities that allows such Minority Interest Holder to assess the merits of the offer of Multi-Color Shares, the value of the Multi-Color Shares being offered, the risks involved in accepting the offer, the Minority Interest Holder’s information needs and the adequacy of the information being given by Purchaser; and (b) a written acknowledgement signed by such Minority Interest Holder confirming that such Minority Interest Holder has not received a formal disclosure document (as would otherwise be required under part 6D.2 of the Corporations Act) in relation to such offer.

Agreement means this Share Sale and Purchase Agreement, including all Schedules, Annexures and other documents expressly incorporated by reference as amended and modified from time to time in accordance with its terms.

Ancillary Transaction Documents means (a) the Beneficiary Letters (b) the Purchase of Minority Interest Documentation; (c) the Collotype Labels International RSA Share Subscription; (d) the Completion Shares Allocation Certificate; (e) the Confirmation Statement; (f) the Intercompany Loan; (g) the Divestiture Plan; (h) the MD Divestiture Plan;

(i) the Net Debt Statement; (j) the Payment Direction; (k) the promissory notes evidencing the Pre-Completion Loan and the Post-Completion Loans; (l) the Senior Executive Employment Agreements (m) the Pledged Property Escrow Agreement; (n) the Shareholder Agreements; (o) the Sophisticated Investor Certificates, the AFSL Offer Statements and Acknowledgments, and other certificates required to be delivered pursuant to clause 8.2(b)(xxiii); (p) the Specified Matters Certificate; (q) the Vineland Property Agreement; (r) the Purchase Price Statement; (s) any other documents, agreements, or instruments delivered pursuant to clauses 4, 8.2, 8.5, 9.5, 9.8, 9.9, 9.10, 9.11, 9.12, 14, or 17; and (t) any agreement, document, or instrument entered into to effect the Divestiture Plan, the MD Divestiture Plan, the US Printing Presses Transaction, the Pre-Completion Dividends, or the MD Dividend; provided, however, that, notwithstanding the foregoing, the Ancillary Transaction Documents do not include any agreement, document, or instrument delivered pursuant to clause 8.2(b)(xxv) to the extent that none of the Vendors, nor any Sale Company nor any Pre-Completion Group Companies are a party thereto.

ASIC means the Australian Securities and Investments Commission.

Assets means all right, title and interest of the Post-Completion Group and Magnus Donners in:

(a)	the Business Records;

(b)	the Plant and Equipment;

(c)	the Intellectual Property;

(d)	the Goodwill;

(e)	the Inventory;

(f)	the Receivables;

(g)	the Contracts;

(h)	the Equipment Leases;

(i)	the Property Leases; and

(j)	any and all other tangible and intangible assets owned by any Post-Completion Group Company or Magnus Donners;

in each case, other than the MD Excluded Assets and the Excluded Assets.

Australian Accounting Standards means in respect of any accounting standard or practice relevant to any of the Post-Completion Group Companies or Magnus Donners:

(a)	the applicable accounting standards under the Corporations Act (being the Australian International Financial Reporting Standards) and mandatory professional reporting requirements; and

(b)	to the extent that the standards and requirements referred to in paragraph (a) above do not apply or do not clearly govern any particular aspect of the preparation of financial statements, the standards, practices and policies applied in preparing the Accounts prior to Completion.

Australian Court Searches means (where available and permitted) public searches of the current matter lists of the Federal Court of Australia (as at 18 December 2007) and in the Supreme Courts of New South Wales (as at 21 December 2007), Victoria (as at 27

December 2007), South Australia (as at 14 December 2007), Queensland (as at 18 December 2007), Western Australia (as at 14 December 2007), Tasmania (as at 17 December 2007), the Northern Territory (as at 14 December 2007) and the Australian Capital Territory (as at 17 December 2007) in relation to the Post-Completion Group Companies and Magnus Donners.

Authorisation means any consent, registration, filing, agreement, notarisation, certificate, licence, approval, permit, authority or exemption, by or with a Governmental Agency.

Average Closing Price means the average closing price of a Multi-Color Share on the NASDAQ Exchange for each of the 30 consecutive days on which such exchange is open for trading immediately prior to the Purchase Price Calculation Date.

Barossa Printmasters means Barossa Printmasters Pty Limited ACN 008 212 539.

Beneficiaries means each of the beneficial interest holders specified in Schedule 1 that hold a beneficial interest and title in a portion of the Sale Shares, but do not hold the legal title thereto immediately prior to Completion.

Beneficiary Letters means letters from the authorised representatives of the Beneficiaries approving the entry into this Agreement and the other Transaction Documents.

Business means the business carried on by the Post-Completion Group as at the Completion Date.

Business Day means: (a) for receiving notice under clause 17, a day that is not a Saturday, Sunday, bank holiday, or public holiday in the place where the notice is received; and (b) for all other purposes, a day which is not a Saturday, Sunday or bank or public holiday in New York, New York, USA.

Business Premises means the premises located at ‘Collotype Labels’ 381 South Road, Mile End, South Australia 5031 and any other premises used in the Business at Completion.

Business Records means all books, files, reports, records, correspondence, documents, data, programmes, software and other material (in whatever form) owned by the Post-Completion Group and Magnus Donners or used in the Business, including:

(a)	sales literature;

(b)	all financing records;

(c)	all sales and purchasing records;

(d)	all trading and financial records;

(e)	lists of all regular suppliers and customers; and

(f)	all minute books, statutory books and registers and books of account.

Call Option Deeds means the deeds, in substantially the form attached as Annexure E, to be entered into prior to Completion by each of the Minority Interest Holders (other than the Minority Interest Holders in Collotype Labels RSA) and the applicable Post-Completion Group Company that is acquiring the applicable Minority Interests.

Cash Equivalent means: (i) short-term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value; and (ii) such other short term highly liquid investments approved in writing by the Purchaser.

CIH Accounts means the audited consolidated financial statements of the Pre-Completion Group as at the Accounts Date (including all statements, reports and notes attached to, or forming part of, such accounts), set out as Part 1 of Annexure A.

CIH Dividend means a fully franked dividend of up to $50 million to be paid by CIH to the CIH Vendors and Magnus Donners for an amount determined by the Vendors’ Representative (by way of written notice to the Purchaser) on or before the Purchase Price Calculation Date.

CIH EBITDA has the meaning set forth on Schedule 15.

CIH EBITDA Response has the meaning set forth in clause 9.11(b).

CIH EBITDA Statement has the meaning set forth in clause 9.11(a).

CIH Shares means the number and class of shares in CIH set out opposite each CIH Vendor’s name in Item 1 of Schedule 1.

CIH Tax Warranty has the meaning given in clause 11.1(d).

Claim means any claim, cost, damages, debt, expense, Tax, liability, loss, allegation, demand, proceeding, suit, litigation, action or cause of action or proceeding of any kind irrespective of:

(a)	how or when it arises;

(b)	whether actual, prospective, or contingent, whether liquidated or contingent, whether known or unknown, and whether now existing or hereafter arising;

(c)	whether or not it is in respect of legal or other costs, damages, expenses, fees or losses;

(d)	whether or not it is in respect of a breach of trust or a fiduciary or other duty or obligation; and

(e)	whether or not it arises at law or in any other way,

and includes any claim, right, or remedy arising under or in connection with this Agreement.

Code means the United States Internal Revenue Code of 1986.

Collopack Solutions means Propack Systems LLC d/b/a Collopack Solutions, LLC a limited liability company organized in the State of California, USA.

Collotype BSM means Collotype BSM Labels Pty Limited ACN 007 665 189.

Collotype iPack means Collotype iPack Pty Limited ACN 120 050 160.

Collotype Labels means Collotype Labels Pty Limited ACN 007 514 856.

Collotype Labels Espana means Collotype Internacional Espana S.L., a company incorporated in Spain with fiscal identification number B99122269.

Collotype Labels International Amount means an amount (in RAND) equal to the sum of the purchase price payable by Collotype Labels International RSA under the Collotype Labels RSA Sale of Shares Agreement to acquire the Minority Interests in Collotype Labels RSA, minus R 1,000,000.

Collotype Labels International RSA means Collotype Labels International (RSA) (Pty) Ltd a company incorporated in the Republic of South Africa with registered company number Reg 1998 / 014683/07.

Collotype Labels International RSA Share Subscription means the subscription for ordinary shares in the share capital of Collotype Labels International RSA by Collotype Labels International and the allotment and issue of such shares by Collotype Labels International RSA, for an amount (in Rand) equal to the Collotype Labels International Amount, in each case, on such terms as may be reasonably agreed to by Collotype Labels International RSA, Collotype Labels International, and Purchaser prior to Completion, and will be evidenced by an subscription agreement by and between Collotype Labels International RSA, Collotype Labels International, and Purchaser.

Collotype Labels RSA means Collotype Labels RSA Pty Limited, a company incorporated in the Republic of South Africa with registered company number Reg 1999/ 009315/07.

Collotype Labels RSA Sale of Shares Agreement means the agreement, in substantially the form attached as Annexure H, to be entered into prior to Completion by the Minority Interest Holder in Collotype Labels RSA and Collotype Labels International RSA.

Collotype Labels USA means Collotype Labels USA Inc., a company incorporated in the State of California, United States, with registered company number C2056785, of 21 Executive Way, Napa, CA 94558 USA.

Collotype Labels USA Purchase Price means the price (for the avoidance of doubt, in Australian dollars) payable by the Purchaser in relation to the purchase of the Collotype Labels USA Shares, being an amount equal to the fair market value, as determined by the Purchaser, of the Collotype Labels USA Shares; which fair market value, Multi-Color agrees will not be greater than USD 50 million (using the Westpac Conversion Rate).

Collotype Labels USA Shares means all issued and outstanding shares in Collotype Labels USA on the Completion Date.

Colourcraft Labels means Colourcraft Labels Pty Limited ACN 003 411 194.

Completion means completion of the sale and purchase of the Sale Shares in accordance with clause 8.

Completion Date means the date on which Completion occurs.

Completion Shares means an aggregate of 2,026,000 Multi-Color Shares to be issued on the Completion Date in partial satisfaction of payment of the Purchase Price in accordance with the Completion Shares Allocation Certificate, the Payment Direction, and the terms of this Agreement, which Completion Shares will be issued (electronically on a book entry basis) to the Persons identified in the Completion Shares Allocation Certificate to their respective accounts maintained with the Transfer Agent.

Completion Shares Allocation Certificate means that certain certificate, dated as of the Operative Date, executed and delivered by Vendors’ Representative and accepted by Purchaser that sets forth the allocation, issuance, and transfer instructions with respect to the Completion Shares.

Completion Shares Transfers means the transfers of a portion of Completion Shares, as more particularly described in clause 5.2(c)(iv), which transfers have been requested by

Vendors and, subject to the terms of this Agreements, Purchaser has agreed to make such transfers on behalf of Vendors.

Completion Share Value has the meaning given in clause 7.2(d).

Compulsory Shares means the portion of the Completion Shares identified as “Compulsory Shares” in the Completion Shares Allocation Certificate.

Conditions means the Conditions precedent set out in clause 4.1.

Confidential Information in relation to a Party means all information relating to that Party in whatever form (including verbal, or recorded on paper or by electronic means) including all financial, operational and technical information, trade secrets, ideas, concepts, know-how, processes and knowledge of a Party, but excluding information which must be disclosed by a recipient pursuant to law or the rule of a recognised stock exchange or becomes known or generally available to the public, except as a result of a breach of any obligation of confidence owed by the recipient (in which case such information will be deemed to be Confidential Information).

Confirmation Statement has the meaning given in clause 9.9(a).

Contract means those contracts, agreements, arrangements or commitments entered into by any Post-Completion Group Company and which are, in whole or in part, not fully performed as at the Completion Date, including:

(a)	supply agreements with suppliers of the Post-Completion Group; and

(b)	sales and service agreements with customers of the Post-Completion Group.

Conversion Rate means, as the context may require, with respect to the calculation of any amount, payment, or claim, the rate for the conversion of U.S. dollars (USD), Australian dollars ($), or South African Rand (R), as applicable, to the applicable currency as published by The Wall Street Journal in the “Currencies” section of the Money & Investing section on the Business Day immediately prior to the date of such calculation.

Corporations Act means the Corporations Act 2001 (Cth).

C & E Capsules means C & E Capsules, Inc., a company incorporated in the State of California, United States with registered company number C2713966.

C & E ANZ means C & E Closures ANZ Pty Limited ACN 115 512 608.

Data Room Materials means the documents and other information relating to the Pre-Completion Group, Magnus Donners, and the Business disclosed to the Purchaser or its advisers by or on behalf of the Vendors an index for which is set out in Annexure B.

Disclosure Materials means:

(a)	the Data Room Materials;

(b)	all information filed in relation to the Post-Completion Group Companies and the Sale Companies which would be revealed by the conduct of an ASIC company search or of a Company and Intellectual Property Registration Office company search in the Republic of South Africa on the day which is two (2) Business Days prior to the date of this Agreement;

(c)

all information filed or recorded in relation to the Post-Completion Group Companies and the Sale Companies which would be revealed by the conduct of searches of the public registers maintained by IP Australia or similar intellectual property public registers in the Republic of South Africa on the day which is two (2) Business Days prior to the date of this Agreement;

(d)	all information filed or recorded in relation to the Business Premises which would be revealed by the conduct of searches of the public registers maintained by the property titles offices in each State or Territory of Australia or similar public registers in the Republic of South Africa on the day which is two (2) Business Days prior to the date of this Agreement;

(e)	the results of the Australian Court Searches and the RSA Court Searches on the day which is two (2) Business Days prior to the date of this Agreement;

(f)	the results of Uniform Commercial Code lien, state tax lien, judgment lien, and federal tax lien searches conducted at the California Secretary of State for the following names as of the following dates: (i) Collotype Labels USA Inc. as of December 2, 2007; (ii) C&E Capsules Inc. as of December 2, 2007; ColloPack Solutions LLC as of December 2, 2007; (iv) Collotype Labels International, Inc. as of December 5, 2007; and (v) Propack Systems LLC as of December 5, 2007;

(g)	state tax lien, judgment lien, fixture lien and federal tax lien searches conducted at the Napa County, California recorder’s office for the following entities as of the following dates: (i) Collotype Labels USA Inc. as of December 5, 2007; (ii) C&E Capsules Inc. as of December 2, 2007; (iii) Collotype Labels International, Inc. as of December 6, 2007; and (iv) Propack Systems LLC as of December 6, 2007; and

(h)	Intellectual property searches conducted at the U.S. Patent and Trademark Office for the following entities as of December 11, 2007: (i) Tropical Rain Nominees Pty Ltd; (ii) Magnus Donners Pty Ltd; (iii) RG Teakle Pty Ltd; (iv) Collotype International Holdings Pty Ltd; (v) Collotype Labels International Pty Ltd; (vi) C&E Capsules (ANZ) Pty Ltd; (vii) Collotype Labels Pty Ltd; (viii) Collotype BSM Pty Ltd; (ix) Ever-Redi Press Pty Ltd; (x) Barossa Printmasters Pty Ltd; (xi) Collotype Labels USA Inc.; (xii) Collotype Labels International Inc.; (xiii) Propak Systems LLC; (xiv) Collopack Solutions LLC; (xv) C&E Capsules Inc.; (xvi) Collocap USA Inc.; (xvii) Collotype Labels International (RSA) Pty Ltd; (xviii) Collotype Labels RSA Pty Ltd; (xix) Paarl Labels; (xx) Collotype Labels Espana; (xxi) Collotype iPack Pty Ltd; (xxii) Nationwide Labels Pty Ltd; and (xxiii) Colourcraft Labels Pty Ltd.

Dispute means any dispute that arises out of, or is in any way in connection with, or otherwise relates to the Transaction Documents, or the breach, termination, validity or subject matter hereof, or as to any related Claim at Law, in equity or pursuant to any statute (apart from any disputes arising out of the calculation of the Purchase Price or the Purchase Price Payment).

Divesture Plan means the Vendors’ plan in respect of the divesture of the Excluded Assets, which plan: (i) is more particularly described in a Memorandum, dated 16 January 2008 (a copy of which was provided to Purchaser), from John Tucker and Kale Rigano, Rankines Solicitors, to Sharon Birkett, with a subject line entitled “Divestment of Excluded Entities” (as the same may be amended from time to time with the prior written consent of Vendors’ Representative and Purchaser); and (ii) subject to the terms and conditions of this Agreement (including the Excluded Assets Indemnity), was approved by the Purchaser, provided, however, that, notwithstanding the foregoing, the Purchaser’s approval of, or a consent to an amendment to, the Divestiture Plan does not prejudice or adversely affect the Purchaser’s rights and remedies arising under, or in connection with, the Transaction Documents (including the right to seek indemnification under the Excluded Assets Indemnity).

Encumbrance means a right, interest or power:

(a)	reserved in or over an interest in any asset; or

(b)	created or otherwise arising in or over any interest in any asset under any mortgage, charge, security interest, pledge, lien, hypothecation, trust or bill of sale or other security interest created by operation of law or otherwise, by way of security for the payment of a debt or other monetary obligation or the performance of any other obligation.

Environmental Laws means all Commonwealth, State, Territory, United States (federal, state, and local), and South Africa environmental Laws.

Equipment Leases means the agreements under which the Leased Equipment is leased by the Post-Completion Group.

Escrow Agent means U.S. Bank National Association, and its successors and assignees.

Exchange Act means the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder).

Excluded Assets means: (i) the shares, options and other securities of, the businesses of, and all right, title, and interest relating to: (A) C&E Capsules; (B) C&E ANZ; (C) Collopack Solutions; and (D) Collotype Labels Espana; (ii) any and all right, title, and interest relating to an amount payable by C&E Capsules to Collotype Labels USA in the approximate amount of USD 400,000; (iii) a loan in the approximate principal amount of $1,500,000 owing by C&E ANZ to CIH; and (iv) a loan in the approximate principal amount of $642,000 owed by Collotype Labels Espana to Collotype Labels International.

Excluded Assets Indemnity has the meaning given in clause 11.4(a).

Excluded Assets Retention Amount means an amount of $768,764.

Excluded Assets Tax Amount has the meaning set forth in clause 9.14(a).

Excluded Tax Matters means: (a) any Taxes not yet due and payable as of the Completion Date; and (b) any Negative Tax Impact arising as a result of: (i) the US Printing Presses Transaction described in clause 2.2; or (ii) the acquisition of Collotype Labels USA in accordance with clause 2.3 (excluding the Intercompany Loan).

Expert means a top tier firm of chartered accountants agreed between the Vendors’ Representative and the Purchaser or failing agreement within 5 Business Days of the Vendors’ Representative or the Purchaser giving notice that they require any dispute to be resolved by an Expert, a chartered accountant of at least 10 years standing appointed by the president for the time being of the Institute of Chartered Accountants in Australia, South Australian Branch (or his or her nominee).

Ever-Redi Press means Ever-Redi Press Pty Limited ACN 115 294 267.

Final End Date means 31 March 2008 or such other date as is agreed by the Purchaser and the Vendors’ Representative in writing.

Frankhuisen means John Andrew Frankhuisen of 21 Plane Tree Drive, Craigmore, South Australia 5114.

General Indemnity has the meaning given in clause 11.3(a).

Goodwill means the goodwill in the Business.

Governmental Agency means the government of the Commonwealth of Australia, the United States of America, and the Republic of South Africa, and any State, Territory, Province or locality of the Commonwealth of Australia, the United States of America, and the Republic of South Africa (including any administrative or judicial body, department, commission, ministry, authority, instrumentality, tribunal, agency or entity of any such government), and any other governmental, quasi-governmental or regulatory authority or any self-regulatory organisation in the Commonwealth of Australia, the United States of America, and the Republic of South Africa.

GST has the meaning given to that expression in GST Law.

GST Act means A New Tax System (Goods and Services Tax) Act 1999.

GST Law has the meaning given to that expression in the GST Act.

HOA means the Heads of Agreement, dated 2 November 2007, relating to the transactions contemplated by this Agreement.

Immediately Available Funds means bank cheque or telegraphic transfer of cleared funds to an account nominated by the payee.

Indemnified Parties means the Purchaser, each Post-Completion Group Company, Magnus Donners, and each of their respective Affiliates or Related Bodies Corporate (with each being an Indemnified Party), in each case, excluding the Vendors, Vinecombe, Teakle, C&E Capsules, C&E ANZ, Collopack Solutions, and Collotype Labels Espana.

Initial End Date means 31 January 2008.

Initial Pledged Cash means an amount equal to $5,000,000.

Intellectual Property means:

(a)	all registered and unregistered copyright in any drawings, plans, specifications, computer programs, email addresses, internet domain names, software licences, computer data bases and software technology used by the Post-Completion Group;

(b)	all logos, symbols, trade marks, service marks, trade names, business names, design rights, patents, discoveries, inventions, innovations, improvements and circuit layout rights and any applications in respect of such pending (whether or not registered or registrable) used by the Post-Completion Group;

(c)	all rights subsisting in trade secrets and all rights subsisting in financial, marketing and technical information, ideas, concepts, know-how, technology, processes and knowledge which is confidential or of a sensitive nature (but excluding that which is in the public domain) used by the Post-Completion Group;

(d)	all rights subsisting in business names used by the Post-Completion Group and the reputation and goodwill associated with such;

(e)	all rights subsisting in domain names used by the Post-Completion Group; and

(f)	all other Intellectual Property Rights used by the Post-Completion Group.

Intellectual Property Licences means all agreements under which the Post-Completion Group has the right to use, but not ownership of, Intellectual Property Rights.

Intellectual Property Rights includes copyright (and future copyright), trade mark, design, patent, semiconductor and circuit layout rights, service marks, domain names, business names, moral rights, rights in respect of trade secrets and other confidential information, and all other rights generally falling within the scope of this term, whether registered or unregistered and whether registrable or not and existing anywhere in the world.

Intercompany Loan means a loan from Collotype Labels International to CIH in the amount equal to the difference between the Collotype Labels USA Purchase Price and the amount of the Pre-Completion Dividend to be paid by Collotype Labels International to CIH, on such terms and conditions as may be established by Vendors and consented to by Purchaser (which consent will not be unreasonably withheld).

Inventory means all raw materials, work in progress and finished goods (including labels, paper, ink, printing press, consumables, packaging and packaging materials), of each Post-Completion Group Company wherever located.

Key Employees means the key employees of the Post-Completion Group as specified in Schedule 5.

Law means:

(a)	statutes, regulations or by-laws of the Commonwealth, a State, a Territory, the United States, any state or locality of the United States, the Republic of South Africa, any province or locality of the Republic of South Africa, or a Government Agency;

(b)	requirements and approvals (including conditions) of the Commonwealth, a State, a Territory, the United States, any state or locality of the United States, the Republic of South Africa, any province or locality of the Republic of South Africa, or a Government Agency that have the force of law; and

(c)	rules and regulations of the SEC and the NASDAQ exchange.

Leased Equipment means the leased plant and equipment used by the Post Completion Group as set out in Schedule 4.

Leasehold Property means the Vineland Leasehold Property and all other property leased by the Post-Completion Group as at Completion, as listed in Schedule 4.

Liability means all liabilities (whether liquidated or unliquidated, whether known or unknown, and whether now existing or hereafter arising), losses, debts, allegations, demands, actions, damages, claims, costs, and expenses of any description (including legal fees on a solicitor and client basis).

Loss means any loss (including, where applicable, lost profits), damage, Liability, cost, diminution in value or deficiency of any kind or character which a Person pays, suffers or incurs or is liable for, including all:

(a)	Liabilities on account of Tax;

(b)	interest and other amounts payable to third parties; and

(c)	reasonable legal and other costs incurred in connection with investigating, prosecuting, resolving, analysing, or defending any Claim, whether or not resulting in any Liability, and all amounts paid in settlement of any Claim;

provided that the amount of any Loss shall be adjusted to reflect any net Tax benefit actually realised by such Person after taking into account any Tax detriment arising from such Person’s incurrence or payment of such Losses and such Person’s receipt of an indemnity payment pursuant to this Agreement.

Magnus Donners means Magnus Donners Pty Limited, ACN 008 102 207.

Magnus Donners Indemnity has the meaning given in clause 11.6(a).

Maher means David Maher of Lot 63, Windsor Avenue, Hahndorf, South Australia 5245.

Management Accounts means the unaudited consolidated management accounts for the Pre-Completion Group for each full calendar month during the period commencing on the Accounts Date and ending on the Completion Date.

MD Accounts means the financial statements of Magnus Donners as at the Accounts Date (including all statements, reports and notes attached to, or forming part of, such accounts), set out as Part 2 of Annexure A.

MD CIH Shares means the 1,074,194 “MD shares” of CIH owned by Magnus Donners.

MD Divesture Plan means the Vendors’ plan in respect of the divesture of the MD Excluded Assets, which plan: (i) is more particularly described in an e-mail, dated 30 December 2007 (together with the e-mails attached thereto and included therein) (a copy of which was provided to Purchaser), from Richard Brooks of Pitcher Partners to Kale Rigano of Rankines Solicitors and Rogers Drew of PricewaterhouseCoopers LLP (as the same may be amended from time to time with the prior written consent of Vendors’ Representative and Purchaser); and (ii) subject to the terms and conditions of this Agreement (including the Magnus Donners Indemnity), was approved by the Purchaser, provided, however, that, notwithstanding the foregoing, the Purchaser’s approval of, or consent to an amendment to, the MD Divestiture Plan does not prejudice or adversely affect the Purchaser’s rights and remedies arising under, or in connection with, the Transaction Documents (including the right to seek indemnification under the Magnus Donners Indemnity).

MD Dividend means a fully franked dividend of up to $45 million to be paid by MD to Vineland Pty Limited ACN 068 400 251 in its capacity as trustee for the Teakle Family Trust immediately prior to Completion, but only to the extent that Magnus Donners actually has cash on hand or property (other than the MD CIH Shares) in an amount equal to such dividend and uses such cash on hand and property (other than the MD CIH Shares) to pay such dividend.

MD Excluded Assets means all assets of Magnus Donners other than the MD CIH Shares.

MD Liabilities means any and all Liabilities of Magnus Donners.

MD Shares means the number and class of shares in Magnus Donners set out opposite each MD Vendor’s name in Item 2 of Schedule 1.

MD Tax Warranty has the meaning given in clause 11.1(e).

Minority Interests means all shares, options over shares, derivatives, other securities convertible into shares, and any other equity interests in and to:

(a)	Ever-Redi Press;

(b)	Barossa Printmasters;

(c)	Collotype Labels RSA;

(d)	Nationwide Labels; and

(e)	Colourcraft Labels,

held by Persons other than the Post-Completion Group Companies prior to Completion.

Minority Interests Holders means the holders of the Minority Interests set out in Schedule 3, which constitute all of the holders of the Minority Interests.

Minority Interests Indemnity has the meaning given in clause 11.5(a).

Minority Interests Purchase Price means the aggregate amount payable (whether in cash or in Multi-Color Shares, valued at the Strike Price and using the Westpac Conversion Rate or, with respect to payments in Rand, the applicable Conversion Rate) to acquire the Minority Interests in accordance with the Purchase of Minority Interests Documentation.

Multi-Color Australia means Multi-Color Australia, LLC, a Delaware limited liability company.

Multi-Color Shares means common stock, no par value, of Purchaser.

Multi-Color Share Options means options to purchase Multi-Color Shares granted by the Purchaser pursuant to the Multi-Color Corporation 2003 Stock Option Plan.

NASDAQ Exchange means the over-the-counter market under the NASDAQ Global Market Securities System.

Nationwide Labels means Nationwide Labels Pty Limited ACN 120 050 204.

Negative Tax Impact means, in respect of a Person, an increase in Taxes payable, or a reduction in a Tax benefit, in any past, current, or future period.

Net Debt will be calculated as of the Purchase Price Calculation Date and means the sum of (without duplication):

(a)	the principal of, and accrued and unpaid interest (less prepaid interest) on, all indebtedness of any Post-Completion Group Company or Magnus Donners for money borrowed by that Post-Completion Group Company or Magnus Donners; plus

(b)	all obligations of any Post-Completion Group Company or Magnus Donners under leases that are reflected as capitalised leases on that Post-Completion Group Company’s consolidated financial statements or on Magnus Donners’ financial statements; plus

(c)	indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which any Post-Completion Group Company or Magnus Donners is responsible or liable; plus

(d)	any deferred payments on the installed capital expenditure (that is operational and contributing to earnings) as set out in Item 1 of Schedule 10 of any Post-Completion Group Company or Magnus Donners, but excluding: (i) those items set out in Item 2 of Schedule 10; and (ii) any capital expenditure ordered but not installed and that is not contributing to earnings; plus

(e)	all obligations of any Post-Completion Group Company or Magnus Donners for the reimbursement of any obligor on any letter of credit, banker’s acceptance, or similar credit transaction, but only to the extent such instrument is drawn upon; plus

(f)	excluding any obligations subject to paragraph (d) of this definition, all obligations of any Post-Completion Group Company or Magnus Donners to pay the deferred purchase price of property or services; plus

(g)	without duplication, all obligations of the type referred to in paragraphs (a) through (f), inclusive, of this definition of other Persons for the payment of which any Post-Completion Group Company or Magnus Donners is responsible or liable, directly or indirectly, as obligator, guarantor, surety or otherwise, in each case, only to the extent that the liability, obligation, or indebtedness described in paragraphs (a) through (f), inclusive, of this definition is due and payable; minus

(h)	all cash amounts and Cash Equivalents held by the Post-Completion Group Companies;

provided, that, notwithstanding the foregoing, the following will be excluded from the calculation of Net Debt:

(i)	all cash and Cash Equivalents received by any of the Post-Completion Group Companies with respect to commercial bills (although the Parties acknowledge that the Vendors do not intend to cancel any commercial bills prior to Completion);

(ii)	all cash and Cash Equivalents that constitute Excluded Assets or MD Excluded Assets;

(iii)	all cash and Cash Equivalents that will be used to pay, or received with respect to, the Pre-Completion Dividends or the MD Dividend;

(iv)	the Pre-Completion Loans (and all cash or Cash Equivalent proceeds thereof) and the Post-Completion Loans (and all cash or Cash Equivalent proceeds thereof); and

(v)	all cash and Cash Equivalents that will be used to pay the Minority Interests Purchase Price.

Net Debt Statement means a statement of the Net Debt of the Post-Completion Group prepared and signed by the Vendors’ Representative and calculated as at the Purchase Price Calculation Date, as described in more detail in clause 7.1.

Net Working Capital means the consolidated current assets of the Post-Completion Group less the consolidated current liabilities of the Post-Completion Group.

Operative Date means the date set forth on the cover page to this Agreement.

Owned Intellectual Property Rights means all Intellectual Property Rights owned by the Post-Completion Group but excluding the Intellectual Property Licences.

Parties means each party to this Agreement and Party means any one of them.

Payment Direction means the directions in respect of the payment of the Purchase Price Payment and the issuance of the Completion Shares (in accordance with the Completion Shares Allocation Certificate) and 25,000 Multi-Color Share Options, to be executed and delivered to Purchaser by Vendors’ Representative, on the Purchase Price Calculation Date, in the form as may be reasonably agreed to by Purchaser and the Vendors’ Representative prior to Completion.

Permitted Encumbrance means those Encumbrances set forth on Schedule 11.

Person means any natural person, corporation, limited liability company, group, association, partnership, Governmental Agency, or any other entity and includes a person’s legal personal representatives, successors, assigns and persons substituted by novation.

Plant and Equipment means the plant, equipment, furniture, software, fixtures and fittings owned by, or in the possession of, the Post-Completion Group.

Pledged Cash means: (a) the Initial Pledged Cash; (b) any other cash or Cash Equivalents, from time to time, deposited with or held by the Escrow Agent pursuant to the Pledged Property Escrow Agreement; and (c) any and all interest, income, or proceeds of any of the foregoing.

Pledged Property means: (a) the Pledged Cash; and (b) any other property (including Multi-Color Shares) held by the Escrow Agent pursuant to the Pledged Property Escrow Agreement.

Pledged Property Escrow Agreement means: (a) the Pledge Property Escrow Agreement, in substantially the form attached as Annexure F hereto, to be entered into at or prior to Completion, among the Vendors, the Escrow Agent, the Vendors’ Representative, and the Purchaser; and (b) any amended, amended and restated, or replacement escrow agreement entered into by the parties thereto on substantially the same duration, limits, and other economic and terms and conditions as are provided by, or set forth in, the initial Pledged Property Escrow Agreement, with such changes and value true-up procedures as may be reasonably agreed to by the parties thereto and required to permit the Vendors’ to use Multi-Color Shares (valued at their then market value) transferred (electronically on a deposit withdrawal at custodian (DWAC) basis) to the Escrow Agent as Pledged Property in exchange for any Pledged Property held at that time by the Escrow Agent.

Post-Completion Group means, with each being a Post-Completion Group Company:

(a)	CIH;

(b)	Collotype Labels International;

(c)	Collotype Labels;

(d)	Collotype BSM;

(e)	Ever-Redi Press;

(f)	Barossa Printmasters;

(g)	Collotype Labels USA (which, after Completion, will not be a subsidiary of CIH, but will instead be a direct or indirect subsidiary of the Purchaser);

(h)	Collotype Labels International RSA;

(i)	Collotype Labels RSA;

(j)	Collotype iPack;

(k)	Nationwide Labels; and

(l)	Colourcraft Labels.

Post-Completion Loans means: (i) the loan from Purchaser or one of its Affiliates to CIH in the original principal amount equal to the cash component of the purchase price payable by CIH under the applicable Call Option Deeds to acquire the Minority Interests in Ever-Redi Press and Barossa Printmasters; (ii) the loan from Purchaser or one of its Affiliates to Collotype Labels International in the original principal amount (in Rand) equal to the Collotype Labels International Amount; and (iii) the loan from Purchaser or one of its Affiliates to Collotype iPack in the original principal amount equal to the cash component of the purchase price payable by Collotype iPack under the applicable Call Option Deeds to acquire the Minority Interests in Nationwide Labels and Colourcraft Labels, in each case, which loans will be made immediately after Completion and will be evidenced by a promissory note in substantially the form set forth in Annexure C.

Pre-Completion Group means the Post-Completion Group and:

(a)	C&E Capsules;

(b)	C&E ANZ;

(c)	Collopack Solutions; and

(d)	Collotype Labels Espana

with each being a Pre-Completion Group Company.

Pre-Completion Dividends means: (i) the CIH Dividend; and (ii) the following dividends which will be paid prior to the CIH Dividend to enable the CIH Dividend to be paid: (A) an unfranked dividend of up to $276,578 to be paid by Collotype iPack to CIH; (B) an unfranked dividend of up to $20,000,000 to be paid by Collotype Labels International to CIH; and (C) a fully franked dividend of up to $1,014,000 to be paid by Ever-Redi Press to CIH.

Pre-Completion Loan means the loan (for the avoidance of doubt, in Australian dollars) from Purchaser or one of its Related Bodies Corporate to CIH in the original principal amount of the Pre-Completion Loan Amount, which loan will be made immediately prior to Completion and will be evidenced by a promissory note in substantially the form set forth in Annexure D.

Pre-Completion Loan Amount means the amount (for the avoidance of doubt, in Australian dollars), if any, by which the amount of the CIH Dividend exceeds the Collotype Labels USA Purchase Price.

Proceeding means any claim, suit or litigation whether civil, criminal, administrative or by way of arbitration, before any arbitrator, expert or Governmental Agency.

Property Leases means the leases of the Leasehold Property.

Proposed Completion Date means the 4th Business Day after the Parties are ready, willing, and able to satisfy, or the Parties waive, the Conditions or such other date as is agreed upon by the Purchaser and the Vendors’ Representative in writing.

Purchase Price means an amount equal to the sum of the Purchase Price Base, less Net Debt, as calculated in accordance with clause 7 and clauses 9.9 and 9.10, as appropriate, less the Pre-Completion Loan Amount, less the Minority Interests Purchase Price, less the Specified Transaction Expenses.

Purchase Price Adjustment has the meaning set forth on Schedule 15.

Purchase Price Base means an amount equal to $200,000,000, less the Excluded Assets Retention Amount.

Purchase Price Calculation Date means the date which is four (4) Business Days prior to the Completion Date or such other date as is agreed by the Purchaser and the Vendors’ Representative in writing.

Purchase Price Statement means the statement prepared in accordance with clause 7.2.

Purchase Price Payment means the amount equal to the Purchase Price Base, less Net Debt, as calculated in accordance with clause 7 and clauses 9.9 and 9.10, as appropriate, less the Initial Pledged Cash, less the Pre-Completion Loan Amount, less the Minority Interests Purchase Price to be paid in cash (as opposed to in Completion Shares) in accordance with the Purchase of Minority Interests Documentation, less the Specified Transaction Expenses, less the Completion Share Value, less the Collotype Labels USA Purchase Price, which Purchase Price Payment will be paid by or on behalf of the Purchaser in Immediately Available Funds on the Completion Date in accordance with Payment Direction and the terms of this Agreement.

Purchase of Minority Interests means:

(a)	the purchase by CIH, in accordance with the applicable Call Option Deeds, of all Minority Interests in:

(i)	Ever-Redi Press;

(ii)	Barossa Printmasters;

(b)	the purchase by Collotype iPack, in accordance with the applicable Call Option Deeds, of all Minority Interests in:

(i)	Nationwide Labels;

(ii)	Colourcraft Labels; and

(c)	the purchase by Collotype Labels International RSA, in accordance with the Collotype Labels RSA Sale of Shares Agreement, of all Minority Interests in Collotype Labels RSA;

to occur on the Purchase of Minority Interests Completion Date.

Purchase of Minority Interests Completion Date means the date on which the Purchase of Minority Interests is completed in accordance with the Purchase of Minority Interests Documentation and this Agreement, being a date which is no later than the Completion Date.

Purchase of Minority Interests Documentation means the Call Option Deeds and the Collotype Labels RSA Sale of Shares Agreement.

Purchase of Minority Interests Stamp Duty means any and all Stamp Duty payable in relation to the Purchase of Minority Interests.

Purchaser Warranties means the warranties made by Purchaser in clause 10.1.

Qualified Accountant means an accountant who is a member of the Australian Society of Certified Practising Accountants, the Institute of Chartered Accountants in Australia or the National Institute of Accountants.

Receivables means any and all receivables of the Post-Completion Group and Magnus Donners, including any and all trade accounts receivable, notes receivable, and other receivables, whether billed or unbilled, whether or not the contract related thereto has been fully performed, and the proceeds thereof.

Related Body Corporate has the meaning given in section 9 of the Corporations Act.

Related Entity has the meaning given in section 9 of the Corporations Act.

Restrained Business means any business that is the same as or similar to and competes with the Business (or any part of the Business) or could compete with the Business (or any part of the Business) as at the Completion Date but excludes the Business itself.

Restraint Area means:

(a)	worldwide, but if that is not enforceable;

(b)	the United States of America, the Commonwealth of Australia and the Republic of South Africa, but if that is not enforceable;

(c)	the United States of America, the Commonwealth of Australia or the Republic of South Africa, but if that is not enforceable;

(d)	the Commonwealth of Australia.

Restraint Period means:

(a)	the period commencing on the Completion Date and ending on the third anniversary of that date, but if that is not enforceable;

(b)	the period commencing on the Completion Date and ending on the second anniversary of that date, but if that is not enforceable;

(c)	the period commencing on the Completion Date and ending on the first anniversary of that date, but if that is not enforceable;

(d)	the period commencing on the Completion Date and ending 6 months after that date.

Restricted Parties means the Senior Executives and any entities controlled (within the meaning of section 50 AA of the Corporations Act) by the Vendors or the Senior Executives.

RSA Amount means an amount (in Rand) equal to the Purchase of Minority Interests Purchase Price payable under the Collotype Labels RSA Sale of Shares Agreement.

RSA Court Searches means searches of the Civil Court Records (High Court, Supreme Court of Appeal and Constitutional Court of the Republic of South Africa) in relation to Collotype Labels International RSA and Collotype Labels RSA.

RSA Non-Resident Condition means the Condition describe in clause 4.1(k).

RSA Non-Resident Matter has the meaning set forth on Schedule 15.

Sabco Charge means the registered fixed and floating charge over CIH in favour of Sabco Limited ACN 007 870 475 (which originally had South Australian Company Number (SA) C0043695M) dated 24 June 1965 with charge number 303249; provided, however, that, as more specifically set forth in Warranty 60, Vendors have unconditionally warranted that such charge is not valid or enforceable and does not secure any obligations or indebtedness.

Sale Companies means:

(a)	CIH; and

(b)	Magnus Donners,

with each being a Sale Company.

Sale Shares means:

(a)	the CIH Shares; and

(b)	the MD Shares.

Sarbanes-Oxley Act means the Sarbanes-Oxley Act of 2002 (together with the rules and regulations thereunder).

SEC means the United States Securities and Exchange Commission.

Securities Act means the Securities Act of 1933 (together with the rules and regulations thereunder).

Senior Credit Agreement means the credit facility and related agreements to be entered into by the Purchaser, certain of its Related Bodies Corporate and Affiliates, Bank of America, N.A., and the other parties thereto on or before the Completion Date.

Senior Credit Agreement Condition means the condition regarding the Senior Credit Agreement in clause 4.1(b).

Securities Matters has the meaning set forth in clause 18.16.

Senior Executive Employment Agreements means the employment agreements between Collotype Labels and each of the Senior Executives in substantially the form of employment agreements set out in Annexure G.

Senior Executives means Frankhuisen, Maher and Vinecombe, with each being a Senior Executive.

Share means a fully paid share in the capital of a Sale Company.

Shareholder Agreements means the Shareholder Agreement (Non-US Resident) or the Shareholder Agreement (US Resident), as appropriate, substantially in the form set out in Annexure I, to be entered from time to time into by any Person who has legal or beneficial ownership of any of the Completion Shares or who will receive any Multi-Color Shares pursuant to, or as contemplated by, any Transaction Document (including all Persons listed on the Completion Shares Allocation Certificate).

Sophisticated Investor Certificate means a certificate issued by a Qualified Accountant confirming that a Person is ‘sophisticated investor’ for the purposes of section 708(8)(c) of the Corporations Act.

Specified Charges means the AFC Charge and the Sabco Charge.

Specified Spain Matters has the meaning set forth on Schedule 15.

Specified Transaction Expenses means: (i) the Purchase of Minority Interests Stamp Duty, as may be reasonably be agreed upon by Purchaser and Vendors’ Representative on or prior to the Purchase Price Calculation Date; and (ii) the fees and expenses arising under that certain engagement letter, dated as of 15 January 2008, between BDO Kendalls Corporate (SA) Pty Ltd and the Purchaser with respect to the engagement of BDO Kendalls Corporate (SA) Pty Ltd as an Australian Financial Services Licensee (as defined in the Corporations Act).

Specified Matters Certificate means that certain Specified Matters Certificate, dated as of the Operative Date, signed by Purchaser and Vendors’ Representative.

Specified Matters Indemnity has the meaning set forth in clause 11.8(a).

Specified Matters Liabilities means: (i) any and all Losses relating to, or that are incurred by Purchaser or its Affiliates to resolve to Purchaser’s reasonable satisfaction, and to indefeasibly discharge any and all Losses, indebtedness, or obligations relating to: (A) the matters described on the Specified Matters Certificate; (B) the Specified Charges; and (C) the RSA Non-Resident Matter; and (ii) any and all Losses relating to, or that are incurred by Purchaser or its Affiliates with respect to, the Completion Shares Transfers or the Specified Spain Matters.

Stamp Duty means any stamp, land rich, transaction or registration duty or similar charge imposed by any Government Agency and any interest, fine, penalty, charge or other amount in respect of the above, but excludes any GST.

Strike Price means:

(a)	where the Average Closing Price is greater than $21.60 US and less than $23.88 US, the Average Closing Price;

(b)	where the Average Closing Price is equal to or less than $21.60 US, $21.60 US; or

(c)	where the Average Closing Price is equal to or greater than $23.88 US, $23.88 US.

Tax includes:

(a)	any tax, levy, impost, deduction, charge, withholding and duty by whatever name called, levied, imposed or assessed in Australia or elsewhere or any other governmental impositions imposed, assessed or charged by any Governmental Agency (including income tax, capital gains tax, GST, Stamp Duty, bank account debits tax, fringe benefits tax, sales tax, payroll tax, Pay As You Go withholding tax, estimated tax, land tax, family trust distribution tax, and the superannuation guarantee charge);

(b)	all United States federal, state, or local charges, fees, imposts, levies or other assessments (including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, escheat, unclaimed property, severance, stamp, occupation, property and quarterly estimated income taxes);

(c)	any tax, levy, deduction, charge, withholding and duty by whatever name called, levied, imposed or assessed in the Republic of South Africa or any other governmental impositions imposed, assessed or charged by any Governmental Agency (including income tax, estimated tax, capital gains tax, donations tax, customs duty, value added tax, Stamp Duty, secondary tax on companies, estate duty, transfer duty, skills development levy, Unemployment Insurance Fund contributions, Pay As You Earn withholding tax, water and municipal rates and taxes); and

(d)	any interest, penalty, charge, fine or fee or other amount of any kind assessed, charged or imposed on or in respect of the above.

Tax Act means the Income Tax Assessment Act 1936 (Cth) or the Income Tax Assessment Act 1997 (Cth), as the case may be.

Tax Claim means any Claim relating to Tax (including a breach of the Warranties in Parts V, X and Y of Schedule 2).

Tax Indemnity has the meaning given in clause 11.7(a).

Tax Invoice has the same meaning given to that expression in the GST Law.

Tax Law means any Law under which Tax is imposed, assessed or charged by any Governmental Agency, including the GST Law, the Tax Act, the Taxation Administration Act 1953 (Cth) and the Code.

Tax Return means any Tax and other revenue returns (including income tax, fringe benefits tax, payroll tax, goods and services tax, superannuation guarantee, PAYG, land tax, and franking account returns) filed (or to be filed) for and on behalf of each of the Pre-Completion Group Companies and Magnus Donners.

Tax Warranty means the CIH Tax Warranty and the MD Tax Warranty.

Teakle means Peter Brian Teakle of 13 Island Drive, Port Lincoln South Australia 5606.

Teakle Freehold Property means the property located at 381 South Road, Mile End, South Australia with Land Title Book Volume 5328, Folios 219 to 224 and 226 to 229 and Volume 5473, Folio 537.

Title Claims any Claim relating to ownership, right, title and interest (including, in respect of Claims made by Purchaser, a breach of the Warranties in Part D of Schedule 2).

Transaction Documents means: (a) this Agreement (including all Annexures and Schedules); (b) the Ancillary Transaction Documents; and (c) any other agreement, document, or instrument that is agreed to be a Transaction Document by the Parties or the Purchaser and Vendors’ Representative.

Transaction Expenses means, with respect to any specified Person, any and all reasonable out-of-pocket legal, tax and other professional fees, and other fees, costs, and expenses incurred by such Person and its Affiliates and Related Bodies Corporate in connection with the preparation, negotiation, due diligence and other matters related to the HOA, this Agreement, the other Transaction Documents, and the transactions contemplated thereby (including airfares and accommodation).

Transfer Agent means Computershare Investor Services, LLC, Chicago, Illinois, the transfer agent for Multi-Color Shares, and any successor, assignee, or replacement.

USD Completion Share Value has the meaning given in clause 7.2(c).

US Printing Presses means the printing presses owned by CIH as at the Operative Date which are located in Napa Valley, California, and set out in Schedule 14.

US Printing Presses Transaction means the transactions described in clause E of the Background section to this Agreement, which transactions will be consummated pursuant to such documents, instruments, and agreements as may be reasonably satisfactory to Vendors’ Representative and Purchaser.

Vendor Nominees means each of the Persons (other than the Vendors) designated as a Vendor Nominee in the Payment Direction, with each being a Vendor Nominee.

Vendors means the CIH Vendors and the MD Vendors, with each being a Vendor.

Vendors’ Representative means Vinecombe or any replacement subsequently notified by all of the Vendors to the Purchaser in writing.

Vinecombe means Nigel Andrew Vinecombe of Lot 104, Swamp Road, Oakbank, South Australia 5243.

Vineland Leasehold Property means the property located at 387 South Road, Mile End, South Australia with Land Title Book Volume 5416, Folio 381.

Vineland Property Agreement has the meaning given in clause 4.1(f).

Voluntary Shares means the portion of the Completion Shares identified as “Voluntary Shares” in the Completion Shares Allocation Certificate.

Westpac means Westpac Banking Corporation.

Westpac Conversion Rate means the ‘USD Bank Spot Buy Rate for Inward Telegraphic Transfers’ for Australian dollars published by Westpac at 9:00 am (local time in Sydney, Australia) on the business day immediately prior to the commencement of the Purchase Price Calculation Date.

Warranties means the warranties and representations of the Vendors set out in clause 11 and Schedule 2.

1.2	Construction

Unless expressed to the contrary, in this Agreement:

(a)	words in the singular include the plural and vice versa;

(b)	any gender includes the other gender;

(c)	if a word or phrase is defined its other grammatical forms have corresponding meanings;

(d)	“includes” (or any derivation thereof) means includes without limitation;

(e)	no rule of construction will apply to a clause to the disadvantage of a Party merely because that Party put forward the clause or would otherwise benefit from it;

(f)	a reference to:

(i)	‘law’ includes statute law, common law and equitable principles;

(ii)	any legislation includes subordinate legislation under it and includes that legislation and subordinate legislation as modified or replaced;

(iii)	an obligation includes a covenant, warranty, representation or indemnity and a reference to a failure to comply with an obligation includes a breach of covenant, warranty, representation or indemnity;

(iv)	a right includes a benefit, remedy, discretion or power;

(v)	unless expressed otherwise, time is to local time in New York, New York, United States;

(vi)	unless expressed otherwise, “$” or “dollars” is a reference to Australian currency;

(vii)	“costs” includes charges, expenses and legal costs;

(viii)	this or any other document includes the document as novated, varied or replaced and despite any change in the identity of the parties;

(ix)	writing includes any mode of representing or reproducing words in tangible and permanently visible form, and includes fax transmissions;

(x)	this Agreement includes all schedules and annexures to it;

(xi)	a clause, schedule or annexure is a reference to a clause, schedule or annexure, as the case may be, of this Agreement; and

(g)	if the date on or by which any act must be done under this Agreement is not a Business Day, the act must be done on or by the next Business Day;

(h)	where time is to be calculated by reference to a day or event, that day or the day of that event is excluded; and

(i)	except where there is a specific reference to the Westpac Conversion Rate, where any currency is required to be converted into any other currency for purposes of calculating the amount of any amount, payment, or claim, such conversion shall be at the applicable Conversion Rate.

1.3	Headings

Headings do not affect the interpretation of this Agreement.

2	Pre-Completion Transactions

2.1	Divestiture of Excluded Assets, MD Excluded Assets, and MD Liabilities

Prior to Completion, the Vendors will: (i) carry out and complete the Divestiture Plan and the MD Divestiture Plan, so that, after giving effect to such transactions, the Post-Completion Group Companies and Magnus Donners do not have any right, title, or interest in or to any of the Excluded Assets or the MD Excluded Assets; (ii) cause all of the MD Liabilities to be indefeasibly paid, discharged, released, and satisfied in full; and (iii) provide evidence of the same to Purchaser, in form and substance reasonably satisfactory to Purchaser.

2.2	US Printing Presses Transaction

Immediately prior to Completion, CIH and Collotype Labels International will: (i) cause the US Printing Presses Transaction to be carried out and completed; and (ii) provide evidence of the same to Purchaser, in form and substance reasonably satisfactory to Purchaser.

2.3	Acquisition of Collotype Labels USA

(a)	Immediately prior to Completion: (i) Collotype Labels International will sell the Collotype Labels USA Shares to Purchaser, and Purchaser will buy the Collotype Labels USA Shares, free from all Encumbrances, at the Collotype Labels USA Purchase Price; and (ii) Collotype Labels International will make the Intercompany Loan to CIH. The Parties acknowledge and agree that the proceeds of this sale will be used by CIH for partial payment of the Pre-Completion Dividends.

(b)	The Collotype Labels USA Shares will be transferred to Purchaser with all rights, including dividend rights, attached or accruing to them on and from Completion.

(c)	Legal and beneficial title to the Collotype Labels USA Shares (and property and risk in them) passes to Purchaser on Completion.

(d)	Immediately prior to Completion:

(i)	Purchaser will pay the Collotype Labels USA Purchase Price to CIH on the Completion Date in Immediately Available Funds in full and final settlement of the Collotype Labels USA Purchase Price otherwise payable to Collotype Labels International; and

(ii)	CIH will deliver to Purchaser the share certificates evidencing the Collotype Labels USA Shares, together with a duly executed stock power evidencing the transfer of such shares to Purchaser.

(e)	The Parties acknowledge and agree that, without affecting any amounts payable to the Vendors, after Completion, based on a valuation to be completed by Purchaser, Purchaser may adjust, either by increasing or decreasing the amount of: (i) the Collotype Labels USA Purchase Price (which will cause a corresponding adjustment to the Pre-Completion Loan Amount); and (ii) to the extent necessary, the amount of the Intercompany Loan.

2.4	Pre-Completion Loan

(a)	Immediately prior to Completion:

(i)	CIH will issue, execute and deliver to Purchaser (or one of its Affiliates) the promissory note evidencing the Pre-Completion Loan; and

(ii)	Purchaser (or one of its Affiliates) will advance the funds for the Pre-Completion Loan to CIH.

(b)	The Parties acknowledge that the entire amount of the proceeds of the Pre-Completion Loan will be used by CIH for the purpose of partially funding the Pre-Completion Dividends.

2.5	Pre-Completion Dividends and the MD Dividend

The Parties acknowledge and agree that immediately after the completion of the transactions contemplated in clauses 2.2, 2.3, and 2.4, but prior to Completion, CIH will pay the Pre-Completion Dividends and Magnus Donners will pay the MD Dividend, in each case, to the extent that profits and funds are available to do so and which dividends have been duly declared by the directors of the applicable companies.

2.6	Unwinding of Transactions in Certain Circumstances

Each of the transactions set out in clauses 2.2, 2.3 and 2.4 must occur on the same date as Completion. If this does not occur, then, unless the Purchaser and Vendors’ Representative agree otherwise (which agreement may be evidenced in a writing or by the fact that the Completion occurs), such transactions will be void ab initio and each of the Parties will do all things necessary to put each of the other Parties in the same position they were in prior to effecting such transactions.

2.7	Efforts to Remove and Deregister the Specified Charges

Prior to Completion, Vendors will, jointly and severally, at their sole cost and expense, use commercially reasonable efforts to indefeasibly remove and deregister the Specified Charges and deliver evidence reasonably satisfactory to Purchaser of the same; provided, however, without limiting any of Purchaser’s rights or remedies arising under, or in connection with, the Transaction Documents (including the Specified Matters Indemnity): (i) subject to clause 4.1(c), the Parties acknowledge and agree that such removal and deregistration of the Specified Charges is not a requirement for Completion to occur; and (ii) the Purchaser acknowledges that Vendors assert that, even if Vendors use their commercially reasonable efforts, it is unlikely that the Specified Charges will be so removed and deregistered prior to Completion.

3	Sale and purchase

3.1	Sale and Purchase

(a)	Each MD Vendor agrees to sell its respective MD Shares set out opposite its name in Item 2 of Schedule 1 to the Purchaser and the Purchaser agrees to buy such MD Shares free from all Encumbrances on the terms of this Agreement.

(b)	Each CIH Vendor agrees to sell its respective CIH Shares set out opposite its name in Item 1 of Schedule 1 to the Purchaser and the Purchaser agrees to buy such CIH Shares free from all Encumbrances on the terms of this Agreement.

3.2	Transfer of rights

At Completion: (a) the MD Shares will be transferred to the Purchaser with all rights, including dividend rights, attached or accruing to them on and from Completion; and (b) the CIH Shares will be transferred to the Purchaser with all rights, including dividend rights, attached or accruing to them on and from Completion. For the avoidance of doubt, the Purchaser will not be entitled to any dividend rights attached to or accruing on the MD Shares or the CIH Shares in relation to the MD Dividend or the CIH Dividend to the extent that profits and funds are available to pay the MD Dividend and the CIH Dividend and such dividends are actually paid immediately prior to Completion.

3.3	Title, property and risk

Beneficial title to: (a) the MD Shares (and property and risk in them) and any and all options in respect of MD Shares passes to the Purchaser on the Completion Date; and (b) the CIH Shares (and property and risk in them) and any and all options in respect of CIH Shares passes to the Purchaser immediately after the passing of the beneficial title to the MD Shares in accordance with clause 3.3(a). For the avoidance of doubt, legal title in the MD Shares and the CIH Shares will pass when provided by, and in accordance with, applicable Law.

3.4	Pre-emptive rights

The Vendors waive and release all rights they may have to exercise options over shares in CIH and Magnus Donners and all pre-emptive rights, rights of first refusal, and other restrictions on transfer in relation to any of the Sale Shares whether under the constitution or articles of association of each Sale Company or otherwise.

4	Conditions Precedent

4.1	Conditions

Completion is conditional upon the following conditions (Conditions):

(a)	the Purchaser having confirmed (in writing) that the Purchaser has discharged all obligations associated with the offer of securities in Australia to investors for the purposes of the Corporations Act in respect of the offer of Multi-Color Shares to the Vendors and certain Minority Interests Holders (including Purchaser having received a copy of the documents required by clause 8.2(b)(xxiii)); and

(b)	the closing of the Senior Credit Agreement and the funding of the loans thereunder having occurred;

(the conditions in clauses 4.1(a) and 4.1(b) being the Purchaser Conditions).

(c)	Warranty 60 being true and correct at Completion; provided, however, that, notwithstanding the foregoing, the satisfaction, or Purchaser’s waiver, of this Condition will not limit any of Purchaser’s rights or remedies arising under, or in connection with, the Transaction Documents (including the Specified Matters Indemnity);

(d)	each of the transactions set out in clause 2 being completed (which Condition, the Parties acknowledge is not anticipated to occur until immediately prior to Completion);

(e)	evidence, in form and substance reasonably satisfactory to Purchaser, that the agreements, documents, and instruments described on Schedule 12 have been terminated or, if elected by the Vendors’ Representative, novated to a third party (which may include an entity owned and/or controlled by the Vendors after Completion or a Person related to Vendor) and, in each case, that the Post-Completion Group and Magnus Donners have no Liabilities whatsoever under such agreements, documents, and instruments;

(f)	the Vendors having procured from Vineland a written agreement (Vineland Property Agreement) in a form satisfactory to the Purchaser (acting reasonably):

(i)	granting the Purchaser, from Completion and for so long as the Purchaser (and/or a related entity of the Purchaser) remains the lessee of the Teakle Freehold Property) a first right of refusal to buy the Teakle Freehold Property at fair market value; and

(ii)	terminating the lease between Vineland Pty Ltd and Collotype Labels in respect of the Vineland Leasehold Property on and with effect from Completion without CIH incurring any early termination fee or other form of liquidated damages;

(g)	evidence reasonably satisfactory to the Purchaser that all Encumbrances with respect to the Sale Shares, the Post Completion Group Companies, and Magnus Donners, other than Permitted Encumbrances and, subject to clause 4.1(c) and Warranty 60, the Specified Charges, have been released or will be released at Completion;

(h)	CIH, the Post-Completion Group, and the Vendors having obtained all change of control consents listed on Schedule 7, in form and substance reasonably satisfactory to Purchaser (acting reasonably);

(i)	the Vendors shall have delivered to the Purchaser:

(i)	evidence reasonably satisfactory to the Purchaser that CIH holds both the legal title and beneficial interest in all issued and outstanding shares of Collotype Labels International and Collotype Labels, including:

(A)	the provision of a duly stamped and dated Declaration of Trust in respect of the 1 Collotype Labels International share held by Geoffrey Herbert Parsons as trustee for CIH;

(B)	the provision of a duly stamped and dated Deed of Appointment of New Trustee replacing Geoffrey Herbert Parsons with CIH in respect of the 1 Collotype Labels International share held by Geoffrey Herbert Parsons as trustee for CIH;

(C)	the provision of a duly stamped transfer of 1 ordinary share in Collotype Labels International from Geoffrey Herbert Parsons to CIH, a copy of the signed Collotype Labels International board resolution registering the transfer, a copy of the Collotype Labels International members’ register recording the transfer and an ASIC company search reflecting the transfer; and

(D)	the provision of a duly stamped transfer of 1 ordinary share in Collotype Labels from RG Teakle Pty Limited to CIH, a copy of the signed Collotype Labels board resolution registering the transfer, a copy of the Collotype Labels members’ register recording the transfer and an ASIC company search reflecting the transfer;

(ii)	a duly stamped transfer of 1 MD Share in CIH from Magnus Donners to Vineland Pty Limited as trustee for R.G. Teakle Pty Ltd, a copy of signed CIH board resolution registering the transfer, a copy of the CIH members’ register recording the transfer and an ASIC company search reflecting the transfer;

(iii)	a duly stamped transfer of 1 ordinary share in Magnus Donners from Geoffrey Herbert Parsons to Vineland Pty Limited as trustee for Peter Brian Teakle, a copy of the signed Magnus Donners board resolution registering the transfer, a copy of the Magnus Donners members’ register recording the transfer and an ASIC company search reflecting the transfer; and

(iv)	a copy of the Magnus Donners Members’ Register, and an ASIC company search, reflecting that: (A) the shares in Magnus Donners consist of 100 A class shares and 1,099,351 ordinary shares; and (B) the 100 A Class shares held by Vineland Pty Ltd. are held on trust for the Teakle Family Trust;

(j)	Westpac having provided all approvals and consents necessary for the consummation of the transactions contemplated by this Agreement that will take place prior to or at Completion; and

(k)	the Vendors having provided evidence reasonably satisfactory to Purchaser that the shares certificate, reflecting the shareholding by Collotype Labels International of the entire issued share capital of Collotype Labels International RSA, has been endorsed as “non-resident” in accordance with South African exchange control regulations;

(the Conditions in clause 4.1(c) through clause 4.1(k), inclusive, being the Vendor Conditions).

4.2	Responsibility and Benefit

(a)	The Vendors must use their reasonable endeavours within their capacity to procure the satisfaction of each of the Vendor Conditions and must, through the Vendors’ Representative notify the Purchaser immediately on satisfaction of each Vendor Condition. If requested by the Vendors, the Purchaser will use its commercially reasonable efforts to assist the Vendors in procuring the satisfaction of the Vendor Conditions.

(b)	The Purchaser must use its reasonable endeavours within its capacity to procure the satisfaction of each of the Purchaser Conditions and must, notify the Vendors’ Representative immediately on satisfaction of each Purchaser Condition. If requested by the Purchaser, the Vendors will, subject to clause 9.7, use their commercially reasonable efforts to assist the Purchasers in procuring the satisfaction of the Purchaser Conditions.

4.3	Waiver of Conditions

Except as otherwise expressly provided in clauses 4.5 and 4.6, the Conditions (excluding the Condition set out in clause 4.1(a) which can only be waived by the written consent of the Purchaser and the Vendors’ Representative) are for the sole benefit of the Purchaser and any breach or non-fulfilment of those Conditions may only be waived with the written consent of the Purchaser in its absolute discretion.

4.4	Effect of waiver

Waiver of a Condition does not affect or remove any right of action for damages which a Party may have for a breach of clause 4.2.

4.5	Non-Satisfaction of Conditions

(a)	If all the Conditions are not satisfied or waived by the Final End Date, then any Party that is then not in breach of any obligation under this Agreement or any other Transaction Document may, by delivering written notice to the other Parties, terminate this Agreement at any time on or after the Final End Date.

(b)	If: (i) the Senior Credit Agreement Condition is not satisfied or waived by the Initial End Date, and (ii) the failure to satisfy such Condition did not result from a breach by the Vendors of their obligations arising under this Agreement, then, so long as none of the Vendors are then in material breach of their obligations arising under this Agreement or any other Transaction Document, the Vendors’ Representative may, by delivering written notice to Purchaser within five (5) Business Days after the Initial End Date, terminate this Agreement.

4.6	Effect of termination

Upon termination of this Agreement under clause 4.5:

(a)	except for this clause 4.6 and clauses 14, 15, 16, 17 and 18 (which will survive termination of this Agreement), this Agreement will be void and of no force or effect and each Party will be released from its obligations to continue performing its obligations arising under this Agreement;

(b)	each Party retains any right or remedy, if any, it has against any other Party in respect of any breach of any obligation arising under this Agreement which has arisen prior to termination;

(c)	if such termination is under clause 4.5(a) and Vendors breached their obligations under clause 4.2(a), then, so long as the Purchaser was not then in breach of this Agreement (including clauses 2 or 4.2(b)), the Vendors will reimburse the Purchaser for all of Purchaser’s Transaction Expenses, within 21 days after receiving an invoice together with the necessary supporting documentation of such fees and expenses; and

(d)	if such termination is under clause 4.5(b) and, at the time of such termination, the Purchase of Minority Interests Documentation (including the Sophisticated Investor Certificates, the AFSL Offer Statements and Acknowledgments, and other certificates required to be delivered pursuant to clause 8.2(b)(xxiii)) was duly executed and delivered by, and legal, valid, and binding obligations of, all parties thereto in accordance with applicable Law, then, the Purchaser will promptly reimburse the Vendors for all of Vendor’s Transaction Expenses, within 21 days after receiving an invoice together with the necessary supporting documentation of such fees and expenses.

For the avoidance of doubt, after a termination of this Agreement, the prohibitions and limitations in clause 6.5 will not apply and the Vendors will be free to deal with any third party in respect of any Acquisition Transaction.

5	Purchase Price

5.1	Purchase Price

The Purchase Price and the Purchase Price Payment will be calculated in accordance with clauses 7.1, 9.9, and 9.10.

5.2	Components and Payment of Purchase Price and Other Amounts

The Parties acknowledge and agree that the Pre-Completion Loan, the Collotype Labels USA Purchase Price, the Purchase Price Payment, the Post-Completion Loans, the Minority Interests Purchase Price, and the other amounts set forth below will be paid on the Completion Date in the following manner, and will be deemed to occur in the order set forth below (regardless of when they actually occur):

(a)	immediately prior to Completion:

(i)	by payment, in Immediately Available Funds (Australian dollars), by Purchaser (or one or more of its Affiliates) to CIH of the Pre-Completion Loan Amount; and

(ii)	by payment, in Immediately Available Funds (Australian dollars), by Purchaser (or one or more of its Affiliates) to CIH of the Collotype Labels USA Purchase Price;

(b)	at Completion:

(i)	by payment, in Immediately Available Funds (Australian dollars), by Purchaser (or one or more of its Affiliates) of the Purchase Price Payment to the Persons set forth on, and in accordance with, the Payment Direction;

(ii)	by payment, in Immediately Available Funds (US dollars), by Purchaser (or one or more of its Affiliates) to the Escrow Agent of an amount equal to the Initial Pledged Cash (converted to US dollars using the Westpac Conversion Rate); and

(iii)	by the issuance (electronically on a book entry basis) by Purchaser of that portion of the Completion Shares, and to the Persons, each identified in, and in accordance with, Part 1 of Annex A of the Completion Shares Allocation Certificate to their respective accounts maintained with the Transfer Agent;

(c)	immediately after Completion:

(i)	by payment, in Immediately Available Funds (Rand), by Purchaser (or one or more of its Affiliate) to Collotype Labels International RSA of an amount equal to the RSA Amount, which payment, for the avoidance of doubt, will deemed to satisfy making of the Post-Completion Loan to Collotype Labels International and the payment of the amounts payable by Collotype Labels International under the Collotype Labels International RSA Share Subscription;

(ii)	by the issuance (electronically on a book entry basis) by Purchaser of that portion of the Completion Shares, and to the Persons, each identified in, and in accordance with, Part 2 of Annex A of the Completion Shares Allocation Certificate to their respective accounts maintained with the Transfer Agent, which issuance, for the avoidance of doubt, will satisfy the payment of the non-cash consideration payable under the Purchase of Minority Interests Documentation;

(iii)	in Immediately Available Funds (Australian dollars or Rand, as applicable), by CIH, Collotype iPack, and Collotype Labels International RSA, as the case may be, of the cash portion of the Minority Interests Purchase Price to the holders of the Minority Interests in accordance with the Purchase of Minority Interests Documentation; and

(iv)	by the transfer (electronically on a book entry basis) by Purchaser and the Transfer Agent of a portion of the Completion Shares issued in accordance with Part 2 of Annex A of the Completion Shares Allocation Certificate to the Persons identified in, and in accordance with, Part 3 of Annex A of the Completion Shares Allocation Certificate to their respective accounts maintained with the Transfer Agent.

The Parties acknowledge and agree that the cash payments made in accordance with this clause 5.2 (other than payment referred to in clause 5.2(c)(i)) will be made on a net basis together with the payment of the MD Dividend and the Pre-Completion Dividends.

6	Pre-Completion Conduct

6.1	Business as a going concern

From the Operative Date until the Completion Date the Vendors must ensure that, other than as specifically contemplated in this Agreement:

(a)	the Post-Completion Group Companies and Magnus Donners, pay:

(i)	not later than two (2) Business Days before the Purchase Price Calculation Date, any and all Transaction Expenses incurred or accrued by or on behalf of the Vendors or the Pre-Completion Group Companies (whether or not an invoice has been issued for such Transaction Expenses) on or prior to 31 December 2007; and

(ii)	any other Transaction Expenses incurred or accrued by or on behalf of the Vendors or the Pre-Completion Group Companies in the normal and ordinary course of business, consistent with past practices; and

(b)	each Post-Completion Group Company carries on the Business as a going concern and in the normal and ordinary course, consistent with past practices, and

(c)	no Post-Completion Group Company nor Magnus Donners (except as may be necessary to consummate the transactions specified in clauses 2.1, 2.2, 2.3, 2.4, and 2.5) takes any action that:

(i)	increases, reduces, permits the transfer of or otherwise alters its share capital, or grants any options or rights for the issue of shares or other securities in it;

(ii)	declares or pays a dividend other than in accordance with its dividend policy over the previous 5 years and other than the Pre-Completion Dividends;

(iii)	makes a distribution or revaluation of its assets;

(iv)	buys back any of its shares or conducts any other form of capital reduction;

(v)	creates, incurs or assumes any debt, liability or obligation other than in the ordinary course of business;

(vi)	creates any Encumbrance over its assets other than in the ordinary course of business;

(vii)	transfers or otherwise disposes of or enters into any agreement, arrangement or understanding to transfer or otherwise dispose of any material asset other than in the ordinary course of business; and

(viii)	acquires or enters into any agreement to acquire any material asset other than in the ordinary course.

6.2	Permitted actions

The Post-Completion Group and Magnus Donners are permitted, notwithstanding the restrictions in clause 6.1, to take the following actions:

(a)	pay the Pre-Completion Dividends and the MD Dividend in the manner contemplated by this Agreement; and

(b)	take any actions required to give effect to the transactions contemplated by this Agreement including:

(i)	the Purchase of Minority Interests;

(ii)	the divestment of the Excluded Assets;

(iii)	the divestment of the MD Excluded Assets;

(iv)	the Pre-Completion Loan;

(v)	the completion of the US Printing Presses Transaction;

(vi)	to enter into and give effect to the Intercompany Loan;

(vii)	the actions required to satisfy the Conditions set forth in clauses 4.1(i) and 4.1(k); and

(viii)	the sale of the Collotype Labels USA Shares as contemplated by clause 2.3.

6.3	Pre-Completion Access

From the Operative Date until the Completion Date and subject to clause 6.4, the Vendors must procure that each Sale Company and each Post-Completion Group Company, upon the Purchaser’s prior written request, grants the Purchaser and those of its officers, employees, contractors, sub-contractors, professional advisers, representatives and agents who are nominated by the Purchaser (in writing), reasonable access during normal business hours in order to:

(a)	inspect the assets of each Sale Company and each Post-Completion Group Company and the Business Premises; and

(b)	meet with each Sale Company’s and each Post-Completion Group Company’s officers, employees, contractors, sub-contractors, professional advisers, representatives and agents,

for the purpose of preparing for Completion.

6.4	Vendors’ obligations

In complying with clause 6.3, the Vendors are not required to do anything which would breach any obligations (including obligations of confidentiality) that the Post-Completion Group has to any third party under a contract or under any Law.

6.5	Negotiations with others

(a)	From the Operative Date to the earlier of the Completion Date and the termination of this Agreement, without the express written consent of the Purchaser, the Vendors must not and must neither cause nor permit any Sale Company or any of their Affiliates, directly or indirectly, to

(i)	solicit, initiate discussions or engage in discussions or negotiations with any person other than the Purchaser (whether such negotiations are initiated by the relevant Sale Company, a Post-Completion Group Company, or otherwise), relating to the possible acquisition, whether by way of merger, reorganisation, purchase of capital stock, purchase of assets or otherwise, of any interest in any Sale Company or any Post-Completion Group Company, apart from the Purchase of Minority Interests, the divestment of the Excluded Assets, and the divestment of the MD Excluded Assets (Acquisition Transaction);

(ii)	provide information with respect to any Vendor, the Sale Companies or any Post-Completion Group Company to any person other than the Purchaser in connection with a possible Acquisition Transaction; or

(iii)	enter into a transaction with any person other than the Purchaser or its nominee(s), concerning a possible Acquisition Transaction.

(b)	The Parties acknowledge that a breach by the Vendors of clause 6.5(a) may cause irreparable and material loss and damage to the Purchaser, the amount of which cannot be readily determinable and as to which it will not have any adequate remedy at Law or in damages and accordingly, in addition to any remedy the Purchaser may have in damages by an action at Law, it shall be entitled to seek the issuance of an injunction restraining any such breach or any other remedy at law or in equity for any such breach.

7	Calculation of Net Debt and Purchase Price

7.1	Net Debt Statement

(a)	Within two (2) Business Days after the Purchase Price Calculation Date, the Vendors will cause the Vendors’ Representative to prepare, execute, and deliver the Net Debt Statement to the Purchaser.

(b)	The Net Debt Statement will be prepared on a consistent basis with the same accounting policies applied in preparing the Accounts in the ordinary course of business, consistent with past practices, and in a manner consistent with the definition of Net Debt in clause 1.1.

7.2	Purchase Price Statement

Within two (2) Business Days after the Purchase Price Calculation Date, the Vendors will cause the Vendors’ Representative to prepare, execute, and deliver to the Purchaser, the Purchase Price Statement, which statement calculates and sets out, among other things:

(a)	the total value of the Purchase Price in Australian dollars using the value of the Net Debt set out in the Net Debt Statement;

(b)	the Strike Price for the Multi-Color Shares;

(c)	the total US dollar value of the Completion Shares (USD Completion Share Value) by multiplying the Strike Price by the number of Completion Shares;

(d)	the total Australian dollar value of the Completion Shares using the USD Completion Share Value and the Westpac Conversion Rate (Completion Share Value);

(e)	the Australian dollar value of the Purchase Price Payment;

(f)	the Australian dollar value of the Purchase Price Payment to be paid or transferred to each Vendor and Vendor Nominee in accordance with the Payment Direction; and

(g)	such other information as may be reasonably required to calculate and effect the payments and other transactions contemplated by clause 5.2.

7.3	Payment Direction

Within two (2) Business Days after the Purchase Price Calculation Date, the Vendors will cause the Vendors’ Representative to prepare, execute, and deliver to the Purchaser the Payment Direction in a manner consistent with the Purchase Price Statement and the other Transaction Documents.

8	Completion

8.1	Date, time and place

Subject to the satisfaction or waiver (as the case may be) of the Conditions, Completion shall take place at the offices of Minter Ellison Lawyers at 25 Grenfell Street, Adelaide South Australia 5000, Australia on the Proposed Completion Date or at such other time and/or such other day or place agreed by the Vendors’ Representative and the Purchaser.

8.2	Vendors’ Completion obligations

At Completion:

(a)	each Vendor must deliver to the Purchaser:

(i)	(share transfers and share certificates): completed transfers for the Sale Shares being sold by that Vendor in favour of the Purchaser, in registrable form (except for the impression of stamp duty or other Taxes of a similar nature) duly executed by the relevant Vendor, together with all share certificates for the Sale Shares being sold by that Vendor;

(ii)	(Beneficiary Letters): Beneficiary Letters signed by each of the respective Beneficiaries; and

(iii)	(releases): evidence of the release of any registered charges over the Sale Shares being sold by that Vendor; and

(b)	the Vendors together must procure that the following documents are delivered to the Purchaser:

(i)	(share certificates and stock power): all original share certificates (other than the share certificates delivered pursuant to clause 8.2(a)(i)): (A) listed in Schedule 13 in the name of the legal and beneficial owner of such share certificates as indicated in Schedule 13; and (B) evidencing the Collotype Labels USA Shares, together with a stock power duly executed by Collotype Labels International in blank to Purchaser;

(ii)	(Business Records): the Business Records of the Sale Companies, by advising where they are located and leaving them in place;

(iii)	(Net Debt Statement): the Net Debt Statement in accordance with clause 7.1;

(iv)	(Purchase Price Statement): the Purchase Price Statement in accordance with clause 7.2;

(v)	(Payment Direction): the Payment Direction in accordance with clause 7.3;

(vi)

(resignations): the written resignations of each person listed in Item 1 of Schedule 9 but not listed in Item 2 of Schedule 9 as a director or officer following Completion from their position as a director or officer of the Post-

Completion Group Companies and Sale Companies listed against their names in Item 1 of Schedule 9 on and with effect from Completion;

(vii)	(Vineland Property Agreement): the Vineland Property Agreement signed by Vineland Pty Ltd;

(viii)	(evidence of correction of Ever-Redi lease): evidence reasonably satisfactory to the Purchaser that the registered lease in respect of Folio Identifier 1320/751709 (as regards to part of the building at 106 Wakaden Street, Griffith, New South Wales) has been rectified by the Department of Lands – Land and Property Information NSW so as to reflect the correct parties, being Johbet Pty Ltd ACN 000 509 142 (as lessor) and Ever-Redi Press (as lessee);

(ix)	(Pledged Property Escrow Agreement): the Pledged Property Escrow Agreement executed by each of the Vendors party thereto;

(x)	(Pre-Completion Loan): the promissory note evidencing the Pre-Completion Loan, duly executed and, if applicable, stamped by CIH;

(xi)	(Post-Completion Loans): each of the promissory notes evidencing the Post-Completion Loans, duly executed and, if applicable, stamped by CIH, Collotype Labels International RSA, and Collotype iPack, respectively;

(xii)	(Call Option Deeds): the Call Option Deeds and other Purchase of Minority Interests Documentation signed by the parties thereto, together with any other documents necessary to effect the transactions contemplated thereby;

(xiii)	(Collotype Labels RSA Sale of Shares Agreement): the Collotype Labels RSA Sale of Shares Agreement signed by the parties thereto;

(xiv)	(Shareholder Agreements): the Shareholder Agreements signed by each Person who will receive any Multi-Color Shares pursuant to, or as contemplated by, any Transaction Document (including the Call Option Deeds or the Completion Shares Allocation Certificate);

(xv)	(Stamp Duty Cheques for the Specified Transaction Expenses): cheques (drawn on accounts other than accounts of the Post-Completion Group Companies or Magnus Donners) for the Specified Transaction Expenses;

(xvi)	(Good Standing Certificates): good standing certificates or comparable documents for each Post-Completion Group Company incorporated or organized in the United States from the relevant Governmental Authority;

(xvii)

(Bring-Down Certificates): a bring down certificate, executed by each Sale Company and each Vendor to the effect that the representations and warranties made by each Sale Company and such Vendor are true and correct in all material respects (except for those representations and warranties that are qualified by materiality, which will be true and correct in all respects) on and as of the Completion Date with the same effect as though such representations or warranties had been made or given on and as of the Completion Date, except to the extent that such representations and warranties expressly relate to an earlier date (in which case such representations and warranties will be true and correct in all material respects (except for those representations and warranties that are qualified by materiality, which will be true and correct in all respects) on and as of such earlier date) and that such Sale Company and such Vendor has in all material respects performed and complied with all of the covenants set forth herein which are required to be performed or complied with before or as of the Completion Date;

(xviii)	(Officer’s Certificates): a certificate executed on behalf of each of the Sale Companies and Post-Completion Group Companies by the secretary of each of the Sale Companies and Post-Completion Group Companies authenticating such Sale Company’s and Post-Completion Group Company’s constitution or articles of association, certifying as to the incumbency, and authenticating the signatures of, those persons executing the Transaction Documents, and certifying as to the adoption and continuing effect of appropriate resolutions authorising such Sale Company’s and Post-Completion Group Company’s execution, delivery and performance of the Transaction Documents;

(xix)	(evidence of third party approvals): evidence in form and substance reasonably satisfactory to Purchaser (acting responsibly) that the Vendors have obtained all consents listed on Schedule 7;

(xx)	(Senior Executive Employment Agreements): the Senior Executive Employment Agreements signed by each of the Senior Executives and Collotype Labels;

(xxi)	(Tax withholding documents): any and all documents reasonably required by the Purchaser to reduce or eliminate Tax withholding on any payment or deemed payment contemplated by the Transaction Documents, including Internal Revenue Service Forms W-8BEN and the statements required pursuant to Sections 897 and 1445 of the Code and the associated regulations;

(xxii)	(clause 2 documents, insurance information and employee information): (A) copies of the documents required to be delivered to Purchaser by clause 2; (B) a list of the information required by Schedule 8; and (C) a list of all employees of the Post-Completion Group containing: (1) an accurate statement of the length of their continuous service; (2) their entitlements to wages, salaries, annual leave, leave loading, long service lease, sick leave, bonuses, and any other remuneration or incentive scheme benefit; and (3) the basis on which any long service leave and sick leave that they are entitled to is accrued; and (D) a list of all employees who are receiving workers’ compensation benefits;

(xxiii)

(Sophisticated Investor Certificates, AFSL Offer Statements and Acknowledgments, and Other Certificates): (A) original Sophisticated Investor Certificates signed by a Qualified Accountant for Paul John Taylor, BTC Nominees Pty Ltd (formerly Nationwide Labelling Systems Pty Ltd) as trustee for Barrett Family Business Trust, Labelcraft Queensland Pty Ltd as trustee for Morelli Holding Trust and each of the Vendors; (B) AFSL Offer Statements and Acknowledgments with respect to each Minority Interest Holder receiving Multi-Color Shares and not delivering a Sophisticated Investor Certificate; and (C) a certificate, duly executed by each Vendor and Minority Interest Holder being issued Completion Shares at Completion, pursuant to which each such Person acknowledges and confirms receipt of the information and materials provided to such Person with respect to the offer of Multi-Color Shares as contemplated by this Agreement and the Call Option Deeds;

(xxiv)	(Magnus Donners tax election): at the Purchaser’s written request, a check-the-box election on Internal Revenue Service Form 8832, effective as of the date specified by the Purchaser, for Magnus Donners to be treated as a partnership for United States Tax purposes; and

(xxv)	(other): any other documents, agreements, or instruments reasonably required by the Purchaser to give effect to the transfers contemplated by the Transaction Documents and to effect the transactions contemplated by them (including, subject to clause 9.7, any documents, agreements, or instruments required to facilitate the completion and funding of the Senior Credit Agreement).

8.3	Board meeting

On or prior to the Completion Date, the Vendors must cause a meeting of directors (or other applicable body or authority) of each Vendor that is not a natural person, each Sale Company, and of each Post-Completion Group Company to be held and at that meeting procure that the directors resolve that:

(a)	each person listed in Item 2 of Schedule 9 is appointed as a director or secretary of the Sale Companies and/or Post-Completion Group Companies listed against their name in Item 2 of Schedule 9 on and with effect from Completion subject to the receipt of duly signed consents to act from such persons;

(b)	the signatories of any bank accounts maintained by the Post-Completion Group and by the Sale Companies are changed to those specified in Item 3 of Schedule 9 on and from Completion;

(c)	the transfer of the Sale Shares to the Purchaser and the other transactions contemplated by the Transaction Documents be approved (subject to the payment of stamp duty on the instruments of transfer which must be borne by the Purchaser), the cancellation of the existing share certificates for the Sale Shares and the delivery by the Sale Companies and the Post-Completion Group Companies to the Purchaser of new share certificates for the Sale Shares in the name of the Purchaser be approved (subject to the registration of the relevant transfer); and

(d)	all of the Transaction Documents to which any of the Vendors, any Sale Company, or any of the Post-Completion Group Companies are a party and transactions contemplated thereby be approved.

8.4	Resignation of Teakle

Effective from and after Completion, Teakle hereby resigns his employment with and his position as an office holder or director of any of the Post-Completion Group Companies and Magnus Donners.

8.5	Purchaser’s Completion obligations

At Completion the Purchaser must:

(a)	deliver to the Vendors:

(i)	(Vineland Property Agreement): the Vineland Property Agreement executed by CIH; and

(ii)	(Pledged Property Escrow Agreement): the Pledged Property Escrow Agreement executed by the Purchaser and the Escrow Agent;

(b)	(Multi-Color Share Options): grant 25,000 Multi-Color Share Options to the Key Employees in the proportions listed in the Payment Direction;

(c)	(Purchase Price Payment): pay the Purchase Price Payment as determined in the Purchase Price Statement and in accordance with this Agreement to each Vendor and Vendor Nominee in accordance with the Payment Direction and clause 5.2 and in Immediately Available Funds;

(d)	(evidence of third party approvals): deliver to the Vendors’ Representative in form and substance reasonably satisfactory to Vendors’ Representative (acting responsibly) evidence that the Purchaser has obtained all necessary third party and Governmental Agency consents for the consummation of the transactions contemplated by the Transaction Documents;

(e)	(Allotment of Completion Shares): issue and transfer the Completion Shares, in accordance with the Completion Shares Allocation Certificate, the Payment Direction, and clause 5.2, free of any Encumbrance;

(f)	(Evidence of Multi-Color Share Allotment): deliver to Vendors’ Representative evidence from Purchaser’s Transfer Agent that the Completion Shares have been issued and transferred in accordance with the Completion Shares Allocation Certificate, the Payment Direction, and clause 5.2 (which evidence will be an e-mail or fax confirmation from the Transfer Agent);

(g)	(Vinecombe Appointment): appoint Vinecombe to the board of directors of the Purchaser and deliver to Vinecombe evidence that the Purchaser has appropriately insured Vinecombe in respect of his role as a director of the Purchaser on terms that are no less favourable than the insurance policies held in respect of all other directors and officers of the Purchaser;

(h)	(Purchase of Minority Interests): use commercially reasonable efforts to facilitate completion of the Purchase of Minority Interests;

(i)	(Good Standing Certificate): deliver to the Vendors’ Representative a good standing certificate for the Purchaser from the State of Ohio;

(j)	(Bring-Down Certificate): deliver to the Vendors’ Representative a bring down certificate, executed by an officer of the Purchaser, to the effect that the representations and warranties made by the Purchaser are true and correct in all material respects (except for those representations and warranties that are qualified by materiality, which will be true and correct in all respects) on and as of the Completion Date with the same effect as though such representations or warranties had been made or given on and as of the Completion Date, except to the extent that such representations and warranties expressly relate to an earlier date (in which case such representations and warranties will be true and correct in all material respects (except for those representations and warranties that are qualified by materiality, which will be true and correct in all respects) on and as of such earlier date) and that the Purchaser has in all material respects performed and complied with all of the covenants set forth herein which are required to be performed or complied with before or as of the Completion Date;

(k)

(Purchaser Secretary’s Certificate): deliver to the Vendors’ Representative a certificate dated as of the Completion Date executed on behalf of the Purchaser by the Secretary of the Purchaser, attaching and certifying the Purchaser’s Articles of Incorporation and Code of Regulations, and certifying as to the incumbency, and authenticating the signatures of, those persons executing the Transaction Documents on behalf of the Purchaser, and certifying as to the adoption and continuing effect of appropriate resolutions authorising the Purchaser’s execution, delivery and performance of the Transaction Documents and the issuance of the Completion Shares; and

(l)	(other): any other documents reasonably required by the Vendors’ Representative to give effect to the transfers contemplated by the Transaction Documents and to effect the transactions contemplated by them.

8.6	Interdependence

The obligations of the Parties under this clause 8 are interdependent and no action or document will be deemed to have occurred or been delivered until all other actions and documents have occurred and been delivered.

9	Post Completion

9.1	Post-Completion Loans

Immediately upon Completion, the Purchaser (or one or more of its Affiliates) will advance the funds with respect to the Post-Completion Loans.

9.2	Purchase of Minority Interests

Immediately upon Completion, each of CIH, Collotype iPack and Collotype Labels International will complete the Purchase of Minority Interests.

9.3	RSA Equity Contribution

Immediately upon Completion:

(i)	Purchaser, Collotype Labels International, and Collotype Labels International RSA will consummate the Collotype Labels International RSA Share Subscription; and

(ii)	Collotype Labels International RSA shall acquire the Minority Interests of Collotype Labels RSA in accordance with the Collotype Labels RSA Sale of Shares Agreement.

9.4	Transfer Agent

Promptly following Completion, the Vendors will cause each Person receiving Multi-Color Shares in connection with the transactions contemplated by the Transaction Documents to deliver to the Transfer Agent an IRS Form W-8BEN and such other related documentation as the Transfer Agent may reasonably request.

9.5	Vendors Assistance

(a)	Subject to clause 9.7, the Vendors must execute, and must procure that any other necessary party, executes all such documents and does all such acts and things as the Purchaser may reasonably require for transferring to the Purchaser the legal and beneficial ownership of the Sale Shares and giving effect to the other transactions contemplated by the Transaction Documents.

(b)	The Vendors must provide the Purchaser and the Post-Completion Group Companies and Magnus Donners with any documents or information relating to the Pre-Completion Group and Magnus Donners required by any of them to comply with any Tax Law or any change to any Tax Law after Completion.

9.6	Power of Attorney

To secure the Purchaser’s interests under this Agreement, each Vendor:

(a)

in return for valuable consideration given by the Purchaser under this Agreement (receipt of which is hereby acknowledged by each Vendor), irrevocably appoints the Purchaser to be its attorney on and from Completion pending the Purchaser’s registration as a member of CIH and Magnus Donners with power on that Vendors’ behalf, subject to the limitations in clause 9.7 to execute and deliver all deeds and documents and to do all acts and things and exercise all rights which the Purchaser would be entitled to execute, deliver and do and exercise if the Purchaser was registered as the holder of the Sale Shares with power to sub-delegate this power; and

(b)	agrees that on and from Completion and for so long as any Sale Shares remain registered in its name it will, subject to the limitations in clause 9.7:

(i)	not exercise any of his rights as a member of CIH or Magnus Donners or appoint any other person to exercise such rights;

(ii)	hold on trust for and pay or deliver to the Purchaser any distributions or notices, documents or other communications which may be received after the date of this Agreement by that Vendor in its capacity as a member of CIH or Magnus Donners from CIH or Magnus Donners or any third party; and

(iii)	on request by the Purchaser ratify all documents executed and acts done by the Purchaser as its attorney.

9.7	Acknowledgement and Limitation

The Parties acknowledge and agree, that notwithstanding any other provision of this Agreement, the Vendors are not required to take, or to require any Pre-Completion Group Company or officer of a Pre-Completion Group Company to take any action or execute any document in connection with the granting of, or the approval of:

(a)	any transaction involving financial assistance (as that term is defined in the Corporations Act); or

(b)	any security over any Pre-Completion Group Company and/or any of its assets to a third party (including any financier of the Purchaser);

in each case, including any matters relating to the Senior Credit Agreement.

9.8	Assignment of Assets

(a)	If any Party becomes aware that any registrations, or applications for registration, in respect of any Intellectual Property are in the name of the Vendors or their Related Entities after Completion, the Vendors must at no cost to the Purchaser or its Related Entities immediately assign or procure the assignment of such registrations or applications for registration to CIH or a nominee of the Purchaser and execute any document and do all things reasonably necessary to effect any such assignments.

(b)	If any Party becomes aware that any registrations of title in respect of any Assets apart from Intellectual Property are in the name of the Vendors or their Related Entities after Completion, the Vendors must at no cost to the Purchaser or its Related Entities immediately assign or transfer or procure the assignment or transfer of such registrations to CIH or a nominee of the Purchaser and execute any document and do all things reasonably necessary to effect any such assignments or transfers.

9.9	Net Debt Adjustment

(a)	Within 10 Business Days after Completion, the Vendors will cause the Vendors’ Representative by written notice (Confirmation Statement) to the Purchaser to either:

(i)	confirm that the Net Debt Statement delivered by the Vendors’ Representative in accordance with clause 7.1(a) was correct;

(ii)	advise that the Net Debt Statement delivered by the Vendors’ Representative in accordance with clause 7.1(a) was an understatement of the Net Debt as at the Purchase Price Calculation Date and the amount by which the Net Debt was understated; or

(iii)	advise that the Net Debt Statement delivered by the Vendors’ Representative in accordance with clause 7.1(a) was an overstatement of the Net Debt as at the Purchase Price Calculation Date and the amount by which the Net Debt was overstated.

(b)	If the Purchaser disagrees with the Confirmation Statement and/or the Net Debt Statement, the Purchaser must within 10 Business Days after Purchaser’s receipt of the Confirmation Statement advise the Vendors’ Representative, by written notice, that the Purchaser does not agree with the Confirmation Statement and/or the Net Debt Statement and the following:

(i)	the matters in respect of which the Purchaser disagrees; and

(ii)	the grounds on which the Purchaser disagrees,

with the Confirmation Statement and/or the Net Debt Statement.

(c)	If the Vendors’ Representative does not receive a notice from the Purchaser in accordance with, and in the time specified in, clause 9.9(b), then:

(i)	each of the Vendors jointly and severally agree to pay, and will pay, any understatement of the Net Debt set out in the Confirmation Statement to the Purchaser; or

(ii)	the Purchaser must pay any overstatement of the Net Debt set out in the Confirmation Statement to the Vendors’ Representative, to be paid and allocated by Vendors’ Representative among the Vendors;

within 15 Business Days after delivery of the Confirmation Statement.

(d)	If a matter of disagreement is referred to an Expert in accordance with clause 9.10, then, after the Expert makes a final decision with respect to all matters in dispute:

(i)	each of the Vendors jointly and severally agree to pay, and will pay, any understatement of the Net Debt as determined by the Expert; or

(ii)	the Purchaser must pay any overstatement of the Net Debt as determined by the Expert to the Vendors’ Representative, to be paid and allocated by Vendors’ Representative among the Vendors,

within 15 Business Days after the Expert issues a final written decision in accordance with clause 9.10(g).

9.10	Net Debt Dispute

(a)	If a matter of disagreement under clause 9.9(b) is not resolved between the Vendor and the Purchaser within 10 Business Days of delivery of the notice by the Purchaser under clause 9.9(b), then either the Vendors’ Representative or the Purchaser may refer the matter of disagreement for resolution to an Expert.

(b)	Any disputed matter referred to the Expert in accordance with clause 9.9 must be resolved in accordance with the procedures set out in this clause.

(c)	The disputed matters must be referred to the Expert by written submission which must include copies of relevant documentation relating to the dispute and reference to the relevant provisions of the agreement.

(d)	The Expert must be instructed to finish its determination as soon as practicable and in any event no later than 20 Business Days after its appointment (or other period agreed by the Vendors’ Representative and the Purchaser).

(e)	The Purchaser must, and the Vendors will cause the Vendors’ Representative to, promptly supply the Expert with any information, assistance and cooperation requested by the Expert in connection with its determination. All correspondence between the Expert and a Party must be copied to the other Parties.

(f)	The Expert will determine the procedures for settlement of the disputed matter.

(g)	The Expert’s decision will be conclusive, final and binding on the Parties (except in the case of manifest error) and the Expert will deliver to the Parties a written explanation, in reasonable detail, of any decision, which will, among other things, set forth the amount by which Net Debt was overstated or understated in the Net Debt Statement.

(h)	The costs of the Expert will be paid as determined by the Expert, having regard to the relative position of the Parties on the disagreement.

9.11	Purchase Price Adjustment

(a)	By not later than 31 July 2008, the Purchaser will deliver to Vendors’ Representative a statement setting forth the Purchaser’s calculation of the CIH EBITDA and the Purchase Price Adjustment, together with such documents and information so as to enable Vendors’ Representative to verify such calculation (CIH EBITDA Statement).

(b)	Within ten (10) Business Days after Vendors’ Representative receives the CIH EBITDA Statement, Vendors Representative will deliver a notice (CIH EBITDA Response) to Purchaser that states that Vendors’ Representative either:

(i)	agrees with the CIH EBITDA Statement and, if the Purchase Price Adjustment is greater than zero, such CIH EBITDA Response will also set forth wire transfer instructions for each Vendor, together with the percentage of the Purchase Price Adjustment to be paid to each Vendor; or

(ii)	believes that the CIH EBITDA Statement understated the CIH EBITDA, the amount by which Vendors’ Representative believes the CIH EBITDA was understated, and the matters in respect of which Vendors’ Representative believes caused the understatement and the grounds therefor.

(c)

If the Purchaser receives a CIH EBITDA Response from the Vendors’ Representative in accordance with, and in the time specified in, clause 9.11(b)(i), then, the Purchaser will, within ten (10) Business Days after receipt of such CIH EBITDA Response, pay to each Vendor, in Immediately Available Funds, such Vendor’s respective percentage set forth in the CIH EBITDA Response of the

Purchase Price Adjustment in accordance with such Vendor’s wire transfer information.

(d)	If the Purchaser receives a CIH EBITDA Response from the Vendors’ Representative in accordance with, and in the time specified in, clause 9.11(b)(ii), then, the Purchaser and Vendors’ Representative will attempt to resolve the matter within ten (10) Business Days after the Purchaser’s receipt of such CIH EBITDA Response.

(i)	If the Purchaser and Vendors’ Representative are able to resolve such dispute within such ten (10) Business Day period, then, the Purchaser and Vendors’ Representative will execute and deliver a certificate setting forth the amount of CIH EBITDA and Purchase Price Adjustment upon which they agree and, if such Purchase Price Adjustment is greater than zero, the certificate will also set forth the Purchase Price Adjustment, wire transfer instructions for each Vendor, and the percentage of the Purchase Price Adjustment to be paid to each Vendor. Within ten (10) Business Days after the execution and delivery of such certificate, the Purchaser will pay to each Vendor, in Immediately Available Funds, such Vendor’s respective percentage set forth in the certificate of the Purchase Price Adjustment in accordance with such Vendor’s wire transfer information.

(ii)	If the Purchaser and Vendors’ Representative are unable to resolve such dispute within such ten (10) Business Day period, then, the dispute will be referred to an Expert for resolution in accordance with clause 9.12. If the Expert’s final written decision issued in accordance with clause 9.12(f) shows that the Purchase Price Adjustment is greater than zero, then, within ten (10) Business Days after such written decision is delivered to Purchaser and Purchaser has received from Vendors’ Representative wire transfer information for each Vendor and the percentage of the Purchase Price Adjustment to be paid to each Vendor, the Purchaser will pay to each Vendor, in Immediately Available Funds, such Vendor’s respective percentage of the Purchase Price Adjustment in accordance with such wire transfer instructions.

(e)	The Parties agree that the Purchase Price Adjustment, if any, shall increase the Purchase Price for United States tax purposes, except to the extent that any portion thereof must be treated as interest for such purposes.

9.12	Purchase Price Adjustment Dispute

(a)	Any disputed matter referred to the Expert in accordance with clause 9.11(d)(ii) must be resolved in accordance with the procedures set out in this clause.

(b)	The disputed matters must be referred to the Expert by written submission which must include copies of relevant documentation relating to the dispute and reference to the relevant provisions of the Agreement.

(c)	The Expert must be instructed to finish its determination as soon as practicable and in any event no later than 20 Business Days after its appointment (or other period agreed by the Vendors’ Representative and the Purchaser).

(d)	The Purchaser must, and the Vendors will cause the Vendors’ Representative to, promptly supply the Expert with any information, assistance and cooperation requested by the Expert in connection with its determination. All correspondence between the Expert and a Party must be copied to the other Parties.

(e)	The Expert will determine the procedures for settlement of the disputed matter.

(f)	The Expert’s decision will be conclusive, final and binding on the Parties (except in the case of manifest error) and the Expert will deliver to the Parties a written explanation, in reasonable detail, of any decision, which will, among other things, set forth the amount of the CIH EBITDA and the Purchase Price Adjustment.

(g)	The costs of the Expert will be paid as determined by the Expert, having regard to the relative position of the Parties on the disagreement.

9.13	Efforts to Remove and Deregister the Specified Charges

From and after Completion, Vendors agree, jointly and severally, at their sole cost and expense, to use commercially reasonable efforts to indefeasibly remove and deregister the Specified Charges and deliver evidence reasonably satisfactory to Purchaser of the same within six (6) months after the Completion Date; provided, however, notwithstanding the foregoing:

(i)	Vendors will not take any material action in furtherance of this clause 9.13 without first obtaining the consent of Purchaser (which consent will not be unreasonably withheld);

(ii)	without limiting any of Purchaser’s rights or remedies arising under, or in connection with, the Transaction Documents (including, subject to clauses 12.2 and 12.8, the Specified Maters Indemnity), the Purchaser acknowledges that, based on information known as of the Operative Date, even if Vendors use their commercially reasonable efforts, it appears unlikely that the Specified Charges will be so removed and deregistered within such six (6) month period; and

(iii)	the Purchaser will be responsible for any Transaction Expenses incurred by Purchaser with respect to the Specified Charges during periods ending prior to the date that is six (6) months after the Completion Date.

If requested by the Vendors, the Purchaser will, at Vendors’ sole cost and expense, use its commercially reasonable efforts to assist the Vendors in fulfilling their obligations under this clause 9.13.

9.14	Excluded Assets Tax Amount

(a)	Within ten (10) Business Days after Purchaser has filed all Tax Returns relating to the Excluded Assets and the Divestiture Plan: (i) the Purchaser will deliver to Vendors’ Representative evidence showing the amount of the Tax paid by Purchaser with respect thereto (Excluded Assets Tax Amount), together with related supporting documentation; and (ii) if the Excluded Assets Tax Amount is less then the Excluded Assets Retention Amount, then the Purchaser will pay Vendors’ Representative such difference.

(b)	The Parties agree that the amounts paid by Purchaser under this clause 9.14, if any, shall increase the Purchase Price for United States tax purposes, except to the extent that any portion thereof must be treated as interest for such purposes.

(c)	For the avoidance of doubt, nothing in this clause 9.14 limits or restricts Purchaser’s rights or remedies under the Excluded Assets Indemnity.

10	Warranties and Indemnities from the Purchaser

10.1	Purchaser Warranties

The Purchaser represents and warrants to each Vendor that each of the following representations is true and accurate as at the Operative Date and will be so at Completion:

(a)	it has full power and authority, including board approval, to enter into this Agreement and the other Transaction Documents to which it is a party and has taken all necessary action to authorise the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party in accordance with their terms;

(b)	this Agreement constitutes, and at Completion, each of the other Transaction Documents to which the Purchaser is a party will constitute, a legally valid and binding obligation of the Purchaser, enforceable in accordance with its terms and the Purchaser has the requisite capacity to perform all of its obligations under each of the Transaction Documents to which it is a party by the times specified in such Transaction Documents;

(c)	the execution, delivery and performance of each of the Transaction Documents to which the Purchaser is a party will not violate any provision of:

(i)	the articles of incorporation or code of regulations of the Purchaser; or

(ii)	any Encumbrance or other document which is binding on the Purchaser; or

(iii)	any Laws;

(d)	the issue of the Completion Shares in accordance with this Agreement does not require the approval of the Purchaser’s shareholders;

(e)	the Purchaser has made all filings with, and has obtained all consents from, third parties and Governmental Agencies required in connection with the transactions contemplated hereby;

(f)	based on the representations and warranties provided in various of the Transaction Documents, Purchaser has complied in all material respects with all rules of the SEC including all rules associated with the issue of the Completion Shares in accordance with this document and the other Transaction Documents;

(g)	the authorized capital stock of the Purchaser consists of: (i) 25,000,000 shares of common stock, without par value, and (ii) 1,000,000 shares of preferred stock, without par value. As of October 31, 2007: (i) 10,142,887 shares of Common Stock were issued and outstanding, excluding 29,000 shares of Common Stock that were issued and held by the Purchaser in its treasury; and (ii) zero shares of Preferred Stock were issued and outstanding. All of the outstanding shares of capital stock of the Purchaser are duly authorized, validly issued, fully paid and non-assessable;

(h)

as of the close of business on December 31, 2007: (i) 121,500 shares of Common Stock are subject to issuance pursuant to outstanding options to purchase Common Stock under the Purchaser’s 1998 Non-Employee Director Stock Option Plan of Multi-Color Corporation, as amended or supplemented from time to time; (ii) 37,688 shares of Common Stock are subject to issuance pursuant to outstanding options to purchase Common Stock under the 1999 Long-Term Incentive Plan of Multi-Color Corporation, as amended or supplemented from time to time; (iii) 43,538 shares of Common Stock are subject to issuance pursuant to outstanding options to purchase Common Stock under the Purchaser’s 2003 Stock Option Plan, as amended or supplemented from time to time; and (iv) 276,685 shares of Common Stock are subject to issuance pursuant to outstanding options to purchase Common Stock under the Purchaser’s 2006 Director Equity Incentive Plan, as amended or supplemented from time to time. All shares of Common Stock subject to issuance under the plans set forth above, when issued upon the terms and subject to the conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Other than as set forth above, the Purchaser has not granted any option, convertible note, warrant or other security convertible into shares or other right over the issued or unissued capital of Multi-Color;

(i)	the Purchaser has taken all action and done all things necessary to validly issue the Completion Shares in accordance with this Agreement and as contemplated by the Transaction Documents;

(j)	the Completion Shares to be issued by the Purchaser pursuant to this Agreement and as contemplated in the Transaction Documents are duly authorized and, upon issuance in accordance with the terms of this Agreement and the other Transaction Documents, will be validly issued, fully paid and non-assessable, free and clear from all Taxes and Encumbrances created by the Purchaser, will not be subject to pre-emptive rights or other similar rights of stockholders of the Purchaser;

(k)	the Purchaser is duly incorporated, validly existing and in good standing under the laws of the State of Ohio, and in good standing in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorisation, except where the failure to be so qualified, authorized or in good standing would not have a material adverse effect on the Purchaser;

(l)	has full corporate power to own its properties, assets and businesses and to carry on the businesses it conducts;

(m)	there are no actions, claims, proceedings or investigations pending or threatened against the Purchaser or any person which may have a material effect on the Purchaser’s ability to perform it obligations in accordance with this Agreement;

(n)	it has, to the best of Purchaser’s knowledge, information and belief, at all relevant times conducted its business in accordance with all applicable laws, except where the failure to do would not have a material adverse effect on the Purchaser;

(o)	it has obtained all Authorisations necessary or required to conduct its business as currently conducted and has paid all fees due in relation to them and complied with all the conditions under them, or it has been granted an exemption from or other relief from a Governmental Agency from the need for such Authorisations, in each case, except to the extent the failure to do so would not have a material adverse effect on Purchaser;

(p)	no order has been made, proceedings commenced or resolutions passed for the winding up of the Purchaser. No voluntary arrangement has been reached with any creditors of the Purchaser. No receiver, receiver and manager, administrator, provisional liquidator or liquidator or any similar body has been appointed in relation to the assets of the Purchaser;

(q)

the Purchaser has filed all required registration statements, prospectuses, proxy statements, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2005. All such required registration statements, prospectuses, proxy statements, reports, schedules, forms, statements and other documents, as amended, are referred to as the “Purchaser SEC Reports.” As of their respective dates and giving effect to any amendments or supplements thereto filed with the SEC prior to the date of this Agreement, the Purchaser SEC Reports were prepared in accordance and complied in all material respects with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act

applicable to such Purchaser SEC Reports. The Purchaser is not required to file any forms, reports, schedules, statements or other documents with any non-U.S. Governmental Agency that performs a similar function to that of the SEC or any non-U.S. securities exchange or quotation service. No subsidiary of the Purchaser is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any forms, reports, schedules, statements or other documents with the SEC, any foreign Governmental Agency that performs a similar function to that of the SEC or any securities exchange or quotation service. With respect to Purchaser and its current Affiliates, the Purchaser has established and maintained proper disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act) designed to ensure that material information required to be included in the Purchaser SEC Reports is known to the officers of the Purchaser responsible for preparing, and certifying as to the accuracy of, the Purchaser SEC Reports. There are no outstanding loans made by the Purchaser or any of its subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Purchaser or any of its subsidiaries, and since the enactment of the Sarbanes-Oxley Act, neither the Purchaser nor any of its subsidiaries has made any loans to any executive officer or director of the Purchaser or any of its subsidiaries. Except as set forth in the Purchaser SEC Reports filed prior to the Operative Date, there are no related party transactions or off-balance sheet structures or transactions with respect to the Purchaser or any of its subsidiaries that would be required to be reported or set forth in such Purchaser SEC Reports; and

(r)	each of the Purchaser’s consolidated financial statements (including any related notes thereto) contained in the Purchaser SEC Reports (after giving effect to any amendments or supplements thereto filed prior to the Operative Date) (the “Purchaser Financials”): (i) complied in all material respects with the then applicable accounting requirements and rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q or 8-K); and (iii) fairly presented in all material respects the consolidated financial position of the Purchaser and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of Purchaser’s operations, stockholders equity and cash flows for the periods indicated. The September 30, 2007 balance sheet of the Purchaser contained in the Purchaser SEC Report is referred to as the “Purchaser Balance Sheet.” Except as disclosed in the Purchaser Financials filed with the SEC prior to Completion, neither the Purchaser nor any of its subsidiaries has any Liabilities, except for Liabilities incurred: (i) since the date of the Purchaser Balance Sheet in the ordinary course of business consistent with past practice (none of which are or will be material, either individually or in the aggregate) and Liabilities incurred pursuant to this Agreement or the transactions contemplated hereby; and (ii) with respect to the transactions contemplated by this Agreement and the Senior Credit Agreement.

10.2	Separate Warranties

Each warranty given by the Purchaser under clause 10.1 is a separate warranty and is not limited or restricted by any other warranty given by the Purchaser, except if that limit or restriction is clearly stated in the relevant warranty.

10.3	Purchaser indemnity

(a)	The representations and warranties contained in clause 10.1 shall be deemed to be continuing and survive Completion until the first anniversary of the Completion Date, except that such limitation does not apply to any Title Claim with respect to the Completion Shares and the Multi-Color Share Options.

(b)	Subject to the qualifications, limitations, and exclusions set forth in this clause 10.3, the Purchaser agrees to indemnify and hold harmless each Vendor from and against any and all Losses which any of the Vendors may sustain arising out of, or are otherwise related to:

(i)	any breach of the Purchaser Warranties or any breach of any covenant imposed on Purchaser under or in connection with this Agreement or any of the other Transaction Documents; or

(ii)	the Purchaser having offered the Completion Shares (but, for the avoidance of doubt, excluding the Completion Shares Transfers and the matters related thereto) in Australia to the Vendors and the Minority Interests Holders as contemplated by the Transaction Documents in breach of the Corporations Act or engaged in misleading or deceptive conduct in respect of the issue of such Completion Shares (but excluding any such Losses resulting from the Purchaser’s reliance on the warranties set forth in Schedule 2);

in each case, whether such Losses arise out of, or are otherwise related to, direct Claims, third party Claims, or otherwise; provided, however, that, notwithstanding anything in this Agreement to the contrary, except for Title Claims with respect to the Completion Shares and the Multi-Color Share Options, the Vendors shall not have any rights or remedies whatsoever under this clause 10.3 with respect to any matters for which the Purchaser does not receive written notice from the Vendors’ Representative on or prior to expiration date of the survival period set forth in clause 10.3(a) in accordance with this Agreement.

(c)	The Vendors acknowledge that each Vendors has entered into the Transaction Documents after conducting a thorough investigation of the Purchaser, the Completion Shares, and the Multi-Color Share Options.

(d)	The Purchaser Warranties are given subject to and qualified by, and the Vendors are not entitled to claim that any fact, matter or circumstance causes any of the Warranties to be breached if and to the extent, that the fact, matter or circumstance: (i) is disclosed in: (A) any of the Transaction Documents; or (B) the Disclosure Materials; or (ii) has arisen solely as a result of any conduct after Completion by the Vendors.

(e)	The Vendors acknowledge and agree with the Purchaser that they have had the opportunity to, and has, conducted due diligence investigations in relation to the Purchaser, the Completion Shares, and the Multi-Color Share Options.

(f)	Except in the case of Title Claims with respect to the Completion Shares and the Multi-Color Share Options, Purchaser is not liable to the Vendors for any Claim for breach of a Purchaser Warranty that results from (or the amount of the Claim is increased because of) new Law or a change in the Law or in its interpretation, in each case taking effect after the Completion Date.

(g)	If the Vendors become aware of a fact, matter or circumstance that may give rise to a Claim against Purchaser arising out of or in connection with the Transaction Documents, the Vendors must:

(i)	notify the Purchaser in writing of the Claim in accordance with clause 10.3(h);

(ii)	not itself admit or agree to anything with a third party in connection with the Claim, without the consent of the Purchaser (which consent must not be unreasonably withheld or delayed);

(iii)	permit the Purchaser (who may, but is not obliged) to, deal with the Claim on behalf of the Vendors, provided that: (A) the Purchaser keeps the Vendors’ Representative informed of all material developments in relation to any such Claims by providing written quarterly reports containing such information as the Vendors’ Representative reasonably requires; and (B) the Purchaser indemnifies the Vendors against any Losses which they may reasonably suffer or incur thereby and which they would not otherwise suffer or incur; and

(iv)	at the Purchaser’s cost, do any thing or not do any thing, in each case as the Purchaser reasonably requests, to deal with the Claim and keep the Purchaser informed about its actions or proposed actions in connection with the Claim.

(h)	Except in the case of Title Claims with respect to the Completion Shares and the Multi-Color Share Options, the Purchaser is not liable to the Vendors for any Claim arising out of or in connection with this Agreement, unless the Purchaser notifies the Vendors of the Claim:

(i)	within 90 days after any Vendor becomes aware of the Claim will give rise to a claim for indemnification under this Agreement; provided, however, that the omission to so notify the Purchaser will not relieve the Purchaser from any liability which it may have hereunder unless the Purchaser has been materially prejudiced thereby;

(ii)	in writing, setting out the act, matter or thing relied on as giving rise to the Claim; and

(iii)	before one (1) year after the Completion Date.

(i)	Except in the case of Title Claims with respect to the Completion Shares and the Multi-Color Share Options, the Vendors may not bring any Claim arising out of or in connection with any Transaction Document, unless:

(i)	the amount of the Claim (or Claims arising from the same facts or circumstances) exceeds $100,000, in which case a Claim may be brought for each such Claim from the first dollar; and

(ii)	the aggregate of all Claims exceeds $500,000, in which case a Claim may be brought for the such aggregate Claims from the first dollar.

(j)	Except in the case of Title Claims with respect to the Completion Shares and the Multi-Color Share Options, in respect of any Claim arising out of or in connection with this Agreement or any other Transaction Document:

(i)	the maximum amount which may be recovered from the Purchaser is limited to the Losses related to that Claim; and

(ii)	the maximum aggregate amount which may be recovered from the Purchaser for all such Claims is limited to $21,000,000.

(k)	Notwithstanding any other provision of this Agreement, the Purchaser acknowledges and agrees with the Vendors that none of the limitations and exclusions of liability set out in this clause 10.3 will apply to Claims arising out of or concealed by the fraudulent or dishonest conduct of the Purchaser or its agents or concealing from the Vendors any information, matter or thing which might lead to a Claim for a breach of a Purchaser Warranty and that its liability for any such Claims will be unlimited.

(l)	The Vendors must take all reasonable actions take all reasonable actions to mitigate any Loss, Liability, costs or other damage suffered as a result of a Claim against Purchaser arising out of or in connection with this Agreement.

(m)	If after the Purchaser has made a payment to the Vendors under a Claim made under the Purchaser Warranties, any Vendor receives any net benefit or credit (including in relation to its position in respect of Tax) by reason of the matters to which the Claim relates, then the Vendors shall immediately repay to the Purchaser a sum corresponding to the amount of the payment or (if less) the amount of the benefit or credit.

11	Warranties and Indemnities from the Vendors

11.1	Schedule 2 Warranties

(a)	The Vendors represent and warrant to the Purchaser that each statement in Part C of Schedule 2 is true and accurate on the Operative Date (unless expressly stated otherwise in such statements) and will be so at Completion only with respect to that Vendor and the Sale Shares owned by that Vendor.

(b)	The CIH Vendors jointly and severally represent and warrant to the Purchaser that each statement in all Parts of Schedule 2 (other than those statements in Part C) is true and accurate on the Operative Date and will be so at Completion (unless expressly stated otherwise in such statement), except to the extent that each warranty relates to Magnus Donners, the MD Excluded Assets, the MD Liabilities, or the MD Shares.

(c)	The MD Vendors jointly and severally represent and warrant to the Purchaser that each other statement in all Parts of Schedule 2 (other than those statements in Part C) which relates to Magnus Donners, the MD Excluded Assets, the MD Liabilities, or the MD Shares is true and accurate on the Operative Date and will be so at Completion (unless expressly stated otherwise in such statement).

(d)	The CIH Vendors represent and warrant to the Purchaser that each statement in Parts V, X, and Y of Schedule 2 is true and accurate on the date of this Agreement and will be so at Completion (unless expressly stated otherwise in such statement), except to the extent that any such statement relates to Magnus Donners, the MD Excluded Assets, the MD Liabilities, or the MD Shares (CIH Tax Warranty).

(e)	The MD Vendors represent and warrant to the Purchaser that each statement in Parts V, X, and Y of Schedule 2 is true and accurate on the date of this Agreement and will be so at Completion (unless expressly stated otherwise in such statements), except to the extent that any such statement does not relate to the MD Vendors, Magnus Donners, the MD Excluded Assets, the MD Liabilities, or the MD Shares (MD Tax Warranty).

11.2	Separate Warranties and Indemnities

Each warranty and indemnity given by a Vendor in this Agreement is a separate warranty and indemnity and is not limited or restricted by any other warranty or indemnity in this Agreement, except if that limit or restriction is clearly stated in the relevant warranty or indemnity or in this clause 11 or in clause 12.

11.3	General Indemnity

(a)	Subject to the exclusions, qualifications, and limitations set out in this clause 11 and in clause 12, the CIH Vendors jointly and severally indemnify and hold harmless the Purchaser from and against any and all Losses incurred by the Indemnified Parties to the extent that such Losses arise out of, or are otherwise related to:

(i)	a breach of any warranty made by, or covenant imposed on, the Vendors or Vendors’ Representative under or in connection with this Agreement or any of the other Transaction Documents; or

(ii)	any of the Vendors or their officers or agents having offered Multi-Color Shares (for the avoidance of doubt, including the Completion Shares Transfers and the matters related thereto) to any Person in breach of the Corporations Act or engaged in misleading or deceptive conduct in respect of the issue or transfer of such securities (but excluding any such Losses resulting from Vendor’s reliance on the Purchaser Warranties);

in each case, whether such Losses arise out of, or are otherwise related to, direct Claims, third party Claims, or otherwise, but excluding any such Losses arise out of, or are otherwise related to, the Excluded Tax Matters. (General Indemnity).

(b)	The Parties acknowledge and agree that:

(i)	if the Purchaser makes a Claim under the General Indemnity for Losses, the Purchaser will attempt to satisfy such Claim, in the first instance, by recourse to the Pledged Property held by the Escrow Agent in accordance with the Pledged Property Escrow Agreement; and

(ii)	the qualifications, limitations, and exclusions described in clauses 11.7(b) and 11.7(c) are also applicable, or not applicable, as the case may be, to any Tax Claim made by Purchaser under the General Indemnity.

11.4	Excluded Assets Indemnity

(a)	On and from Completion, the CIH Vendors jointly and severally indemnify and hold harmless the Purchaser from and against any and all Losses (including all Negative Tax Impacts) incurred by the Indemnified Parties that arise out, or are otherwise related to, the Excluded Assets or the Divestiture Plan whether such Losses arise out of, or are otherwise related to, direct Claims, third party Claims, or otherwise, including:

(i)	Losses incurred by the Indemnified Parties to the extent that those Losses arise out of, or are otherwise related to, any breach of Warranties 2, 3, 4, or 5; and

(ii)	Claims brought against the Indemnified Parties by a third party arising out of, or otherwise related to, any breach of Warranties 2, 3, 4, or 5.

(Excluded Assets Indemnity).

(b)	The Parties acknowledge and agree that:

(i)	clauses 11.9, 11.10, 11.11, 11.12, 12.1, 12.3(c), 12.4, and 12.5 do not apply to the Excluded Assets Indemnity;

(ii)	subject to the Excluded Assets Indemnity, the Vendors shall be entitled to any and all benefits arising from or in connection with the Excluded Assets after the Completion Date;

(iii)	Purchaser may not make a Claim under the Excluded Assets Indemnity for Losses relating to the Divestiture Plan unless the amount of such Losses exceeds the Excluded Assets Retention Amount, in which case, Purchaser may only recover such Losses in excess of the Excluded Assets Retention Amount; and

(iv)	if the Purchaser makes a Claim under the Excluded Assets Indemnity for Losses, the Purchaser will attempt to satisfy such Claim, in the first instance, by recourse to the Pledged Property held by the Escrow Agent in accordance with the Pledged Property Escrow Agreement.

11.5	Minority Interests Indemnity

(a)	The CIH Vendors jointly and severally indemnify and hold harmless the Purchaser from and against any and all Losses (including all Negative Tax Impacts) incurred by the Indemnified Parties to the extent such Losses arise out of, or are otherwise related to, the Purchase of the Minority Interests, whether such Losses arise out of, or are otherwise related to, direct Claims, third party Claims, or otherwise, including Losses incurred by the Indemnified Parties to the extent that those Losses arise out of, or are otherwise related to, any breach of Part B of Schedule 2 (Minority Interests Indemnity), but the Minority Interests Indemnity does not cover any such Losses resulting from the Purchaser having offered the Completion Shares (but, for the avoidance of doubt, excluding the Completion Shares Transfers and the matters related thereto) in Australia to the Vendors and the Minority Interests Holders as contemplated by the Transaction Documents in breach of the Corporations Act or engaged in misleading or deceptive conduct in respect of the issue of such Completion Shares (but excluding any such Losses resulting from the Purchaser’s reliance on the warranties set forth in Schedule 2).

(b)	The Parties acknowledge and agree that:

(i)	clauses 11.9, 11.10, 11.11, 11.12, 12.1, 12.3(c), 12.4, and 12.5 do not apply to the Minority Interests Indemnity; and

(ii)	if the Purchaser makes a Claim under the Minority Interests Indemnity for Losses, the Purchaser will attempt to satisfy such Claim, in the first instance, by recourse to the Pledged Property held by the Escrow Agent in accordance with the Pledged Property Escrow Agreement.

11.6	Magnus Donners Indemnity

(a)	Teakle indemnifies and holds harmless the Purchaser from and against any and all Losses (including all Negative Tax Impacts) incurred by the Indemnified Parties to the extent such Losses arise out of, or are otherwise related to, Magnus Donners, the MD Divestiture Plan, the MD Liabilities or the MD Excluded Assets, whether such Losses arise out of, or are otherwise related to, direct Claims, third party Claims, or otherwise, including Losses incurred by the Indemnified Parties to the extent that those Losses arise out of, or are otherwise related to, any breach of any of the Warranties relating to Magnus Donners, the MD Divestiture Plan, the MD Shares, the MD Excluded Assets, or the MD Liabilities, but excluding any Negative Tax Impact arising as a result of Magnus Donners making the election described in clause 8.2(b)(xxiv) (and, for the avoidance of doubt, to the extent that Purchaser incurs any Taxes or Losses with as a result of Magnus Donners making such election, then Purchaser may not recover such Taxes or Losses under the Magnus Donners Indemnity). (Magnus Donners Indemnity).

(b)	The Parties acknowledge and agree that:

(i)	clauses 11.9, 11.10, 11.11, 11.12, 12.1, 12.3(c), 12.4, and 12.5 do not apply to the Magnus Donners Indemnity; and

(ii)	if the Purchaser makes a Claim under the Magnus Donners Indemnity for Losses, the Purchaser will attempt to satisfy such Claim, in the first instance, by seeking payment from Teakle.

11.7	Tax Indemnity

(a)	The CIH Vendors jointly and severally indemnify and hold harmless the Purchaser from and against:

(i)	all Taxes, and any related Losses, of the Post-Completion Group that are payable with respect to any Tax period or portion of a Tax period that ends on or before the Completion Date, including, in the case of any Tax period that begins before and ends after the Completion Date, the portion of such period ending at the closing of business on the Completion Date; and

(ii)	any and all Losses incurred by the Indemnified Parties to the extent that such Losses arise out of, or are otherwise related to, a breach of the CIH Tax Warranty whether such Losses arise out of, or are otherwise related to, direct Claims, third party Claims, or otherwise;

in each case, excluding any such Taxes and related Losses relating to the Excluded Tax Matters (and, for the avoidance of doubt, to the extent that Purchaser incurs any Taxes or Losses with respect to the Excluded Tax Matters, then Purchaser may not recover such Taxes or Losses under the Tax Indemnity). (Tax Indemnity).

(b)	The Parties acknowledge and agree that:

(i)	clauses 11.9, 11.10, 11.11, 11.12, 12.1, 12.4, and 12.5 do not apply to the Tax Indemnity;

(ii)	if the Purchaser makes a Claim under the Tax Indemnity, the Purchaser will attempt to satisfy such Claim, in the first instance, by recourse to the Pledged Property held by the Escrow Agent in accordance with the Pledged Property Escrow Agreement; and

(iii)	the Purchaser may file Tax Returns, change the Tax accounting or Tax elections for a Post-Completion Group Company (but only to the extent required by Law), or adjust any intercompany item (but only to the extent required by Law), in each case for any post-Completion period, without limiting the Purchaser’s rights and remedies arising under this clause 11.7 (and, for the avoidance of doubt, to the extent that Purchaser incurs any Taxes or Losses with respect to any such changes or adjustments that are not required by Law, then Purchaser may not recover such Taxes or Losses under the Tax Indemnity).

(c)	Without limiting any of Purchaser’s rights or remedies arising under this Agreement (including clause 11.7(a)), the Purchaser will prepare and file all Tax Returns of the Post-Completion Group due after the Completion Date and pay all Taxes owed with respect to those Tax Returns.

11.8	Specified Matters Indemnity

(a)

The CIH Vendors jointly and severally indemnify and hold harmless the Purchaser from and against any and all Losses (including any Negative Tax Impact) incurred by the Indemnified Parties to the extent such Losses arise out of, or are otherwise related to: (i) the Specified Matters Liabilities; or (ii) any breach of the covenants in clauses 9.13 or Warranty 60, in each case, whether such Losses arise out of, or are otherwise related to, direct Claims, third party Claims, or otherwise. (Specified Matters Indemnity).

(b)	The Parties acknowledge and agree that:

(i)	clauses 11.9, 11.10, 11.11, 11.12, 12.1 (other than clause 12.1(c)), 12.3(c), 12.4, and 12.5 do not apply to the Specified Matters Indemnity (and, for the avoidance of doubt, the Parties acknowledge and agree that clause 12.8 does apply to Losses relating to the Specified Charges);

(ii)	if the Purchaser makes a Claim under the Specified Matters Indemnity, the Purchaser will attempt to satisfy such Claim, in the first instance, by recourse to the Pledged Property held by the Escrow Agent in accordance with the Pledged Property Escrow Agreement;

(iii)	the Purchaser may file Tax Returns, change the Tax accounting or Tax elections for a Post-Completion Group Company (but only to the extent required by Law), or adjust any intercompany item (but only to the extent required by Law), in each case for any post-Completion period, without limiting the Purchaser’s rights and remedies arising under this clause 11.8 (and, for the avoidance of doubt, to the extent that Purchaser incurs any Losses with respect to any such changes or adjustments that are not required by Law, then Purchaser may not recover such Losses under the Specified Matters Indemnity); and

(iv)	the Purchaser will be responsible for any Transaction Expenses incurred by Purchaser with respect to: (i) the Specified Matters Liabilities (other than the Specified Charges), prior to Completion; and (ii) the Specified Charges, during periods ending prior to the date that is six (6) months after the Completion Date (and, for the avoidance of doubt, subject to the applicable exclusions, limitations, and qualifications set forth in clauses 11 and 12, the CIH Vendors will be responsible for all other Transaction Expenses incurred by Purchaser with respect to the Specified Matters Liabilities).

11.9	Excluded Representations

The Purchaser:

(a)	(waiver): to the fullest extent permitted by Law, waives any possible Claims it may have against each Vendor or any of their respective officers, employees, agents or advisers (including Claims under or in respect of Part V of the Trade Practices Act 1974 or under Part 10 of the Fair Trading Act 1987 (SA), or any other legislation which is to any extent similar to such Part V or Part 10) for any statement or representation made concerning the Shares provided that this waiver will not operate to exclude liability for any fraudulent or dishonest conduct which comprises the whole or part of any such Claims; and

(b)	(investigation): acknowledges that it has entered into this Agreement after conducting a thorough investigation of the Sale Companies, the Post-Completion Group and the Business and by examining the Disclosure Materials.

11.10	Qualifications

The Warranties are given subject to and qualified by, and the Purchaser is not entitled to claim that any fact, matter or circumstance causes any of the Warranties to be breached if and to the extent, that the fact, matter or circumstance:

(a)	is disclosed in:

(i)	this Agreement; or

(ii)	the Disclosure Materials; or

(b)	has arisen solely as a result of: (A) any conduct after Completion by the Purchaser; or (B) any conduct prior to Completion of the Vendors, any Post-Completion Group Company, or any Sale Company at the written direction of the Purchaser (including the US Printing Presses Transaction described in clause 2.2 or the acquisition of Collotype Labels USA in accordance with clause 2.3 (but excluding the Intercompany Loan)).

11.11	Acknowledgments

The Purchaser acknowledges and agrees with the Vendors that:

(a)	it has had the opportunity to, and has, conducted due diligence investigations in relation to each Post-Completion Group Company, each Sale Company and the Business before the Operative Date;

(b)	the Warranties are the only warranties that the Purchaser requires, and on which the Purchaser has relied, in entering into this Agreement;

(c)	for the avoidance of doubt, no warranty or representation, expressed or implied, is given in relation to any information or expression of intention or expectation nor any forecast, budget or projection contained or referred to in the Disclosure Materials; and

(d)	to the extent permitted by Law, all other warranties, representations and undertakings (whether express or implied and whether oral or in writing) made or given by any Post-Completion Group Company, Sale Company or any of their employees, customers, agents or representatives are expressly excluded.

11.12	No reliance

(a)	The Purchaser acknowledges, and represents and warrants to the Vendors, that:

(i)	it has entered into this Agreement after satisfactory inspection and investigation of the affairs of the Post-Completion Group and the Sale Companies, including a reasonable review of all the Disclosure Materials; and

(ii)	except to the extent expressly set out in this Agreement (including in the Warranties), it has made, and it relies upon, its own reasonable searches, enquiries and evaluations in respect of the Business (including in connection with any financial analysis or modelling conducted by the Purchaser or any of their representatives or advisers).

(b)	The Parties acknowledge that the Vendors are not under any obligation to provide the Purchaser or its advisers with any information (including financial information) on the future performance or prospects of the Post-Completion Group. If the Purchaser has received opinions, estimates, projections, business plans, budget information or forecasts in connection with the Post-Completion Group (including in connection with any financial analysis or modelling conducted by the Purchaser or any of its representatives or advisers), the Purchaser acknowledges and agrees that:

(i)	there are uncertainties inherent in attempting to make these opinions, estimates, projections, business plans, budgets and forecasts and the Purchaser is familiar with these uncertainties;

(ii)	the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all opinions, estimates, projections, business plans, budgets and forecasts furnished to it; and

(iii)	the Vendors are not liable under any Claim arising out of or relating to any opinions, estimates, projections, business plans, budgets or forecasts in connection with the Post-Completion Group.

12	Claims against the Vendors

12.1	Limits on types of Claims

Except in the case of Title Claims and Claims arising under the Excluded Assets Indemnity, Minority Interests Indemnity, Magnus Donners Indemnity, and the Specified Matters Indemnity, no Vendor is liable to the Purchaser for any Claim for breach of a Warranty:

(a)	(Disclosure Materials): to the extent that the matter giving rise to the Claim is expressly disclosed in the Disclosure Materials;

(b)	(new or changed Law): to the extent that the Claim results from (or the amount of the Claim is increased because of) new Law or a change in the Law or in its interpretation, in each case taking effect after the Completion Date; or

(c)	(pre-Completion matters): to the extent that the matter giving rise to the Claim results from the US Printing Presses Transaction described in clause 2.2 or the acquisition of Collotype Labels USA in accordance with clause 2.3 (but excluding the Intercompany Loan).

12.2	Purchaser’s obligations relating to Claims

If the Purchaser becomes aware of a fact, matter or circumstance that may give rise to a Claim against a Vendor arising out of or in connection with this Agreement, the Purchaser must:

(a)	(notify): notify the Vendors in writing of the Claim in accordance with clause 12.3(a);

(b)	(no admission): not itself admit or agree to anything with a third party in connection with the Claim, without the consent of the Vendors’ Representative (which consent must not be unreasonably withheld or delayed);

(c)	(access): permit the Vendors’ Representative and its advisers to have access to the assets, premises and employees of the Post-Completion Group and the Purchaser (during normal business hours and with reasonable notice), to enable the Vendors’ Representative to deal with the Claim; and

(d)	(conduct of Claim): if the Claim arises in connection with a Claim made by a third party against the Purchaser or a Post-Completion Group Company:

(i)	permit the Vendors’ Representative who may, but is not obliged to, deal with the Claim on behalf of the Purchaser or the Post-Completion Group Company, provided that:

(A)	the Vendors’ Representative affords the Purchaser the opportunity to consult with the Vendors on all matters of significance for the goodwill of the Business; and

(B)

the Vendors’ Representative keeps the Purchaser and the Post-Completion Group informed of all material developments in relation to any such claims by providing written quarterly reports containing such information as the Purchaser or the Post-Completion Group reasonably requires; and

(C)	the Vendors indemnify the Purchaser and the Post-Completion Group Company against any Losses which they may reasonably suffer or incur thereby and which it would not otherwise suffer or incur; and

(ii)	at the Vendors’ cost, do any thing or not do any thing, in each case as the Vendors’ Representative reasonably requests, to deal with the Claim and keep the Vendors’ Representative informed about its actions or proposed actions in connection with the Claim.

12.3	Time Limits for Claims

The Vendors are not liable to the Purchaser for any Claim arising out of or in connection with this Agreement, unless the Purchaser notifies the Vendors of the Claim:

(a)	within 90 days after the Purchaser becomes aware of the Claim will give rise to a claim for indemnification under this Agreement (which, for the avoidance of doubt, will not include the Claim coming to the attention of the Vendors only (whether in their management capacity or otherwise); provided, however, that the omission to so notify the Vendors will not relieve the Vendors from any liability which they may have hereunder unless the Vendors have been materially prejudiced thereby;

(b)	in writing, setting out the act, matter or thing relied on as giving rise to the Claim;

(c)	in the case of Title Claims and Claims made under the Excluded Assets Indemnity, the Minority Interests Indemnity, the Magnus Donners Indemnity, and the Specified Matters Indemnity with respect to the Specified Charges, the Completion Share Transfers, the RSA Non-Resident Matter, or the Specified Spain Matters, at any time after Completion (for the avoidance of doubt, the Parties acknowledge that there is no time limitation applicable to all Claims described in this clause 12.3(c));

(d)	in the case of Claims made under the Specified Matters Indemnity (other than with respect to the Specified Charges, the Completion Shares Transfers, the RSA Non-Resident Matter, or the Specified Spain Matters), within five (5) years after the Completion Date; and

(e)	in the case of Claims (other than Title Claims) made under the General Indemnity and the Tax Indemnity:

(i)	in the case of Tax Claims, within four (4) years after the Completion Date; and

(ii)	in the case of any other Claims, within one (1) year after the Completion Date.

12.4	Claims Thresholds

Except in the case of Title Claims and Claims arising under the Excluded Assets Indemnity, the Minority Interests Indemnity, the Magnus Donners Indemnity, the Tax Indemnity, and the Specified Matters Indemnity, the Purchaser may not bring any Claim arising out of or in connection with this Agreement or any other Transaction Document, unless:

(a)	(individual Claim): the amount of the Claim (or Claims arising from the same facts or circumstances) exceeds $100,000 (each a Qualifying Claim), in which case a Claim may be brought for each Qualifying Claim from the first dollar; and

(b)	(aggregated Claims): the aggregate of all Claims exceeds $500,000 (the Aggregate Claims), in which case a Claim may be brought for the Aggregate Claims from the first dollar.

12.5	Claims Limit

Except in the case of Title Claims and Claims arising under the Excluded Assets Indemnity, Minority Interests Indemnity, Magnus Donners Indemnity, the Tax Indemnity, and the Specified Matters Indemnity (for which there are no Claim limits), the Parties agree that, in respect of any Claim arising out of or in connection with this Agreement or any other Transaction Document:

(a)	the maximum amount which may be recovered from the Vendors is limited to the Losses related to that Claim; and

(b)	the maximum aggregate amount which may be recovered from the Vendors for all such Claims is limited to $21,000,000.

12.6	Fraudulent and dishonest conduct

Notwithstanding any other provision of this Agreement, the Vendors acknowledge and agree with the Purchaser that none of the limitations and exclusions of liability set out in this clause 12 will apply to Claims arising out of or concealed by the fraudulent or dishonest conduct of the Vendors or their agents or concealing from the Purchaser any information, matter or thing which might lead to a Claim for a breach of Warranty and that their liability for any such Claims will be unlimited.

12.7	Tax treatment of indemnity payments

Vendor payments to the Purchaser with respect to Claims shall be treated for Tax purposes as reductions to the Purchase Price.

12.8	Mitigation

The Purchaser must take all reasonable action and, from and after Completion, must procure that the Post-Completion Group takes all reasonable action to mitigate any Loss, Liability, costs or other damage suffered as a result of a Claim against Vendors arising out of or in connection with this Agreement.

12.9	Credit

If, after the Vendors have made a payment to the Purchaser under a Claim made under the Warranties, the Purchaser, any Post-Completion Group Company or any Sale Company receives any net benefit or credit (including in relation to its position in respect of Tax) by reason of the matters to which the Claim relates, then the Purchaser shall immediately repay to the Vendors a sum corresponding to the amount of the payment or (if less) the amount of the benefit or credit.

12.10	Pledged Property Escrow Agreement

To the extent Purchaser makes a Claim for which recourse may be sought against the Pledged Property, the resolution of such Claim will, in addition to being subject to the terms and conditions of this Agreement, be subject to the terms and conditions of the Pledged Property Escrow Agreement.

12.11	CIH Vendor and Teakle Limitations

(a)	A CIH Vendor is not liable to the Purchaser for any Claim for breach of a Warranty to the extent that the Warranty relates solely to Magnus Donners.

(b)	Teakle is not personally liable to the Purchaser for any Claim for a breach of a Warranty or covenant to the extent that the Warranty or covenant does not relate to Teakle (solely in his capacity as an MD Vendor), Magnus Donners, the MD Divestiture Plan, the MD Shares, the MD Excluded Assets, or the MD Liabilities.

13	Restraint

13.1	Restraint

For the purpose of protecting the goodwill of the Post-Completion Group and in consideration of the benefits to be derived by them from the sale by the Vendors of the Sale Shares, during the Restraint Period in the Restraint Area, each Vendor must not, and must procure that the Restricted Parties do not, acting alone or in the capacity of a partner, associate, principal, agent, representative, director, officer, member, shareholder, or other security holder, directly or indirectly:

(a)	operate, participate in, or promote a Restrained Business in any capacity or manner;

(b)	have any kind of interest in or concern with a Restrained Business, directly or indirectly;

(c)	seek or gain the custom of a person who was a customer or supplier of the Post-Completion Group at any time during the 12 months before Completion, in order to carry on business in competition with the Business; or

(d)	employ or engage an employee or independent contractor of the Post-Completion Group, Multi-Color or its Related Entities, or approach an employee or independent contractor of the Post-Completion Group, Multi-Color or its Related Entities with a view to encouraging them to leave their employment or engagement, except that nothing in this clause 13 shall restrict a Vendor or a Restricted Party (whether directly or through nominees) from holding not more than 5% of the issued shares of a corporation or units in a trust listed on a recognised stock exchange.

13.2	Injunctive Relief

Each Vendor acknowledges that monetary damages alone may not be adequate compensation to the Purchaser for a breach of clause 13.1 and that the Purchaser may seek an injunction from a court of competent jurisdiction if:

(a)	the Vendor fails to comply or threatens to fail to comply with clause 13.1; or

(b)	the Purchaser reasonably believes that the Vendor will not comply with clause 13.1.

13.3	Acknowledgement

Each Vendor acknowledges that the parties have carefully negotiated the restraint and that it is a fair and reasonable restraint for which the Vendors have received valuable, fair and reasonable consideration under this Agreement and the Transaction Documents.

13.4	Exceptions

This clause 13 does not restrict a Vendor from:

(a)	performing any employment agreement with CIH or any other Post-Completion Group Company;

(b)	participating in and dealing with the Excluded Assets for the purposes of appropriately divesting those Excluded Assets whether before or after Completion;

(c)	holding or dealing with any proportion of shares in Multi-Color; or

(d)	recruiting a person through a recruitment agency (except if the agency targets employees of the Sale Companies) or in a response to a newspaper, web page or other public employment advertisement.

13.5	Independent restraints

Each: (a) covenant in the subclauses and paragraphs of clause 13.1; (b) paragraph of the Restraint Period definition; and (c) paragraph of the Restraint Area definition is a separate and independent covenant by each Vendor which can be combined, and each combination is a separate restraint. If a restraint is illegal, void or unenforceable, this Agreement is to be interpreted as if that restraint was omitted but that does not affect the other restraints.

14	GST

14.1	Interpretation

In this clause 14 expressions which are not defined but have a defined meaning in GST Law have the same meaning as in the GST Law.

14.2	Payment of GST

If GST is payable by a supplier or by the representative member for a GST group of which the supplier is a member, on any supply made under this Agreement, the recipient will pay to the supplier an amount equal to the GST payable on the supply.

14.3	Timing of GST payment

The recipient will pay the amount referred to in clause 14.2 in addition to and at the same time that the consideration for the supply is to be provided under this Agreement.

14.4	Tax Invoice

The supplier must deliver a Tax Invoice to the recipient before the supplier is entitled to payment of an amount under clause 14.2. The recipient can withhold payment of the amount until the supplier provides a Tax Invoice as appropriate.

14.5	Reimbursements

Where a Party is required under this Agreement to pay or reimburse an expense or outgoing of another Party, the amount to be paid or reimbursed by the first Party will be the sum of:

(a)	the amount of the expense or outgoing less any input Tax credits in respect of the expense or outgoing to which the other party, or to which the representative member for a GST group of which the other Party is a member, is entitled; and

(b)	if the payment or reimbursement is subject to GST, an amount equal to that GST.

15	Non-disclosure

15.1	Confidential Information

Subject to clauses 15.3 and 15.4, each Party must keep confidential, and must ensure that each of its advisers and representatives keeps confidential:

(a)	all Confidential Information of each other Party; and

(b)	the content of:

(i)	this Agreement; and

(ii)	the negotiations in connection with this Agreement,

unless, subject to clause 15.4, compelled to do otherwise by Law (or by a Governmental Agency, court, tribunal or stock exchange).

15.2	Confidential Group Information

(a)	Confidential Group Information means:

(i)	all information of, used by, related to or connected with the Business, any Post-Completion Group Company, Sale Company or their transactions, operations and affairs;

(ii)	all other information treated by any Post-Completion Group Company or Sale Company as confidential;

(iii)	all notes, data, reports and other records (whether or not in tangible form) based on, incorporating or derived from information referred to in paragraphs (i) or (ii); and

(iv)	all copies (whether or not in tangible form) of the information, notes, reports and records referred to in paragraphs (i), (ii) or (iii),

that is not public knowledge (otherwise than as a result of a breach of a confidentiality obligation of a party).

(b)	Subject to clauses 15.3 and 15.4, the Purchaser must keep confidential any Confidential Group Information disclosed to the Purchaser by or on behalf of a Vendor, or of which the Purchaser becomes aware (whether before or after the date of this Agreement).

15.3	Permitted disclosure

A Party may disclose Confidential Information and the Purchaser may disclose Confidential Group Information:

(a)	on a confidential basis to its advisers or representatives if they need to know that information to enable them to advise in connection with this Agreement (including its administration or enforcement) or otherwise evaluate this Agreement or the transactions contemplated by it;

(b)	with the written consent of each other Party;

(c)	if required to do so by Law; or

(d)	if this Agreement expressly requires it to disclose information.

15.4	Compulsory disclosure

If a Party is or may be compelled by Law (or by an authority such as a Governmental Agency, court, tribunal or stock exchange) to disclose Confidential Information of another Party or the Purchaser is compelled to disclose Confidential Group Information, it must:

(a)	immediately notify the other Party in writing;

(b)	if requested by the other Party and at the other Party’s expense, assist and permit the other Party to oppose or restrict disclosure of that Confidential Information to the maximum extent permitted by Law; and

(c)	subject to clause 15.4(b), make disclosure, to the extent possible, on terms that will preserve the strictest confidentiality of that Confidential Information.

15.5	Continuing obligations

This clause 15 continues to bind the Parties after Completion and after each Party’s other obligations under this Agreement terminate.

15.6	Publicity

Except as required by Law, no Party may make any public announcement or press release relating to the subject matter or terms of this Agreement without the prior written consent of the other Parties.

16	Dispute Resolution

16.1	Arbitration

(a)	If the Parties are unable to resolve a Dispute to their mutual satisfaction, the Parties agree to refer such Disputes to legally binding arbitration administered by the ACDC, except for Securities Matters and as provided in clause 16.3.

(b)	A Party may refer a dispute to arbitration pursuant to this clause 16.1 by notice to the ACDC and to the other Parties of the dispute so that the ACDC may commence the process of arbitration.

16.2	Conduct of arbitration

(a)	The arbitration will be conducted in Adelaide, South Australia in accordance with the ACDC Rules for Arbitration which are operating at the time the dispute is referred to the ACDC and which terms are hereby deemed incorporated into this Agreement.

(b)	The Parties must instruct the arbitrator that the time period for resolution of any dispute is not to exceed 60 days from the date of appointment of the arbitrator.

16.3	Interlocutory relief

Nothing in this clause prevents a Party from taking immediate steps to seek equitable or interlocutory relief.

16.4	Confidentiality

Except as required by Law, any information or documents disclosed by a Party under this clause 16:

(a)	must be kept confidential; and

(b)	may only be used to attempt to resolve the Dispute.

16.5	Costs

(a)	Each Party to a Dispute must pay its own costs of complying with this clause 16.

(b)	The Parties to the Dispute must equally pay the costs of any arbitrator.

17	Notices

17.1	General

A notice, demand, certification, process or other communication relating to this Agreement must be in writing in English and may be given by an agent of the sender.

17.2	How to give a communication

In addition to any other lawful means, a communication may be given by being:

(a)	personally delivered;

(b)	sent to the Party’s current address for notices by pre-paid ordinary mail or, if the address is outside Australia, by pre-paid airmail; or

(c)	sent by fax to the Party’s current fax number for notices.

17.3	Particulars for delivery of notices

(a)	The particulars for delivery of notices are initially:

CIH Vendors or Vendors’ Representative

the address set out in Item 1 of Schedule 1 marked for the attention of the person specified in that Item and, if specified, by fax to the fax number specified

MD Vendors

the address set out in Item 2 of Schedule 1 marked for the attention of the person specified in that Item and, if specified, by fax to the fax number specified

Purchaser

Address:	Summit Woods Corporate Center

50 E-Business Way, Suite 400

Sharonville, Ohio 45241 USA

Attention:	Frank Gerace, President & CEO

Fax:	(513) 345-1102

(b)	Each Party may change its particulars for delivery of notices by notice to each other Party.

17.4	Communications by post

Subject to clause 17.6, a communication is given if posted:

(a)	within Australia to an Australian address, three Business Days after posting; or

(b)	in any other case, ten Business Days after posting.

17.5	Communications by fax

Subject to clause 17.6, a communication is given if sent by fax, when the sender’s fax machine produces a report that the fax was sent in full to the addressee. That report is conclusive evidence that the addressee received the fax in full at the time indicated on that report.

17.6	After hours communications

If a communication is given:

(a)	after 5.00 pm in the place of receipt; or

(b)	on a day which is a Saturday, Sunday or bank or public holiday in the place of receipt,

it is taken as having been given at 9.00 am on the next day which is not a Saturday, Sunday or bank or public holiday in that place.

17.7	Process service

Any process or other document relating to litigation, administrative or arbitral proceedings relating to this Agreement may be served by any method contemplated by this clause 17 or in accordance with any applicable Law.

17.8	Stamp Duty

(a)

The Purchaser as between the Parties is liable for and must pay all stamp duty (including any fine or penalty except where it arises from default by the other Party) on or relating to this Agreement or any of the Transaction Documents, except: (i) any such duty relating to the transfer of the Excluded Assets and the

MD Excluded Assets (which must be paid by CIH); and (ii) except as set forth in clause 8.2(b)(xv).

(b)	If a Party other than the Purchaser pays any stamp duty (including any fine or penalty) on or relating to this Agreement or any of the Transaction Document, any dutiable transaction evidenced or effected by it, the Purchaser must pay that amount to the paying Party on demand, except as provided in clause 17.8(a) and clause 8.2(b)(xv).

17.9	Transaction Expenses

Except as expressly stated otherwise in this Agreement:

(a)	the Purchaser must pay its own Transaction Expenses; and

(b)	except as otherwise provided in this Agreement, the Parties acknowledge and agree that CIH will pay the Vendors’ normal and customary Transaction Expenses as and when those Transaction Expenses fall due and payable.

18	General

18.1	Entire understanding

(a)	This agreement and the documents referred to in this Agreement contain the entire understanding among the Parties as to the subject matter of this Agreement.

(b)	All previous negotiations, understandings, representations, warranties, memoranda or commitments concerning the subject matter of this Agreement are merged in and superseded by this Agreement and are of no effect. No Party is liable to any other Party in respect of those matters.

(c)	No oral explanation or information provided by any Party to another:

(i)	affects the meaning or interpretation of this Agreement; or

(ii)	constitutes any collateral agreement, warranty or understanding between any of the Parties.

18.2	Amendment

This Agreement may only be varied or replaced by a document duly executed by the Parties.

18.3	Waiver and exercise of rights

(a)	A single or partial exercise or waiver by a Party of a right relating to this Agreement does not prevent any other exercise of that right or the exercise of any other right.

(b)	A Party is not liable for any loss, cost or expense of any other Party caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right.

18.4	Assignment

No Party may assign its rights under this Agreement without the prior written consent of each other Party; provided, that:

(a)	the Purchaser may assign or transfer all or a portion of its rights arising under this Agreement or the other Transaction Documents to Multi-Color Australia prior to or after Completion; and

(b)	the Purchaser may collaterally assign all of its rights and benefits arising under this Agreement or the other Transaction Documents to any financing source of the Purchaser.

18.5	No merger

The provisions of this Agreement do not merge on Completion or because of it.

18.6	Rights cumulative

Except as expressly stated otherwise in this Agreement, the rights of a Party under this Agreement are cumulative and are in addition to any other rights of that Party.

18.7	Continuing obligations

All rights and obligations of a Party which have not been performed at Completion are not extinguished or affected by Completion, unless those rights or obligations are specifically waived or released in writing by a document signed by all Parties.

18.8	Severability

(a)	Subject to clause 18.8(b), if a provision of this Agreement is illegal or unenforceable in any relevant jurisdiction, it may be severed for the purposes of that jurisdiction without affecting the enforceability of the other provisions of this Agreement.

(b)	Clause 18.8(a) does not apply if severing the provision:

(i)	materially alters the:

(A)	scope and nature of this Agreement; or

(B)	the relative commercial or financial positions of the Parties; or

(ii)	would be contrary to public policy.

18.9	Approvals and consents

A Party may give conditionally or unconditionally or withhold its approval or consent in its absolute discretion unless this Agreement expressly provides otherwise.

18.10	Set-off

Except as otherwise provided in clause 5.2, a Party must make all payments under this Agreement without set-off or counterclaim.

18.11	Further steps

Each Party must at its own cost promptly do whatever any other Party reasonably requires of it to give effect to this Agreement and to perform its obligations under it.

18.12	Liability

An obligation of two or more Persons under this Agreement binds them jointly and severally.

18.13	Counterparts

This agreement may consist of a number of counterparts and if so the counterparts taken together constitute one and the same instrument and any signature pages of this Agreement transmitted by facsimile will have the same legal effect as an original executed signature page.

18.14	Attorneys

Each of the attorneys, if any, executing this Agreement states that the attorney has no notice of the revocation of that attorney’s power of attorney.

18.15	Release

(a)	From and after Completion, each Vendor, on its own behalf and on behalf of any person claiming, directly or indirectly, by, through, or as a result of the Vendor (including, to the extent applicable, the Vendor’s Affiliates and the Vendor’s and its Affiliates respective present and former employees, agents, officers, directors, shareholders, managers, members, partners, general partners, and limited partners) (collectively, with the Vendor, the Releasing Parties), releases and discharges CIH and each of its Affiliates (which, from and after Completion, include the Purchaser and its Affiliates and Related Bodies Corporate), and each of the respective present and former employees, agents, officers, directors, shareholders, managers, members, partners, general partners, and limited partners of CIH and its respective Affiliates (collectively, the Released Parties), from, and waive any and all Claims of the Releasing Parties, including any and all Claims arising out of any Vendor’s employment or position as a director or officeholder of CIH or any of its Affiliates, against the Released Parties arising, in whole or in part, as of or prior to the Completion Date, excepting only Claims arising under or with respect to: (i) the Transaction Documents (including all entitlements provided or recognized in the Senior Executive Employment Agreements); and (ii) the Completion Shares.

(b)	Each Vendor, on its own behalf and on behalf of each of the other Releasing Parties, knowingly grants the release and discharge set forth in clause 18.15(a) above, notwithstanding that any of the Releasing Parties may hereafter discover facts in addition to, or different from, those which any of the Releasing Parties now knows or believes to be true, and without regard to the subsequent discovery or existence of such different or additional facts, and each of the Releasing Parties, on their own behalf and on behalf of each of the other Releasing Parties, expressly waives any and all rights that the Releasing Parties may have under any statute or common law principle which would limit the effect of such release and discharge to the Released Claims actually known or suspected to exist as of or prior to the Completion Date.

18.16	Governing law and jurisdiction

(a)	This Agreement is governed by and is to be construed in accordance with the laws applicable in South Australia, except to the extent that (i) the offer, sale, and purchase of the Completion Shares are governed by United States securities laws, and (ii) the rights and privileges associated with the ownership of the Completion Shares are governed by the internal laws of the State of Ohio, without regard to conflicts of laws principles thereof (Securities Matters).

(b)	Subject to clause 16, each Party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of South Australia, the United States of America, and the State of Ohio and any courts which have jurisdiction to hear appeals from any of those courts and waives any right to object to any proceedings being brought in those courts.

18.17	Vendors’ Representative

(a)

Each of the Vendors hereby irrevocably appoints and authorizes the Vendors’ Representative to take the actions, and execute and deliver such documents and instruments, that are provided or contemplated to be taken, executed, and delivered by the Vendors’ Representative in this Agreement. Each Vendor hereby agrees to ratify and confirm everything that the Vendors’ Representative does in connection with or pursuant to this Agreement. The Purchaser is entitled to rely upon, without any liability whatsoever, any action taken, omission, or document or instrument executed and delivered, by the Vendors’ Representative without making inquiry of any of the other Vendors.

(b)	As among the Vendors and the Vendors’ Representative, the Vendors’ Representative will incur no liability for, and the Vendors hereby waive and release the Vendors’ Representative, any action taken by the Vendors’ Representative, or any omission to take action, in good faith and in accordance with this clause 18.17, and will be indemnified by the Vendors from and against any losses incurred by the Vendors’ Representative in the performance of his duties as such in the absence of bad faith, gross negligence, or wilful misconduct on the part of the Vendors’ Representative.

Schedule 1

Item 1

This Item 1 sets forth certain information about CIH Vendors and their shareholdings in CIH. Magnus Donners also owns 1,074,194 MD Shares of CIH, however, those shareholdings are not reflected in this Item 1 because: (i) Magnus Donners is not a CIH Vendor; and (ii) the CIH shareholdings owned by Magnus Donners are being indirectly transferred to Purchaser by Purchaser’s acquisition of the shareholdings of Magnus Donners from the MD Vendors.

Name of CIH Vendor	Number and Class of CIH Shares	Respective relative proportion of CIH Shares	Beneficial Interest Holder
Tropical Rain Nominees Pty Limited ACN 090 822 683 as trustee for The Vinecombe Absolutely Entitled Trust c/o Collotype Labels, 381 South Road, Mile End, SA 5031, Australia Facsimile: Attention:	350,903 MBO Shares	16.50%*	Vinecombe

Tropical Rain Nominees Pty Limited ACN 090 822 683 as trustee for The Frankhuisen Absolutely Entitled Trust c/o Collotype Labels, 381 South Road, Mile End, SA 5031, Australia Facsimile: Attention:	350,903 MBO Shares	16.50%*	Frankhuisen

Tropical Rain Nominees Pty Limited ACN 090 822 683 as Trustee for The Maher Absolutely Entitled Trust c/o Collotype Labels, 381 South Road, Mile End, SA 5031, Australia Facsimile: Attention:	350,903 MBO Shares	16.50%*	Maher

R.G. Teakle Pty. Limited ACN 007 649 701 c/o BDO (SA) Pty Limited 248 Flinders Street Adelaide, SA 5000, Australia Facsimile: Attention:	1,074,193 RGT Shares	50.50%*	N/A

Vineland Pty. Ltd (ACN 068 400 251) as trustee for R.G. Teakle Pty. Limited	1 MD Share	0.00%*	Teakle

Total	2,126,903	100%

*	Rounded to the nearest two decimal places.

Item 2

This Item 2 sets forth certain information about MD Vendors and their shareholdings in Magnus Donners.

Name of MD Vendor	Number and Class of MD Shares	Proportionate Share	Beneficial Interest Holder
Vineland Pty. Ltd. (ACN 068 400 251) as Trustee for Peter Brian Teakle 13 Island Drive Port Lincoln SA 5606 Facsimile: Attention:	1 Ordinary Share	0.000%*	Teakle

Vineland Pty. Ltd. in its capacity as trustee for the Teakle Family Trust c/o Fennell Allen & Co, 160 Greenhill Road, Parkside, South Australia 5063, Australia Facsimile: Attention:	100 Class A Shares	0.009%*	N/A

Peter Brian Teakle c/o Collotype Labels, 381 South Road, SA 5031, Australia Facsimile: Attention:	1,099,350 Ordinary Shares	99.991%*	N/A

Total	1,099,451 Shares	100%

*	Rounded to the nearest three decimal places.

Schedule 2

Warranties

A.	Pre-Completion Matters

1	The Post-Completion Group has sufficient Net Working Capital to conduct its Business in the ordinary course in accordance with its current budgets and business plans.

2	The divestment of the Excluded Assets by the Pre-Completion Group will, at Completion, have been completed in accordance with the Divestiture Plan, the constitutions or articles of association of each of the relevant Pre-Completion Group Companies and all applicable Laws.

3	Each of the relevant Pre-Completion Group Companies will, at Completion, have taken all necessary corporate action (including the passing of board resolutions and the cancellation of share certificates) approving each of the transactions comprising the divestment of the Excluded Assets.

4	Each of the relevant Pre-Completion Group Companies will, as at Completion, have made or will make as soon as reasonably practicable all necessary filings with all relevant Governmental Agencies required under their constitutions, memoranda and articles of association or bylaws (as the case may be) and all applicable Laws in relation to the divestment of the Excluded Assets.

5	The Excluded Assets Retention Amount is a reasonable and good faith estimate of the maximum Negative Tax Impact on the Post-Completion Group or the Purchaser as a result of the divestiture of the Excluded Assets.

6	The divestment of the MD Excluded Assets and the extinguishment of the MD Liabilities by Magnus Donners will, at Completion, have been conducted and completed in accordance with the MD Divestiture Plan, the constitution of Magnus Donners and all applicable Laws. After giving effect to the MD Divestiture Plan, MD will have no assets other than the shares of CIH it owns as of the Operative Date and will have no liabilities.

7	Magnus Donners will, as at Completion, have taken all necessary corporate action (including the passing of board resolutions and the cancellation of share certificates) approving each of the transactions comprising the divestment of the MD Excluded Assets and the extinguishment of the MD Liabilities.

8	Magnus Donners will, at Completion have made or will make as soon as reasonably practicable thereafter all necessary filings with all relevant Governmental Agencies required under its constitution and all applicable Laws in relation to the divestment of the MD Excluded Assets and the extinguishment of the MD Liabilities.

9	The US Printing Presses Transaction will, at Completion, have been conducted and completed, in accordance with the terms of this Agreement.

10	Each of CIH, Collotype Labels International and Collotype Labels USA will, as at Completion, have taken all necessary corporate action (including the passing of board resolutions and the cancellation of share certificates) approving the US Printing Presses Transaction.

11	The MD Vendors will provide CIH, Collotype Labels International, and Collotype Labels USA, as at Completion, or will provide as soon as reasonably practicable thereafter, all information and support necessary for CIH, Collotype Labels International, and Collotype Labels USA to make all necessary filings with all relevant Governmental Agencies required under their constitutions, memoranda and articles of association or bylaws (as the case may be) and all applicable Laws in relation to the divestment of the MD Excluded Assets and the extinguishment of the MD Liabilities.

12	Collotype Labels International is the legal owner of the Collotype Labels USA Shares which:

(i)	are and will, on Completion, be free of all Encumbrances and other third party interests or rights;

(ii)	constitute all of the issued share capital of Collotype Labels USA; and

(iii)	are fully paid without any money owing in respect of them.

13	There are no options, agreements or understandings (whether exercisable now or in the future and whether contingent or otherwise) which entitle or may entitle any person to call for the purchase or transfer of the Collotype Labels USA Shares or any other security in Collotype Labels USA.

14	Since the Accounts Date, neither Magnus Donners nor any Pre-Completion Group Company has, apart from the divestment of the Excluded Assets in accordance with the Divestiture Plan (in the case of any Post-Completion Group Company) or the MD Excluded Assets in accordance with the MD Divestiture Plan (in the case of Magnus Donners), the extinguishment of the MD Liabilities (in the case of Magnus Donners), the payment of the MD Dividend (in the case of Magnus Donners), the payment of the Pre-Completion Dividends (in respect of CIH), the transfer of the US Printing Presses from CIH to Collotype Labels International and then to Collotype Labels USA, the Intercompany Loan, any transactions necessary to satisfy the Conditions set forth in clauses 4.1(i) and 4.1(k), and any transaction required to give effect to the transactions contemplated by the Transaction Documents):

(i)	increased, reduced, permitted the transfer of or otherwise altered its share capital (except to the extent necessary to correctly represent the ownership interests, as described in this Agreement of the Post-Completion Group Companies), or granted any options or rights for the issue of shares or other securities in it; declared or payed a dividend other than in accordance with its dividend policy over the previous 5 years except with respect to the payment of the Pre-Completion Dividends;

(ii)	made a distribution or revaluation of its assets;

(iii)	bought back any of its shares or conducted any other form of capital reduction;

(iv)	created, incurred or assumed any debt, liability or obligation other than in the ordinary course of business;

(v)	created any Encumbrance over its assets other than in the ordinary course of business;

(vi)

except for a contract to sell a certain 1995 Roland R700 Wet Glue Press Model R702B (Serial No. 25220 B), transferred or otherwise disposed of or entered into any agreement, arrangement or understanding to transfer or otherwise dispose of any material asset other than in the ordinary course of business; and

(vii)	acquired or entered into any agreement to acquire any material asset other than in the ordinary course.

B.	Purchase of Minority Interests

15	The Purchase of Minority Interests will be conducted and completed in accordance with the constitutions or articles of association of each of the relevant Post-Completion Group Companies and all applicable Laws.

16	The Purchase of Minority Interests will not involve any form of oppression of Minority Interests Holders in breach of Chapter 2F of the Corporations Act or any other breach of the Corporations Act (or the breach of equivalent provisions under equivalent legislation in jurisdictions outside of the Commonwealth of Australia).

17	Each Post-Completion Group Company will, as at Completion, have taken all necessary corporate action (including the passing of board resolutions and the cancellation of share certificates) approving each of the transactions comprising the Purchase of the Minority Interests.

18	The CIH Vendors will provide each Post-Completion Group Company, at Completion, or will provide as soon as reasonably practicable thereafter, all information and support necessary to enable each Post-Completion Group Company to make all necessary filings with all relevant Governmental Agencies required under its constitutions or articles of association and all applicable Laws in relation to the Purchase of Minority Interests.

19	After giving effect to the Purchase of Minority Interests, CIH will be the legal owner of all issued shares in Ever-Redi Press and Barossa Printmasters which:

(i)	will be free of all Encumbrances and other third party interests or rights; and

(ii)	will be fully paid without any money owing in respect of them.

20	After giving effect to the Purchase of Minority Interests, Collotype iPack will be the legal owner of all issued shares in Colourcraft and Nationwide Labels which:

(i)	will be free of all Encumbrances and other third party interests or rights; and

(ii)	will be fully paid without any money owing in respect of them.

21	After giving effect to the Purchase of Minority Interests, Collotype Labels International RSA will be the legal owner of all issued shares in Collotype Labels RSA which:

(i)	will be free of all Encumbrances and other third party interests or rights; and

(ii)	will be fully paid without any money owing in respect of them.

22	After consummation of the Purchase of Minority Interests, there will be no options, agreements or understandings (whether exercisable now or in the future and whether contingent or otherwise) which entitle or may entitle any person to call for the purchase or transfer of shares in, or any other security in, Colourcraft, Nationwide, Ever-Redi Press, Barossa Printmasters or Collotype Labels RSA.

23	To the best of the Vendors’ knowledge, each of the Minority Interest Holders are either ‘sophisticated investors’ for the purposes of sections 708(8) and 708(9) of the Corporations Act and have provided to the Purchaser a Sophisticated Investor Certificate or have instead received an offer through an AFSL Holder made in accordance with section 708(10) in relation to the issue of Multi-Color Shares to them under the Call Option Deeds. None of the Vendors or their officers or agents have offered, or participated in offering, Multi-Color Shares to any Person in breach of the Corporations Act or engaged in misleading or deceptive conduct in respect to the issue of such securities, except to the extent such breach or conduct results from a breach of the Purchaser’s Warranties.

C.	Authority and solvency

24	The Vendors have full power and authority to enter into this Agreement and each of the other Transaction Documents to which the Vendors are party and have obtained all necessary and proper consents from each of the other Vendors and the Sale Companies (where applicable) and have taken all necessary action to authorise the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which the Vendors are a party in accordance with their respective terms. Item 1 of Schedule 9 is a complete listing of the officers and directors of each Post-Completion Group Company and Magnus Donners as at the Operative Date.

25	This Agreement constitutes a legally valid and binding obligation of the Vendors enforceable in accordance with its terms and at Completion each of the other Transaction Documents to which the Vendors are a party will constitute legally valid and binding obligations of the Vendors enforceable in accordance with their respective terms.

26	The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Vendors are party to by the Vendors in respect of itself, will not violate any provision of:

(i)	any Law or any order or decree of any Governmental Agency of the Commonwealth of Australia or any State or Territory or relevant jurisdiction in which that Vendor is incorporated;

(ii)	the constitution of that Vendor or equivalent constituent documents;

(iii)	any Encumbrance or other document which any is binding on that Vendor and does not and will not result in the creation or imposition of any Encumbrance or restriction of any nature over any of its assets or the acceleration of the date of payment of any obligation existing under any Encumbrance or other document which is binding on the Vendors; and

(iv)	where the Vendor is acting in the capacity of a trustee, any trust deed that governs its role as a trustee and (where applicable) the Vendor has obtained the approval of the beneficiaries for its entry into the Transaction documents and the various transactions contemplated under them.

27	No order has been made, or application filed, or resolution passed or a notice of intention given to pass a resolution for the winding up of a Vendor and there are no circumstances justifying commencement of any such action.

28	No notice under sections 601AA or 601AB of the Corporations Act has been received by a Vendor.

29	No receiver, receiver and manager, controller, trustee, administrator or similar official has been appointed over, or has possession or control of, all or any part of the assets or undertaking of a Vendor nor has a Vendor entered into any arrangement or composition or compromise with all or any class of its creditors.

30	Each Vendor is able to pay its debts as and when they fall due.

31	Each of the Vendors is a ‘sophisticated investor’ for the purposes of sections 708(8) and (9) of the Corporations Act and each Vendor has provided a Sophisticated Investor Certificate prepared by a Qualified Accountant.

D.	Share Capital and Title in Post-Completion Group Companies

32	The Vendors are the legal owner of the Sale Shares which:

(i)	are and will, on Completion, be free of all Encumbrances and other third party interests or rights;

(ii)	constitute all of the issued share capital of Magnus Donners;

(iii)	constitute all of the issued share capital of CIH (although the Parties acknowledge that a portion of the CIH share capital is owned by Magnus Donners); and

(iv)	are fully paid without any money owing in respect of them.

33	After giving effect to the Purchase of Minority Interests, there are no options, agreements or understandings (whether exercisable now or in the future and whether contingent or otherwise) which entitle or may entitle any person to call for the purchase or transfer of the Sale Shares or any other security in the Sale Companies.

34	Each of Collotype Labels, Collotype iPack and Collotype Labels International are wholly-owned subsidiaries of CIH. The issued and outstanding equity of Collotype BSM is as set forth on Schedule 13.

35	Collotype Labels International RSA will at Completion be a wholly-owned subsidiary of Collotype Labels International.

36	Schedule 13 contains a complete list of the share capital of each of the Post-Completion Group Companies and Magnus Donners as at the Operative Date, including the authorised share capital, the issued and outstanding shares, and the holders of the issued and outstanding shares. After giving effect to the Divestiture Plan and the MD Divestiture Plan, neither CIH nor Magnus Donners, directly or indirectly, will own any share capital or equity in any Person other than the Post-Completion Group Companies.

37	The ‘Preference Period’ as defined in the CIH Constitution has expired.

E.	Corporate structure

38	The Post-Completion Group has full power to own the Assets and the Business and to carry on the Business as it is currently conducted.

39	Magnus Donners has full power to own its assets (including its shares in CIH) and to carry on its business as it is currently conducted.

40	Each Post-Completion Group Company and Magnus Donners:

(i)	is not registered and is not required to be registered in any place outside its place of incorporation;

(ii)	does not carry on business in any place other than its country of incorporation;

(iii)	is duly incorporated under the laws of its jurisdiction of formation and duly qualified and in good standing in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorisation, except where the failure to be so qualified, authorized or in good standing would not have a material adverse effect; and

(iv)	has, to the best of Vendors’ knowledge, information and belief, at all relevant times conducted its business in accordance with all applicable laws, except where the failure to do so would not have a material adverse effect on the Post-Completion Group or Magnus Donners (as applicable).

F.	Solvency

41	No order has been made, or application filed, or resolution passed or a notice of intention given to pass a resolution for the winding up of any Post-Completion Group Company or Magnus Donners and so far as each Vendor is aware there are no circumstances justifying commencement of any such action.

42	No notice under sections 601AA or 601AB of the Corporations Act has been received by any Post-Completion Group Company or Magnus Donners.

43	No receiver, receiver and manager, controller, trustee, administrator or similar official has been appointed over, or has possession or control of, all or any part of the assets or undertaking of any Post-Completion Group Company or Magnus Donners nor has any Post-Completion Group Company entered into any arrangement or composition or compromise with all or any class of its creditors.

44	Each Post-Completion Group Company and Magnus Donners is able to pay its debts as and when they fall due.

G.	Accuracy of Information and Foreign Corrupt Practices

45	To the best of the Vendors’ knowledge, information and belief, all information and documents provided by or on behalf of the Vendors to the Purchaser or its advisors were at the time they were provided accurate and complete and not misleading whether by inclusion or omission.

46	To the best of the Vendors’ knowledge, information and belief, the information in the annexures and schedules is accurate and complete and not misleading whether by inclusion or omission.

47

The Post-Completion Group has not, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of one hundred dollars ($100.00) in the aggregate to any one individual in any one individual in any year) or any commission payment in excess of one tenth of one percent (0.10%) of any amount payable, to: (i) any person who is an official, officer, agent, employee or representative of any Governmental Agency; (ii) any political party or official thereof; (iii) any candidate for political or political party office; or (iv) any other individual or entity; while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party or official or political office.

48	Each transaction is properly and accurately recorded on the Business Records of the Post-Completion Group, and each document upon which entries in the Post-Completion Group’s Business Records are based is complete and accurate in all respects.

49	The Post-Completion Group maintains a system of internal accounting controls adequate to insure that the Post-Completion Group maintains no off-the books accounts and that the Post-Completion Group’s Assets are used only in accordance with the Post-Completion Group’s management directives.

50	No Post-Completion Group Company, nor any director, officer or other Affiliate of any Post-Completion Group Company, nor any of their respective family members, is party to any agreement, contract, commitment or transaction with any Post-Completion Group Company or which pertains to the Business or has any interest in any property used in or pertaining to the Business other than agreements, contracts, commitments or transactions directly relating to such Person’s employment entered into in the ordinary course.

H.	Accounts and Charges

51	The Net Debt recorded in the Net Debt Statement will be, to the best of the Vendors knowledge, information, and belief, a true and accurate reflection of the Net Debt as at the Purchase Price Calculation Date.

52	The Accounts:

(i)	have been prepared in accordance with the Australian Accounting Standards and the standards specified in note 1 to the Accounts and otherwise have been prepared in accordance with Part 2M.3 of the Corporations Act;

(ii)	reflect all financial transactions of the Pre-Completion Group and Magnus Donners (as the case may be) for the period to which they relate as required by the standard in (a);

(iii)	fairly represent the financial position of the Pre-Completion Group and Magnus Donners (as the case may be) as at the Accounts Date and the financial performance of the operations of the Pre-Completion Group and Magnus Donners (as the case may be) for the period to which they relate;

(iv)	have been prepared in a manner which is consistent with the standards, requirements and practices consistently applied by the Pre-Completion Group and Magnus Donners (as the case may be) in the past 3 financial years; and

(v)	are not affected by any unusual or non-recurring item that has not been disclosed.

53	The accounting records on which the Accounts were prepared:

(i)	correctly record and explain the material transactions and financial position of the Pre-Completion Group and Magnus Donners (as the case may be);

(ii)	have been kept so that the Accounts can be properly audited or reviewed in accordance with the Corporations Act; and

(iii)	are in the possession or control of CIH and Magnus Donners (as the case may be).

54	The Management Accounts are prepared for guidance only and to the best of the Vendors’ knowledge, information and belief:

(i)	reflect all financial transactions of the Pre-Completion Group for the period to which they relate;

(ii)	have been prepared on a basis consistent with practices and procedures applied in the last 5 years; and

(iii)	fairly represent the financial position of the Pre-Completion Group and the financial performance of the Pre-Completion Group for the period to which they relate.

55	Except to the extent of any provision for doubtful debts in the Accounts, all debts owing to and amounts due to the Post-Completion Group and Magnus Donners (as the case may be) are, to the best of Vendors’ knowledge, information and belief, collectable within 30 days for their full amounts and are not subject to any counterclaim or set off.

56	No cheque, promissory note or other negotiable instrument issued by any Post-Completion Group Company and Magnus Donners (as the case may be) is still outstanding, other than cheques drawn to pay for obligations incurred by that Post-Completion Group Company or Magnus Donners (as the case may be) in the ordinary course of business.

57	Item 1 of Schedule 6 contains a complete listing of all outstanding letters of credit, bankers acceptances, or similar credit transactions of the Post Completion Group.

58	Item 2 of Schedule 6 contains a complete listing of all bank accounts of the Post-Completion Group, including bank name and location, account number, account type, and the Post-Completion Group Company whose name is on the account.

59	Item 3 of Schedule 6 contains a complete list of all indebtedness of the Post-Completion Group that will remain outstanding following Completion.

60	Any and all indebtedness, obligations, and other amounts secured by or that relate to the Specified Charges have been indefeasibly paid in full and no amounts have accrued, are owing, or will become owing with respect thereto. No payments have been made with respect to any indebtedness relating to the Specified Charges in the twelve months preceding the Operative Date, and as of the Operative Date, there are, as at of the Completion Date, there will be, no actions, suits, proceedings, claims or disputes pending or, threatened against CIH, Magnus Donners, or any Post-Completion Group Company with respect to the Specified Charges.

I.	Position since Accounts Date

61	Since the Accounts Date, no circumstance has arisen, nor has any information become available which:

(i)	would have affected the determination of an amount or particular in the Accounts in any material amount if the circumstance or information had arisen or become available when the Accounts were prepared; or

(ii)	has in any material way affected, or may affect the operations of the Post-Completion Group or Magnus Donners (as the case may be), results of those operations or the state of affairs of the Post-Completion Group in financial years following the financial year ended on the Accounts Date.

62	Since the Accounts Date, other than with respect to any transaction contemplated by the Transaction Documents:

(i)	the Business has been carried on in the course of its ordinary business and in a proper and efficient manner;

(ii)	apart from the divestment of the MD Excluded Assets and the extinguishment of the MD Liabilities, the business of Magnus Donners has been carried on in the course of its ordinary business and in a proper and efficient manner;

(iii)	there has been no material adverse change in the financial or trading position or to the best of the Vendors’ knowledge, information and belief in the prospects of the Post-Completion Group or Magnus Donners;

(iv)	(apart from the divestment of the Excluded Assets in accordance with the Divestiture Plan and the purchase of the US Printing Presses, none of the Post-Completion Group Companies have disposed of, or agreed to dispose of or granted an option to purchase, any asset with a value in excess of $100,000 (or an interest in such asset) other than in the course of its ordinary business;

(v)	(apart from the consummation of the MD Divestiture Plan, Magnus Donners has not disposed of, or agreed to dispose of or granted an option to purchase equity interests, other than in the course of its ordinary business;

(vi)	the Post-Completion Group and Magnus Donners have not entered into any commitment or arrangement:

(A)	other than those which a business of its kind would usually enter into in the course of its ordinary business;

(B)	in the case of any Post-Completion Group Company, for more than $100,000 (or commitments with a particular person where the aggregate value of those commitments is more than $100,000);

(C)	in the case of any Post-Completion Group Company, for more than $100,000 per annum in any period more than 4 years from the Completion Date;

(D)	in the case of Magnus Donners, for more than $10,000 (or commitments with a particular person where the aggregate value of those commitments is more than $10,000); or

(F)	in the case of Magnus Donners, for more than $10,000 per annum in any period more than 4 years from the Completion Date;

(vii)	no Post-Completion Group Company has engaged any new employee with an annual remuneration package in excess of $100,000 or, except in the ordinary course of business changed the terms of employment (including remuneration) of any of the employees engaged in the Business as at the Accounts Date;

(viii)	other than to give effect to the transactions contemplated by this Agreement, the Post-Completion Group has used its best endeavours to maintain the business organisation of the Business and to preserve the goodwill of its suppliers, employees, customers and others having commercial relations with the Business; and

(ix)	each Post-Completion Group Company has paid its creditors as and when they are due and payable in accordance with past practice and historical debtor days (based on the past practice of the past 12 month period).

J.	Assets

63	The Assets: (i) are legally and beneficially owned by the Post-Completion Group; (ii) are fully paid for; (iii) are in the possession of the Post-Completion Group; (iv) comprise all the assets used in the Business and necessary for its conduct, other than in respect of the Equipment Leases.

64	Neither the positioning nor use of any Asset (nor the Assets themselves) contravene any Laws or other requirement binding on any Post-Completion Group Company.

65	The Assets have not, to the best of the Vendors’ knowledge, information and belief, been depleted by any unlawful act on the part of any person.

K.	Inventory

66	Unless otherwise indicated in the Business Records, all Inventory on hand is, to the best of Vendors’ knowledge, information and belief, of good and merchantable quality, is fit for the purpose for which the Post-Completion Group intends to use it in the Business and conforms with all relevant specifications of which the Vendors are aware in relation to the Inventory.

67	In determining the value of the Inventory in the Accounts, Inventory which is redundant, superseded, obsolete or damaged has, to the best of Vendors’ knowledge, information and belief, been written off or written down as appropriate.

L.	Intellectual Property Rights

68	The Post-Completion Group is the legal and beneficial owner of all of the Owned Intellectual Property.

69	In respect of each Intellectual Property Licence: (i) the Intellectual Property Licence is valid, binding and enforceable; (ii) a Post-Completion Group Company is not in breach of the Intellectual Property Licence; and (iii) the licensor has not given notice to terminate it nor so far as the Vendors are aware, intends to do so.

70	The Post-Completion Group has not entered into any agreement or understanding which restricts the disclosure or use by the Post-Completion Group of any of the Owned Intellectual Property.

71	So far as the Vendors are aware no third party has infringed any of the Owned Intellectual Property and to the best of the Vendors’ knowledge, information and belief, there are no rights (including Intellectual Property Rights) of any third party which may prejudice the validity or enforceability of any of the Owned Intellectual Property (other than as set forth in the Disclosure Materials with respect to the Killer White SWP Patent).

72	The Post-Completion Group’s use of any of the Intellectual Property in the places and manner in which it is currently used in the Business does not breach or infringe any Intellectual Property Right of any other person.

73	So far as the Vendors are aware, no proceeding is pending or threatened which involves any of the Owned Intellectual Property Rights (other than as set forth in the Disclosure Materials with respect to the Killer White SWP Patent).

M.	Real Property

74	The Leasehold Property is the only real property leased, licensed, used or occupied by the Post-Completion Group. Except as described on Schedule 4, no Inventory or Plant and Equipment of any Post-Completion Group Company is in the possession of any bailee, warehouseman, or consignee.

75	The use of the Leasehold Property for the purposes of the Business is permitted under the relevant planning statutes and regulations and there have been no contraventions of the provisions of those statutes and regulations.

76	The Post-Completion Group has performed all material covenants, conditions, agreements, statutory requirements, by-laws, orders and regulations which are binding on it and affecting the Leasehold Property and the use of the Leasehold Property by the Post-Completion Group does not contravene the same.

77	The Post-Completion Group has exclusive occupation and quiet enjoyment of the Leasehold Property and there is no event, circumstance or dispute (whether actual, threatened or anticipated) which could adversely affect the exclusive occupation and quiet enjoyment of the Leasehold Property.

78	All buildings, fixtures or other improvements and services on the Leasehold Property are in good condition and state of repair and substantially fit for the purpose for which they are at present used in the Business and are not subject to any material defect or other thing which will or might materially decrease their ability to be used in the Business.

79	The Post-Completion Group holds all Authorisations required in relation to the Leasehold Property and their use.

80	Each Authorisation required under any Law and every development carried out in relation to the Leasehold Property has been properly obtained.

81	Any material conditions or restrictions imposed by any Authorisation have been observed and performed.

82	No fixtures or chattels at the Leasehold Property are subject to any credit sale, contract, bill of sale, lien or other Encumbrance.

83	The Leasehold Property and all buildings and other improvements and equipment on the Leasehold Property are maintained and operated in accordance with the standards of Law.

84	All activities conducted on the Leasehold Property are conducted in accordance with the standards of Law.

85	The principal means of access to the Leasehold Property is over roads which have been taken over by the local or other highway authority and which are maintainable at public expense.

86	No means of access to the Leasehold Property is shared with any other party nor is subject to rights determinable by any other party.

87	There are no underground storage tanks or containers present on the Leasehold Property.

88	No party to any Property Lease is in breach or default of that Property Lease and each Property Lease is valid and has been registered and stamped (where required by law).

89	There are no rent reviews under the Property Leases currently in progress or overdue.

90	The Vendors (after due enquiry) know of no reason why any consent under the Property Leases required because of the transactions contemplated in this Agreement should not be obtained or on expiration a fresh lease granted on terms materially no less favourable to the Post-Completion Group Companies than the terms of the current Property Leases.

91	The Property Leases are current and valid in all respects and, where required, have been stamped and registered in accordance with applicable Law.

92	There is no arrangement (whether written or not) which has the effect of varying the terms and conditions of the Property Leases.

93	The Post-Completion Group has disclosed complete, true and accurate details of the tenant, premises, term (including options) and current rent for the Property Leases.

N.	Environmental

94	The Post-Completion Group is not in breach of any Environmental Law in a way or to an extent which would adversely effect the operation of the Business as currently carried on by the Post-Completion Group or result in the imposition of a liability on the Post-Completion Group as an owner of the Assets.

95	There are no circumstances which have been or are likely to give rise to a Claim in relation to any hazardous material or any hazard to the Environment affecting the Teakle Freehold Property, the Leasehold Property or the Assets and there has not been an escape of any hazardous material from the Teakle Freehold Property, the Leasehold Property or the Assets.

96	The Post-Completion Group is not in receipt of any notice from any Governmental Agency which asserts that the Teakle Freehold Property or the Leasehold Property is in material non-compliance with Environmental Law or asserts that it is not complying with any licence required under Environmental Law for the operation of the Business as currently carried on.

97	The Post-Completion Group holds all environmental licences, permits, approvals and consents required by all Environmental Law and Governmental Agencies to operate the Business and all such licences, permits, approvals and consents are current and valid.

O.	Contracts

98	Each Contract, agreement, arrangement or understanding which is material to the Post-Completion Group’s operations and binding on the Post-Completion Group Companies or to which they adhere have been disclosed to the Purchaser (or where there are numerous examples of a particular category - by representative sample).

99	Other than with respect to the US Printing Presses Transaction, the divestiture of the Excluded Assets, the acquisition of Collotype Labels USA described in clause 2.3, and the Purchase of Minority Interests, no material Contract:

(i)	has been entered into other than in the ordinary course of business;

(ii)	cannot be terminated without penalty on 3 months notice or less; or

(iii)	restricts or in any way inhibits any Post-Completion Group Company’s freedom to engage in any business activity or enterprise.

100	No Post-Completion Group Company, nor to any other party to a particular Contract, is in breach of any material Contract.

101	No Post-Completion Group Company has received any notice in writing which may adversely affect any rights it has in respect of any Contract.

102	None of the material Contracts are void, voidable, illegal or unenforceable, in whole or in part.

103	Each material Contract has been negotiated on arm’s length terms.

104	Each material Contract can be readily fulfilled or performed by the Post-Completion Group on time and without undue or unusual expenditure or effort.

105	The Vendors are not aware of any circumstances whereby following a change in the ownership of any Post-Completion Group Company to the Purchaser in the circumstances contemplated by this Agreement, the material customers or suppliers of the Business would not remain customers or suppliers of the Business to the same extent and on terms no less favourable than the terms of their dealing with that Post-Completion Group Company before the date of this Agreement, where the loss of those customers and/or suppliers would have a material effect on the continued operation of the Business.

106	There are no offers, tenders or quotations made by any Post-Completion Group Company in respect of the Business which are: (i) outstanding; and (ii) capable of acceptance by a third party, in either case, which would give rise to a contractual obligation binding on any Post-Completion Group Company.

107	No Post-Completion Group Company, Vendor, director, officer or other affiliate of any Post-Completion Group Company, nor any of their respective family members, is party to any agreement, contract, commitment or transaction with any Post-Completion Group Company or which pertains to the Business or has any interest in any property used in or pertaining to the Business other than agreements, contracts, commitments or transactions directly relating to such person’s employment entered into in the ordinary course.

P.	Employees

108	Part B of Schedule 5 contains a complete list of all employees engaged in the Business as at Completion. The following information has been provided to the Purchaser as part of the Disclosure Materials for each of the employees engaged in the Business as at the Completion Date:

(i)	an accurate statement of the length of continuous service;

(ii)	the entitlements to wages, salaries, annual leave, leave loading, long service leave, sick leave, bonuses and any other remuneration or incentive scheme benefit; and

(iii)	the basis on which any long service leave and sick leave are accrued,

for each of these employees as at the Completion Date.

109	A complete list of all employees who are receiving workers’ compensation benefits have been provide to the Purchaser, and such lists are true and correct as of the dates set forth therein.

110	Each of the Post-Completion Group Companies and Magnus Donners have used the template offer letters and employment agreements disclosed as part of the Disclosure Materials to employ their employees and none of the offer letters or employment agreements used to employ their employees contain material variations to their terms and conditions from the templates disclosed in the Disclosure Materials.

111	No Post-Completion Group Company is party to, or in the process of negotiating, any industrial agreements, arrangements or understandings with any union in respect of any employees engaged in the Business.

112	Except as disclosed in the Disclosure Materials, from 1 January 2006 through to the Operative Date, to best of the Vendors’ knowledge, information and belief there have been no: (i) union organizational campaigns or, activities or applications for certification of a collective bargaining agent involving any of the Post-Completion Group Companies, (ii) strikes or lockouts or work stoppages or slowdowns pending or, to the knowledge of the Post-Completion Group Companies, threatened against or involving any of the Post-Completion Group Companies, or (iii) material unfair labour practice charges, grievances, arbitration proceeding or complaints involving any of the Post-Completion Group Companies. During the last twelve (12) months, with respect to the employees of any Post-Completion Group Company, there have been no layoffs, shutdowns, or plant closings that would implicate the United States WARN Act or any similar state or local Laws.

113	The Post-Completion Group has complied with its obligations under all industrial awards, industrial agreements, legislation and contracts of employment in respect of all employees engaged in the Business up to the date of this Agreement and will continue to comply with all such obligations up to Completion.

114	To the best of the Vendors’ knowledge, information and belief there is no existing, threatened or pending industrial dispute or pay claim involving the Business or any Post-Completion Group Company.

115	To the best of the Vendors’ knowledge, information and belief there is no existing, threatened or pending claim or litigation by any employee engaged in the Business arising from or relating to their employment (including claims in respect of personal injury).

116	To the best of the Vendors’ knowledge, information and belief there is no existing, threatened, pending or anticipated Claim or litigation by any former employee who was engaged in the Business arising from or relating to their employment with any Post-Completion Group Company (including Claims in respect of personal injury).

117	With regard to Collotype Labels International RSA and Collotype Labels RSA:

(i)	the companies have complied with their obligations in terms of South African Employment Equity legislation; and

(ii)	the companies do not have any post retirement medical aid liability in respect of current or former employees.

Q.	Superannuation / Employee Benefits

118

The Post-Completion Group is not in default in the payment of superannuation contributions in respect of any employees for contribution periods up to the Completion Date. In this warranty, contribution period has the meaning given to that term under the Superannuation Guarantee (Administration) Act 1992 (Cth) (SGA).

119	The Post-Completion Group has not received written notice that it has any current liability to pay any amount by way of superannuation guarantee charge pursuant to the Superannuation Guarantee Charge Act 1992 (Cth), or any other amount by reason of the application of the SGA, in respect of any of its employees for contribution periods up to the date of Completion. In this warranty, contribution period has the meaning given to that term under the SGA.

120	None of the Post-Completion Group Companies contribute to superannuation, pension or similar funds under which the employees have an entitlement to defined benefits.

121	Part C of Schedule 5 lists each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (ERISA)) and any other material employee plan or agreement as to which Collotype Labels USA has any Liability (each, a Company Benefit Plan). CIH has made available to the Purchaser correct and complete copies of: (i) each Company Benefit Plan (or, in the case of any such Company Benefit Plan that is unwritten, descriptions thereof); (ii) the most recent annual reports on Form 5500 required to be filed with the United States Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required); (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required; and (iv) each trust agreement and insurance or group annuity contract relating to any Company Benefit Plan. Each Company Benefit Plan has been administered in all material respects in accordance with its terms. Collotype Labels USA and all of the Company Benefit Plans are in material compliance with the applicable provisions of ERISA, the Code, and all other applicable Laws with respect to each material Company Benefit Plan.

122	All Company Benefit Plans that are “employee pension benefit plans” (as defined in Section 3(2) of ERISA) that are intended to be Tax qualified under Section 401(a) of the Code (each, a Company Pension Plan) that are maintained by Collotype Labels USA are so qualified. CIH has made available to the Purchaser a correct and complete copy of the most recent determination letter received with respect to each Company Pension Plan, as well as a correct and complete copy of each pending application for a determination letter, if any.

123	All contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Benefit Plans have been made.

124	None of the Post-Completion Group Companies, nor any trade or business (whether or not incorporated), under common control with the Post-Completion Group Companies under Section 4001(b)(1) of ERISA or which is treated as a single employer with the Post-Completion Group Companies under Section 414(t) of the Code, has now, or at any time in the past 6 years, had an obligation to contribute to a “multiemployer” plan as defined in Section 3(37) of ERISA. There have been no prohibited transactions or breaches of any duties imposed on fiduciaries (within the meaning of Section 3(21) of ERISA) with respect to the Company Benefit Plans that could result in any Liability being imposed on any Post-Completion Group Companies.

125	With regard to Collotype Labels International RSA and Collotype Labels RSA:

(i)	there are no liabilities or potential liabilities for the companies in regard to the distribution or use of surplus in terms of any South African pension legislation;

(ii)	a distribution of surplus approved by the South African Financial Services Board has, where required in terms of the South African Second Pension Funds Amendment Act, been completed with regard to any pension or provident funds to the companies contribute in South Africa;

(iii)	all pension and/or provident funds to which the companies contribute in South Africa are in a sound financial position and are sufficiently funded at the date hereof; and

(iv)	all contributions to pension and/or provident funds to which the companies contribute in South Africa are up to date at the date hereof.

R.	Compliance

126	Insofar as any of the Post-Completion Group conducts or has conducted economic activity within, or having an effect in South Africa, and with specific reference to the provisions of the South African Competition Act 89 of 1998 (the Competition Act):

(i)	no merger notifications were made or were required to be made by any such Group Company to the South African Competition Commission (the “Commission”);

(ii)	no complaints or intervention applications were made by any such member of the Post-Completion Group to the South African Competition Commission;

(iii)	there are no current, pending or reasonably foreseeable prohibited practice proceedings being conducted to which any such member of the Post-Completion Group is a party;

(iv)	the Commission has not given any advisory opinions to any such member of the Post-Completion Group in relation to mergers and/or prohibited practices;

(v)	no administrative penalties have been incurred by any such member of the Post-Completion Group; and

(vi)	no such member of the Post-Completion Group has been advised by the Commission, the South African Competition Tribunal and/or the South African Competition Appeal Court to implement any compliance programme.

127	To the best of the Vendors’ knowledge, information and belief the Post-Completion Group has at all times complied with all applicable Laws in relation to the conduct of the Business, the ownership and use of the Assets and the use of the Business Premises as a non-exclusive licensee.

128	To the best of the Vendors’ knowledge, information and belief Magnus Donners has at all times complied with all applicable Laws in relation to the conduct of its business, the ownership and use of its assets.

129	The Post-Completion Group has:

(i)	obtained all Authorisations necessary or required to conduct the Business and has paid all fees due in relation to them and complied with all the conditions under them; or

(ii)	been granted an exemption from or other relief from a Governmental Agency from the need for such Authorisation,

and all Authorisations held by the Post-Completion Group are in full force and effect.

S.	Business Records

130	The Business Records, to the best of the Vendors’ knowledge, information and belief: (i) have been carefully compiled and maintained; (ii) are in the possession of the Post-Completion Group; and (iii) comply with all legal requirements. All returns, particulars, resolutions and other documents required to be filed with any Governmental Agency in respect of the Post-Completion Group or the Business have been filed and are correct in all material respects.

T.	Insurances

131	The Post-Completion Group has, and has had at all material times, valid and adequate insurances required by law to be effected by it and in respect of all risks which are normally insured against by persons carrying on similar businesses as the Business for such amounts as are prudent.

132	The Post-Completion Group has not done or omitted to do any act or thing which might render any of such insurances void or voidable and none of such insurances is rendered void or voidable as a result of this Agreement.

133	All the assets are insured to their full replacement value.

134	All policies of insurance taken out in favour of the Post-Completion Group and its directors and officers in full force and effect.

135	The information provided pursuant to Schedule 8 will contain a complete list of all insurances with respect to the Post-Completion Group, including the policy type, insurer and policy number, policy period and policy limits and deductibles.

U.	Litigation

136	Neither the Post-Completion Group nor Magnus Donners is nor has in the past three (3) years been, a party to any Proceeding or dispute resolution proceedings (except in relation to the recovery of trade debts) nor so far as each Vendor is aware was the Post-Completion Group or Magnus Donners was a party to any investigation, audit or other inquiry by a Governmental Agency during that period.

137	So far as each Vendor is aware, there are no proceedings, investigations, audits or other inquiries of the type referred to in Warranty 125 pending or threatened against CIH, nor any facts or circumstances which could give rise to such Proceedings.

138	Collotype Labels has paid all amounts due to Hardy Wine Company Limited in relation to the BRL Hardy Neck Label Claim referred to in the Label Supply Contract between Collotype Labels and Hardy Wine Company Limited dated 13 February 2006 and none of the Post-Completion Group Companies owe any other Liability to Hardy Wine Company Limited in relation to the BRL Hardy Neck Label Claim.

V.	Taxation

140	All Tax Returns:

(i)	have been made or will be made by the due dates for filing such Tax Returns;

(ii)	have been made having taken reasonable care and with full and true disclosure (to the extent required by Law); and

(iii)	do not contain any statement that is false or misleading whether by omission or otherwise.

141	All assessments made by a Governmental Agency and all Tax Returns accurately reflect any liability for Tax of each of the Post-Completion Group Companies and Magnus Donners for each period of account ending on or before the Completion Date.

142	All notices required to be given in connection, or elections which must be filed, with such Tax Returns have been prepared and/or duly lodged and support the positions taken in those Tax Returns.

143	All information required to be retained under any relevant Tax legislation is currently held by each of the Post-Completion Group Companies and Magnus Donners, including such elections as are required to support the positions taken in the Tax Returns and any information which may be required to calculate the adjustable value and any capital gain or loss on disposal of any asset held at the Completion Date.

144	There are no outstanding disputes or questions or demands as between any of the Post-Completion Group Companies or Magnus Donners and a Governmental Agency relating to a Tax matter and the Company is not aware of any reason why any Tax Returns would be disputed.

145	There are no facts known or which would, on reasonable enquiry, be known to the Vendors or any of the Post-Completion Group Companies or Magnus Donners which may give rise to any dispute or claim for Tax or the deprivation of any relief or advantage that might otherwise have been available to any of the Post-Completion Group Companies or Magnus Donners under any Tax Law.

146	None of the Post-Completion Group Companies or Magnus Donners have any liabilities in respect of unpaid and/or unassessed Taxes, nor will they on any date in the future become subject to Taxes referrable to any time prior to or to any period ending on or before the date of the Accounts, in excess of the provisions for Tax included in the Accounts and the only liabilities for Tax arising since the date of the Accounts are liabilities arising out of normal business and trading activities that have been or will be fully provided for (to like manner and extent) in the Management Accounts.

147	None of the Post-Completion Group Companies or Magnus Donners have given any notice pursuant to or exercised any choice under section 160ZZO(1)(d) or section 126-55 of the Tax Act in respect of the acquisition of any asset, there are no assets to which section 160ZZOA or subdivision 104-J of the Tax Act may apply and the cost bases of the assets of none of the Post-Completion Group Companies or Magnus Donners have been reduced from the amounts of money actually incurred for acquisition, improvements and incidental costs of acquisition on account of any transfers of assets (under Division 138 of the Tax Act) or tax losses (under Sub-division 170-C of the Tax Act) or any debt forgiveness (under Division 139 of the Tax Act) or any other transactions which shift value (including pursuant to Divisions 723, 725 or 727 of the Tax Act).

148	Apart from the Pre-Completion Dividends, no dividend has been paid by any of the Post-Completion Group Companies or Magnus Donners:

(i)	in respect of which the required franking amount (as provided for in section 160AQE of the Tax Act) has exceeded the franked amount (as defined in section 160APA of the Tax Act) of the dividend;

(ii)	which has been franked in excess of the required franking amount which would result in them being required to frank any future dividend to an extent greater than would otherwise be the case or being liable to pay franking deficit tax, franking additional tax, deficits deferral tax or deficits deferral tax penalty under section 160AQJ, section 160AQJC, section 160ARX or section 160ARYC of the Tax Act;

(iii)	after 1 July 2002 in respect of which the franking amount has exceeded the benchmark franking percentage or the maximum franking credit within the meaning of Part 3-6 of the Tax Act; or

(iv)	after 1 July 2002 in respect of which an application has been made to the Commissioner of Taxation for permission to depart from the benchmark franking percentage within the meaning of Part 3-6 of the Tax Act.

149	The Post-Completion Group Companies and Magnus Donners have provided or will provide before the Completion Date distribution statements within the meaning of section 202-80 of the Tax Act to shareholders in respect of all dividends paid by the Post-Completion Group Companies and Magnus Donners before the Completion Date.

150	The Post-Completion Group Companies and Magnus Donners have maintained sufficient records to support any claim for deductions pursuant to section 54, Division 10D, Division 40, Division 42 and Division 43 (as the case may be) of the Tax Act.

151	The Post-Completion Group Companies and Magnus Donners have not been required to reduce losses or the tax attributes of assets (whether depreciable or capital) as contemplated by division 245 of schedule 2C to the Tax Act.

152	The Post-Completion Group Companies and Magnus Donners have not participated in:

(i)	any dividend stripping or dividend or capital streaming or franking credit trading schemes (or schemes which have substantially the nature or effect thereof) within the meaning of the Tax Act or which are subject to the operation of sections 45 to 45D, 46B, 160AQCBA, 177E or 177EA of the Tax Act; or

(ii)	any scheme or arrangement within the meaning of Division 204 of Part 3-6 of the Tax Act to exploit the benchmark franking percentage of another entity, stream franked distributions or tax-exempt bonus shares or stream distributions to members of the Post-Completion Group Companies or Magnus Donners that derive greater benefit from franking credits than other members, and nor will the sale in itself, or in conjunction only with events occurring prior to the Completion Date, constitute such a scheme.

153	No Post-Completion Group Company nor Magnus Donners has participated in any schemes or transactions or made any payments to which Part IVA, section 82KK or section 82KL of the Tax Act, Division 165 of the A New Tax System (Goods and Services Tax) Act 1999 (Cth) or any like or equivalent provision of any other Tax Law applies or might apply.

154	The share capital accounts of the Post-Completion Group Companies and Magnus Donners are not tainted within the meaning of Division 197 of the 1997 Act.

155	All amounts of Tax required by law to be deducted by the Post-Completion Group Companies and Magnus Donners from the salary or wages of employees, servants and agents or payments to contractors have been deducted and remitted to the relevant Governmental Agency within the time allowed by the relevant Tax Law.

156	Any withholding tax which is required to be withheld from any payment made by any Post-Completion Group Company and Magnus Donners has been duly withheld and remitted to the relevant Governmental Agency within the time allowed by the relevant Tax Law and the Company has not been a party to a scheme to which section 177CA of the Tax Act applies.

157	No Post-Completion Group Company nor Magnus Donners has acted otherwise than in accordance with any advance opinion or private binding ruling by a Governmental Agency responsible for Tax and has otherwise taken reasonable care and adopted reasonably arguable positions (within the meaning given to that phrase under the Tax Act) in relation to its liability to pay Tax.

158	All Tax losses of each Post-Completion Group Company and Magnus Donners as shown in the Accounts or latest Tax returns are correct.

159	All franking credits of the Post-Completion Group Companies and Magnus Donners as shown in the latest Tax returns are correct as at the end of the income year described in the Tax return.

160	No Post-Completion Group Company nor Magnus Donners has entered into a transaction or arrangement that attracts the operation of any of section 108, section 109 or the provisions of Division 7A of the Tax Act.

161	Subject to the Post-Completion Group Companies and Magnus Donners satisfying the conditions in section 165-126 of the Tax Act, a bad debt deduction will be available in respect of all trade debts shown in the Management Accounts which have not previously been written off.

162	No Post-Completion Group Company nor Magnus Donners has entered into any arrangement which will give rise to any upward adjustment to its assessable income or any downward adjustment to its allowable deductions as a result of the operation of the provisions in Division 13 of Part III of the Tax Act.

163	The Post-Completion Group Companies and Magnus Donners are not and will not become liable to pay, reimburse or indemnify any person in respect of any Tax paid or payable by that Person relating to an act or omission occurring before the Completion Date or because of the failure of that other person to discharge the Tax liability.

164	There are no prepayments to which section 82KZMC of the Tax Act applies, other than prepayments incurred in the ordinary course of business.

165	No Post-Completion Group Company nor Magnus Donners has issued or created any:

(i)	non-share equity interest (as defined in section 995-1 of the Tax Act); or

(ii)	non-equity share (as defined in sub-section 6(1) of the Tax Act),

and there is no interest in any Post-Completion Group Company nor Magnus Donners in respect of which an election was made under sub-section 118(6) of the New Business

Tax System (Debt and Equity) Act 2001 (Cth) which will or may, according to its terms, still be on issue or in existence on or after 1 July 2004.

166	No person is in a position to affect rights (within the meaning of section 975-150 of the Tax Act) of any Post-Completion Group Company in respect of its interest in any other company.

167	The MD Vendors:

(i)	warrant that Magnus Donners is not a member of a Consolidated Group;

(ii)	agree that Magnus Donners will not form and will procure that no Related Body Corporate forms a Consolidated Group including Magnus Donners whether before or after the Operative Date; and

(iii)	warrant that Magnus Donners has not made an ‘interposed entity election’ under s272-85 of Schedule 2F to the Tax Act.

For the purposes of this warranty “Consolidated Group” has the meaning given in section 703-5 of the Tax Act.

168	No Post-Completion Group Company nor Magnus Donners will have franking accounts which are in deficit as at the Completion Date. The Pre-Completion Loan and the Pre-Completion Dividends will have no Negative Tax Impact on Magnus Donners or a Pre-Completion Group Company.

169	No Post-Completion Group Company nor Magnus Donners will have any permanent establishment (as the expression is defined in any relevant taxation agreement to which Australia is a party) outside its country of incorporation.

170	Collotype Labels USA has not been a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code at any time during the period described in Section 897(c)(1)(a)(ii) of the Code.

171	Collotype Labels USA has never participated in a “reportable transaction” as defined in Section 6707A of the Code.

172	Collotype Labels USA has never been a member of a consolidated, combined or unitary group for United States federal or state income Tax purposes and is not liable for the Taxes of any other Person by contract, as transferee or otherwise.

173	Collotype Labels USA has never received a written communication from a United States state in which it does not file Tax Returns that it is or may be required to file Tax Returns in that state.

X.	GST

174	Each of the Post-Completion Group Companies and Magnus Donners is registered for GST and has an ABN. For the purpose of this warranty and warranties 175 to 177, expressions which are not defined in this document but which have a defined meaning in GST Law, have the same meaning when used in these warranties.

175	The computerised accounting and invoicing systems of the Post-Completion Group Companies and Magnus Donners have GST functionality. For the purposes of this warranty, a system has GST functionality if it:

(i)	can generate tax invoices and adjustment notes;

(ii)	provides for GST in respect of supplies or inputs to be recorded as balance sheet items; and

(iii)	can produce such financial information as may be required to complete a GST return and/or business activity statement.

176	Any pricing applicable to supplies made or to be made by the Post-Completion Group Companies and Magnus Donners are not in breach of Part VB of the Trade Practices Act 1974 (Cth) or guidelines issued by the Australian Competition and Consumer Commission pursuant to that Part.

177	Magnus Donners is not:

(i)	a member of any GST group, GST joint venture or partnership with any entity; or

(ii)	liable to pay GST in respect of supplies made by any entity (other than to reimburse a supplier for GST where that entity is the recipient of the supply).

Y.	Stamp duty

178	All Stamp Duty arising under a Tax Law in relation to any transaction or document to which any Post-Completion Group Company or Magnus Donners is or has been a party or by which the Post-Completion Group Company or Magnus Donners derives, or has or will derive, a benefit (including the Purchase of Minority Interests) has been paid or will be paid prior to the Completion Date in accordance with the relevant Tax Law (and whether the Post-Completion Group Company or Magnus Donners or a third party is liable for that Stamp Duty).

179	No Post-Completion Group Company nor Magnus Donners has been a party to a transaction or document with one of its a Related Bodies Corporate (or an entity that was a Related Body Corporate of that company at the time) in the six years preceding the Completion Date that would have been liable to Stamp Duty under a Tax Law but for relief granted in writing by a Governmental Agency and no liability for Stamp Duty will be triggered in respect of events occurring prior to the Completion Date as a result of any change of ownership or control upon the Completion Date.

Executed as an Agreement

Executed by Collotype International Holdings Pty Limited	) )

/s/ Nigel Vinecombe		/s/ John Frankhuisen
Company Secretary/Director		Director

Nigel Vinecombe		John Frankhuisen
Name of Company Secretary/Director (print)		Name of Director (print)

Executed by Collotype Labels International Pty Limited	) )

/s/ Nigel Vinecombe		/s/ John Frankhuisen
Company Secretary/Director		Director

Nigel Vinecombe		John Frankhuisen
Name of Company Secretary/Director (print)		Name of Director (print)

Executed by R.G. Teakle Pty Limited	) )

/s/ Geoffrey Parsons		/s/ Peter Teakle
Company Secretary/Director		Director

Geoffrey Parsons		Peter Teakle
Name of Company Secretary/Director (print)		Name of Director (print)

Executed by Tropical Rain Nominees Pty Limited as trustee for The Vinecombe Absolutely Entitled Trust	) )

/s/ Nigel Vinecombe		/s/ John Frankhuisen
Company Secretary/Director		Director

Nigel Vinecombe		John Frankhuisen
Name of Company Secretary/Director (print)		Name of Director (print)

Executed by Tropical Rain Nominees Pty Limited as trustee for The Frankhuisen Absolutely Entitled Trust	) )

/s/ Nigel Vinecombe		/s/ John Frankhuisen
Company Secretary/Director		Director

Nigel Vinecombe		John Frankhuisen
Name of Company Secretary/Director (print)		Name of Director (print)

Executed by Tropical Rain Nominees Pty Limited as trustee for The Maher Absolutely Entitled Trust	) )

/s/ Nigel Vinecombe		/s/ David Maher
Company Secretary/Director		Director

Nigel Vinecombe		David Maher
Name of Company Secretary/Director (print)		Name of Director (print)

Executed by Vineland Pty Limited as trustee for R.G. Teakle Pty Ltd	) )

/s/ Geoffrey Parsons		/s/ Peter Teakle
Company Secretary/Director		Director

Geoffrey Parsons		Peter Teakle
Name of Company Secretary/Director (print)		Name of Director (print)

Signed, sealed and delivered by Peter Brian Teakle	) )

/s/ Janice Teakle		/s/ Peter Teakle
Signature of Witness

Janice Teakle
Name of Witness (print)

Executed by Vineland Pty Ltd. As trustee for Peter Brian Teakle		) )

/s/ Geoffrey Parsons			/s/ Peter Teakle
Company Secretary/Director			Director

Geoffrey Parsons			Peter Teakle
Name of Company Secretary/Director (print)			Name of Director (print)

Executed by Vineland Pty. Ltd. in its capacity as trustee for the Teakle Family Trust		) )

/s/ Geoffrey Parsons			/s/ Peter Teakle
Company Secretary/Director			Director

Geoffrey Parsons			Peter Teakle
Name of Company Secretary/Director (print)			Name of Director (print)

Executed by Multi-Color Corporation

By:	/s/ Francis D. Gerace
Name:	Francis D. Gerace
Title:	President and CEO